Execution Version

ASSET PURCHASE AGREEMENT

Dated as of February 9, 2020

By and Among

ZEALAND PHARMA A/S

as Purchaser,

and

VALERITAS, INC.

as Seller

and

VALERITAS HOLDINGS, INC.

as Company Affiliates

Page

ARTICLE I. PURCHASE AND SALE OF THE PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES	2

1.1	Purchase and Sale of the Purchased Assets 2

1.2	Excluded Assets 4

1.3	Assumption of Liabilities 5

1.4	Excluded Liabilities 6

1.5	Post-Closing Liabilities 8

1.6	Assumption/Rejection of Certain Contracts. 8

1.7	Disclaimer 10

ARTICLE II. CONSIDERATION	10

2.1	Consideration. 10

2.2	Withholding 10

2.3	Deposit 11

ARTICLE III. CLOSING AND TERMINATION	11

3.1	Closing 11

3.2	Closing Deliveries by Sellers 11

3.3	Closing Deliveries by Purchaser 13

3.4	Termination of Agreement 13

3.5	Procedures Upon Termination 14

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(continued)
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3.6	Effect of Termination 14

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	15

4.1	Organization and Qualification 15

4.2	Authorization of Agreement 15

4.3	Conflicts; Consents; Compliance with Law 15

4.4	Brokers and Finders 17

4.5	Title to Purchased Assets 17

4.6	Tangible Personal Property 17

4.7	Intellectual Property 17

4.8	Litigation 17

4.9	Inventory. 18

4.10	Contracts 18

4.11	Tax Returns; Taxes. 19

4.12	Employees; Seller Benefit Plans. 20

4.13	Bank Accounts 21

4.14	Financial Statements 21

4.15	WARN Act 22

4.16	Absence of Certain Changes. 22

4.17	Real Property 23

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4.18	Environmental Matters 24

4.19	Insurance 24

4.20	Healthcare Regulatory Matters 24

4.21	No Other Representations or Warranties 25

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER	25

5.1	Organization and Qualification 25

5.2	Authority 25

5.3	No Inconsistent Obligations 25

5.4	Conflicts; Consents. 26

5.5	Brokers 26

5.6	Adequate Assurances Regarding Assigned Contracts 26

5.7	No Litigation 26

5.8	Due Diligence 26

ARTICLE VI. EMPLOYEES	27

6.1	Employee Matters. 27

ARTICLE VII. BANKRUPTCY COURT MATTERS	29

7.1	Approval of Bid Protections 29

7.2	Competing Bid and Other Matters. 29

7.3	Sale Order 30

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Page

7.4	Contracts 30

7.5	Bankruptcy Filings 30

7.6	Sale Free and Clear 30

ARTICLE VIII. COVENANTS AND AGREEMENTS	30

8.1	Conduct of Business of Sellers 30

8.2	Access to Information 32

8.3	Assignability of Certain Contracts 32

8.4	Rejected Contracts 33

8.5	Reasonable Efforts; Cooperation. 33

8.6	Further Assurances 34

8.7	Notification of Certain Matters 34

8.8	Confidentiality 34

8.9	Preservation of Records 35

8.10	Publicity 35

8.11	Material Adverse Effect 35

8.12	Casualty Loss 35

8.13	No Successor Liability 36

8.14	Seller Assistance 36

ARTICLE IX. CONDITIONS TO CLOSING	36

iv

(continued)
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9.1	Conditions Precedent to the Obligations of Purchaser and Sellers 36

9.2	Conditions Precedent to the Obligations of Sellers 37

9.3	Conditions Precedent to the Obligations of Purchaser 37

ARTICLE X. ADDITIONAL DEFINITIONS	38

10.1	Definitions 38

ARTICLE XI. TAXES	48

11.1	Certain Taxes. 48

11.2	Allocation of Purchase Price 49

11.3	Cooperation on Tax Matters 49

11.4	Tax Reporting of Contingent Liabilities 49

ARTICLE XII. MISCELLANEOUS	49

12.1	Payment of Expenses 49

12.2	Survival of Representations and Warranties; Survival of Confidentiality 50

12.3	Entire Agreement; Amendments, and Waivers 50

12.4	Execution of Agreement; Counterparts; Electronic Signatures. 50

12.5	Governing Law 50

12.6	Jurisdiction, Waiver of Jury Trial. 50

12.7	Notices 51

12.8	Binding Effect; Assignment 52

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12.9	Severability 52

12.10	Bulk Sales Laws 52

12.11	Certain Interpretive Matters 52

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INDEX OF EXHIBITS
EXHIBIT A	FORM OF BILL OF SALE
EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT C	FORM OF ASSUMPTION AND ASSIGNMENT OF LEASES
EXHIBIT D	IP ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT E	BIDDING PROCEDURES ORDER
EXHIBIT F	SALE ORDER
EXHIBIT G	ESCROW AGREEMENT

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218943403 v14

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of February 9, 2020 (the “Agreement Date”), by and among Zealand Pharma A/S, a Danish limited liability company organized and existing under the laws of Kingdom of Denmark (“Purchaser”) and one or more other persons designated by the Purchaser, and Valeritas, Inc., a Delaware corporation (the “Company”) and Valeritas Holdings, Inc., a Delaware Corporation (together with the Company, each a “Seller” and collectively, the “Sellers”). Purchaser and the Sellers are collectively referred to herein as the “Parties” and individually as a “Party”. For the purposes of this Agreement, capitalized terms used herein shall have the meanings set forth herein or in Article X.
RECITALS
WHEREAS, on February 9, 2020, the Sellers intend to file voluntary petitions (the “Chapter 11 Petitions”) for relief under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) commencing chapter 11 cases (collectively, the “Bankruptcy Cases”).
WHEREAS, the Sellers will continue to manage their properties and operate their businesses as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code;
WHEREAS, the Sellers wish to sell the Business;
WHEREAS, Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities from the Sellers and the Sellers desire to sell, convey, assign and transfer to Purchaser the Purchased Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with sections 105, 363, and 365 and other applicable provisions of the Bankruptcy Code;
WHEREAS, the Purchased Assets and Assumed Liabilities shall be purchased and assumed by Purchaser pursuant to the Sale Order approving such sale, free and clear of all Claims, Liabilities and Encumbrances (other than Permitted Encumbrances), pursuant to sections 105, 363, and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which Sale Order will include the authorization for the assumption by Seller and assignment to Purchaser of the Assigned Contracts and the liabilities thereunder in accordance with section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the Local Rules of Bankruptcy Practice and Procedure for the United States Bankruptcy Court for the District of Delaware (together, the “Bankruptcy Rules”); and
WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser and Sellers hereby agree as follows:

Article I.

PURCHASE AND SALE OF THE PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES
1.1    Purchase and Sale of the Purchased Assets. Pursuant to sections 105, 363, and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser (or a designee of Purchaser in the Purchaser’s sole discretion) shall purchase, acquire, and accept from Sellers, free and clear of all Claims, Liabilities and Encumbrances, all of Sellers’ right, title and interest in and to its medical technology business, including but not limited to h-Patch and the V-Go® Wearable Insulin Delivery device (and including all versions thereof, including but not limited to V-Go Sim, V-Go Prefill) (the “Business”), including but not limited to the following, but excluding the Excluded Assets, (the “Purchased Assets”) as of the Closing:
(a)    all of Sellers’ properties, rights, claims, and assets (other than the Excluded Assets) of every kind and description, wherever situated or located, real, personal, or mixed, tangible or intangible, contingent, owned, leased, or licensed, used or held for use in, or otherwise relating to, useful in or necessary for the conduct of the Business, whether or not reflected on the books and records of Sellers, as the same shall exist on the Closing Date;
(b)    subject to Section 1.6, all Contracts, agreements and purchase and sale orders that (i) are not Rejected Contracts (as defined in Section 1.6(a)(i)), (ii) have not expired prior to the Closing Date and (iii) are listed on Schedule 1.1(b), as it may be amended from time to time in accordance with Section 1.6, including all rights under any lease for Assumed Leased Real Property and any customer contracts and any contract renewal rights, (the “Assigned Contracts”), and all rights thereunder, but excluding obligations under the DIP Financing Agreements and any contracts related to providing financing to the Sellers on or prior to the Closing Date (the “Excluded Contracts”);
(c)    except as set forth on Schedule 1.1(c), all trade and non-trade accounts receivable, notes receivable, and negotiable instruments payable to Sellers, but excluding intercompany Indebtedness among the Sellers, if any (the “Accounts Receivable”);
(d)    all Cash and Cash Equivalents other than as provided herein;
(e)    all Documents relating to the Business, Purchased Assets or Assumed Liabilities, including, without limitation, customer lists;
(f)    the Leased Real Property listed on Schedule 1.1(f) (the “Assumed Leased Real Property”), including any security deposits or other deposits delivered in connection therewith;
(g)    all tangible assets of Sellers relating to the Business, other than the assets set forth on Schedule 1.1(g), including, without limitation, the tangible assets of Seller located at any Assumed Leased Real Property or at the Locations listed on Schedule 1.1(f);
(h)    all Documents relating to and personnel files for Transferred Employees except as prohibited by Law; provided, however, that Sellers have the right to retain duplicate copies to the extent required by Law;

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(i)    any chattel paper owned or held by Sellers relating to the Business or the Purchased Assets other than the Excluded Assets;
(j)    any lock boxes to which account debtors of the Sellers remit payment relating to the Business or the Purchased Assets other than the Excluded Assets;
(k)    all Permits and all pending applications therefor;
(l)    all express or implied guarantees, warranties, representations, covenants, indemnities, rights, claims, counterclaims, defenses, credits, causes of action or rights of set off against third parties relating to the Purchased Assets (including, for the avoidance of doubt, those arising under, or otherwise relating to the Assigned Contracts) or Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities, guaranties and avoidance claims and causes of action under the Bankruptcy Code or applicable Law that are possessed by the Sellers;
(m)    all Seller Intellectual Property, including all Seller Registered Intellectual Property (including all of the items set forth in Schedule 4.7(a)), and all of the Sellers’ rights therein;
(n)    all goodwill, payment intangibles and general intangible assets and rights of Seller to the extent associated with, held for use in, or otherwise relating to, useful in or necessary for the conduct of, the Business or the Purchased Assets other than the Excluded Assets;
(o)    all Inventory, including raw materials, work in process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on the Sellers’ books of account, in each case with any transferable warranty and service rights of the applicable Seller with respect to such Purchased Assets;
(p)    all financial accounting and other financial books and records, a copy of Tax Returns, and canceled checks, correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data, all to the extent transferrable), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case arising under or relating to the Purchased Assets, the Assumed Liabilities or the Business generally, provided, however, that Sellers have the right to retain duplicate copies of all of the foregoing;
(q)    all rights and claims under or arising out of all insurance policies relating to the Business or any of the Purchased Assets (including proceeds, condemnation awards or other compensation in respect of loss or damage to the Purchased Assets, returns and refunds of any premiums paid, or other amounts due back to Sellers, with respect to cancelled policies) but excluding any insurance policies relating to any Benefit Plan (other than an Assumed Plan);
(r)    except to the extent set forth on Schedule 1.1(r), all rights and obligations under non-disclosure or confidentiality, invention or other Intellectual Property assignment agreements, restrictive covenant agreements, and similar arrangements with employees and agents of Sellers (including the foregoing or similar arrangements entered into in connection with or in contemplation of the filing of the Bankruptcy Cases and the Auction contemplated by the Bidding Procedures Order);
(s)    all Benefit Plans (including but not limited to all assets, trusts, insurance policies, and administration service contracts related thereto) listed on Schedule 1.1(s) (collectively, the “Assumed Plans”), which schedule shall be delivered pursuant to 6.1(f);

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(t)    all fixed assets and other personal property and interests related to the Business or Purchased Assets, wherever located, including all vehicles, tools, parts and supplies, fuel, machinery, equipment, furniture, furnishing, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and related documentation, stored data, communication equipment, trade fixtures, and leasehold improvements, in each case with any freely transferable warranty and service rights of the applicable Seller with respect to such Purchased Assets;
(u)    telephone, fax numbers, and email addresses;
(v)    all prepaid expenses or other prepaid items related to the Business or Purchased Assets;
(w)    except to the extent set forth on Schedule 1.2(j), any and all credits, claims, deposits, prepayments, refunds, rebates, causes of action, rights of recovery, rights of set-off, and rights of recoupment relating to or in respect of the Business or the Purchased Assets, including with respect to Taxes;
(x)    except to the extent set forth on Schedule 1.1(x), all Bank Accounts; and
(y)    all avoidance claims or causes of action arising under Chapter 5 of the Bankruptcy Code or applicable Law, and all other claims or causes of action under any other provision of the Bankruptcy Code or applicable laws relating to the Purchased Assets and/or Assumed Liabilities, including all actions against current or former officers of the Debtors and actions relating to vendors and service providers used in the Business that are counterparties to Assigned Contracts or relating to Assumed Liabilities (collectively, the “Avoidance Actions”).
1.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign or convey, and Sellers shall retain all right, title and interest to, in, and under only the following assets, properties, interests, and rights of such Seller (collectively, the “Excluded Assets”):
(a)    any asset of Sellers that otherwise would constitute a Purchased Asset but for the fact that it is sold or otherwise disposed of in compliance with the terms and conditions of this Agreement, including Section 8.1 hereof, during the time from the Agreement Date until the Closing Date;
(b)    all agreements and Contracts of Sellers other than the Assigned Contracts, including the Rejected Contracts, the Excluded Contracts and any Contracts listed on Schedule 1.2(b);
(c)    all Documents and all personnel records of Sellers’ employees that any Seller is required by Law to retain; provided, however, that Sellers shall promptly provide Purchaser with copies of any of the foregoing upon request by the Purchaser unless prohibited by Law from providing copies thereof to Purchaser;
(d)    all shares of capital stock or other equity interests issued by any Seller or securities convertible into, exchangeable, or exercisable for any such shares of capital stock or other equity interests;
(e)    all Claims that any of the Sellers may have against any Person with respect to any Excluded Assets or any Excluded Liabilities;
(f)    Sellers’ rights under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument, or other document executed and delivered by Purchaser to any Seller in connection

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with the transactions contemplated hereby, or any side agreement between any Seller and Purchaser entered into on or after the Agreement Date;
(g)    all current and prior director and officer insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;
(h)    the Sellers’ financial accounting books and records, corporate charter, minute and stock record books, Tax Returns, corporate seal, and, to the extent no constituting or relating to the Purchased Assets, checkbooks and canceled checks, however, that Sellers shall promptly provide Purchaser with copies of any of the foregoing upon request by the Purchaser unless prohibited by Law from providing copies thereof to Purchaser;
(i)    all Benefit Plans, together with all funding arrangements or obligations of any type relating thereto (including all assets, trusts, insurance policies and administration service contracts related thereto) except for the Assumed Plans;
(j)    except to the extent set forth on Schedule 1.2(j), any and all claims, deposits, prepayments, refunds, rebates, causes of action, rights of recovery, rights of set-off, and rights of recoupment relating to or in respect of an Excluded Asset;
(k)    all Tax assets (including duty and Tax refunds and prepayments) relating to the Business, the Purchased Assets or Assumed Liabilities; and
(l)    the Intellectual Property listed on Schedule 1.2(l) (the “Excluded Intellectual Property”).
1.3    Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, effective as of the Closing, Purchaser (or a designee of Purchaser in Purchaser’s sole discretion) shall assume from the Sellers (and pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and the Sellers shall irrevocably convey, transfer and assign to Purchaser, the “Assumed Liabilities” and only the Assumed Liabilities and no other obligations or liabilities. “Assumed Liabilities” shall mean only the following Liabilities:
(a)    all Liabilities of Sellers arising from the ownership of the Purchased Assets by the Purchaser, solely to the extent arising after the Closing Date;
(b)    [intentionally omitted]
(c)    Liabilities and obligations of Sellers under the Purchased Assets and under the Assigned Contracts, including, without limitation, all prepetition cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts in an amount not to exceed US$1,500,000 (the “Cure Cap”);
(d)    US$400,000 in payment to Roche required in June 2020 under the Roche License Agreement;
(e)    all Liabilities and obligations of Sellers under any contract that is an Assigned Contract, solely to the extent arising after the Closing Date;
(f)    all Liabilities with respect to open purchase orders set forth on Schedule 1.3(c) arising out of the conduct of the Business and incurred in the Ordinary Course of Business; and
(g)    all Liabilities, if any, set forth on Schedule 1.3(g).
The assumption by Purchaser of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.
1.4    Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming, and shall not be deemed to have assumed, any other Liabilities of any Seller of whatever nature (whether arising prior to, at the time of, or subsequent to Closing), whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not assets, and whether or not known or unknown or currently existing or hereafter arising or matured or unmatured, direct or indirect, and the Sellers shall be solely and exclusively liable for any and all such Liabilities, including those relating to, arising out of or in connection with the operation of the Business or the Purchased Assets (including the use and ownership thereof) at any time prior to the Closing Date, and including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):
(a)    all Liabilities of the Sellers relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;
(b)    any and all Liabilities for Indebtedness, including all intercompany Indebtedness among the Sellers, except as set forth on Schedule 1.4(b);
(c)    all guarantees of third-party obligations and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit;
(d)    any and all (i) Taxes of the Sellers (or any member, stockholder or Affiliate of the Sellers), or for which the Sellers (or any member, stockholder or Affiliate of the Sellers) are liable, for any taxable period (other than Transfer Taxes), (ii) any Taxes imposed on any Person that are the responsibility of the Sellers pursuant to Section 11.1, (iii) any Taxes attributable to the ownership of the Purchased Assets, the operation of the Business, or related to the Assumed Liabilities for any Pre-Closing Tax Period, (iv) any Taxes arising from or in connection with an Excluded Asset or Excluded Liability; and (v) Taxes imposed on Purchaser as a result of the parties’ failure to comply with any bulk sales Law and other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement;
(e)    any and all Liabilities of the Sellers in respect of Contracts that are not Assigned Contracts;
(f)    except as specifically provided with respect to any Assumed Plans, all Liabilities relating to or in any way arising out of any present and past employees of Sellers or their Affiliates and/or the employment or service of any such Person including with respect to any Benefit Plans, other plans, programs, policies, commitments, terms and conditions of employment, employment decisions, compensation or other benefits or entitlements established or existing on or prior to Closing (whether or not such liabilities are accrued or payable at Closing, and whether or not such liabilities are contingent in nature), including, without limitation, any liability (i) for any accrued wages or salaries for periods prior to the Closing, (ii) for severance, dismissal pay damages or otherwise in connection with any termination of employment by Sellers or their Affiliates on or prior to the Closing, (iii) for accrued vacation or sick time accrued prior to the Closing, (iv) relating to any Benefit Plan and any Contract or insurance policy or other funding medium with respect thereto, (v) for misclassification of any employee or independent contractor prior to the Closing, or (vi) any commission, transaction incentive bonus, change in control bonus or payment, “stay” bonus or similar arrangement or agreement that is owed to employees or other service providers of Sellers or their Affiliates that arose on, prior to or in connection with the Closing, whether due, payable or accrued prior to or after the Closing;
(g)    drafts or checks outstanding at the Closing (except to the extent an Assumed Liability or relating to an Assigned Contract);
(h)    all Liabilities under any futures contracts, options on futures, swap agreements or forward sale agreements;
(i)    all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by Sellers in connection with this Agreement or the administration of the Bankruptcy Cases (including all fees and expenses of professionals engaged by Sellers) and administrative expenses and priority claims accrued through the Closing Date and all post-closing administrative wind-down expenses of the bankrupt estates pursuant to the Bankruptcy Code (which such amounts shall be paid by the Sellers) and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement and each of the other documents delivered in connection herewith, (ii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions, (iii) the negotiation, execution and consummation of the DIP Financing Agreements, and (iv) the consummation of the transactions contemplated by this Agreement, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of Sellers payable as a result of the consummation of the transactions contemplated by this Agreement and the documents delivered in connection herewith;
(j)    all Liabilities related to the WARN Act, to the extent applicable, for any action resulting from Employees’ separation of employment prior to or on the Closing Date;
(k)    all Liabilities of any Seller to its equity holders, including but not limited to those respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any Liability of any Seller pursuant to any Affiliate Agreement;
(l)    all Liabilities arising out of or relating to any business or property formerly owned or operated by any Seller, any Affiliate or predecessor thereof, but not presently owned and operated by the Sellers;
(m)    all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving private parties, Governmental Bodies, or otherwise), including any potential claims, rights, or causes of action under Chapter 5 of the Bankruptcy Code (11 U.S.C. §§ 501-562), involving, against, or affecting any Purchased Asset, the Business, the Products, any Seller, or any assets or properties of any Seller, whether commenced, filed, initiated, or threatened before or after the Closing and whether relating to facts, events, or circumstances arising or occurring before or after the Closing;
(n)    all obligations of the Sellers arising and to be performed prior to the Closing Date arising from or related to the Business or the Purchased Assets;
(o)    all Environmental Liabilities and Obligations;
(p)    all Liabilities of any Seller or their predecessors arising out of any contract, agreement, Permit, franchise or claim that is not transferred to Purchaser as part of the Purchased Assets or, is not transferred to Purchaser because of any failure to obtain any third-party or governmental consent required for such transfer;
(q)    all Liabilities of any kind relating to Avoidance Actions;
(r)    all Liabilities for intercompany Indebtedness, accounts payable, or other Liabilities or obligations that are owed or payable to any Seller or for which any Seller is an obligor or is otherwise responsible or liable;
(s)    all Liabilities of any Seller relating to the sale of any product included in the Purchased Assets prior to Closing (including claims related to or arising from returns, rebates, coupon programs, chargebacks, credits, warranties or expirations);
(t)    all payroll Liabilities and withholding obligations related thereto during any payroll period prior to or that included the Closing Date;
(u)    all Cure Costs in excess of the Cure Cap;
(v)    all Liabilities with respect to any and all 503(b)(9) Claims; and
(w)    all other Liabilities set forth on Schedule 1.4(w).
1.5    Post-Closing Liabilities. Except as provided in Section 1.4, Purchaser acknowledges that Purchaser shall be responsible for all Liabilities and obligations relating to Purchaser’s ownership or use of, or right to use, the Purchased Assets and the Assumed Liabilities after the Closing Date, including all Taxes arising out of or related to the Purchased Assets or the operation of conduct of the Business acquired pursuant to this Agreement for all tax periods beginning after the Closing Date.
1.6    Assumption/Rejection of Certain Contracts.
(a)    Assignment and Assumption at Closing.
(i)    Schedule 1.6(a) sets forth a list of all executory Contracts (including all leases with respect to Leased Real Property (the “Real Property Leases”)) to which one or more of the Sellers are party as of the date hereof and as of the Closing Date and the Sellers’ good faith estimate of the Cure Costs. From and after the date hereof until the Closing, Schedule 1.6(a) shall be updated in accordance with the procedures set forth in Section 1.6(b)(i). Notwithstanding anything to the contrary in Section 1.1, all Contracts of Sellers that are not listed on Schedule 1.6(a), or any Contract listed on Schedule 1.6(a) but not also listed on Schedule 1.1(b), in each case at or after the Closing, shall not be considered an Assigned Contract or Purchased Asset and shall be deemed “Rejected Contracts” for which the Purchaser shall have no obligations.
(ii)    At Seller’s sole cost and expense (except as otherwise set forth herein with respect to Cure Costs), Sellers shall take all actions required to assume and assign the Assigned Contracts to Purchaser. Such actions shall include payment of Cure Costs in excess of the Cure Cap, facilitating any negotiations with the counterparties to such Assigned Contracts, and obtaining an Order containing a finding that the proposed assumption and assignment of the Assigned Contracts to Purchaser satisfies all applicable requirements of section 365 of the Bankruptcy Code.
(iii)    At Closing, (x) Sellers shall, pursuant to the Sale Order and the Assumption and Assignment Agreement or the Assumption and Assignment of Leases, as applicable, assume and assign to Purchaser (the consideration for which is included in the Purchase Price) each of the Assigned Contracts that is capable of being assumed and assigned and pay all unpaid Cure Costs (if any) in excess of the Cure Cap in connection with such assumption and assignment, and (y) Purchaser shall pay promptly all Cure Costs (up to the Cure Cap), and shall assume, perform, and discharge the Assumed Liabilities (if any) under the Assigned Contracts, pursuant to the Assumption and Assignment Agreement or the Assumption and Assignment of Leases, as applicable.
(b)    Previously Omitted Contracts.
(i)    If prior to or following Closing, it is discovered that a Contract should have been listed on Schedule 1.6(a) but was not listed on Schedule 1.6(a), or if Purchaser desires, in its sole discretion, to acquire any Contract listed on Schedule 1.6(a) that is not also listed on Schedule 1.1(b) (including any Rejected Contract prior to the entry by the Bankruptcy Court of an order with respect thereto) (any such Contract, a “Previously Omitted Contract”), then (x) in the case of the discovery of such a Previously Omitted Contract or receipt of notice from Purchaser of its desire to acquire any such Previously Omitted Contract prior to the Closing, Sellers shall, promptly, following the discovery thereof or receipt of such notice (but in no event later than two (2) Business Days following the discovery thereof or receipt of such notice), notify Purchaser in writing of such Previously Omitted Contract and all Cure Costs (if any) in excess of the Cure Cap for such Previously Omitted Contract or (y) in the case of the discovery of such a Previously Omitted Contract or receipt of notice from Purchaser of its desire to acquire any such Previously Omitted Contract following the Closing, Seller shall, promptly following the discovery thereof or receipt of such notice from Purchaser (but in no event later than two (2) Business Days following the discovery thereof or receipt of such notice), notify Purchasers in writing of such Previously Omitted Contract and all Cure Costs (if any) in excess of the Cure Cap for such Previously Omitted Contract. Purchaser shall thereafter deliver written notice to Sellers, no later than five (5) Business Days following notification of such Previously Omitted Contract’s Cure Costs , designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 1.6(b)(i) as “Rejected,” or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be a Rejected Contract.
(ii)    If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 1.6(b)(i), Sellers shall, within five (5) business days following receipt of Purchaser’s designation of the Previously Omitted Contract as “Assumed” (A) amend Schedule 1.6(a) to include such Previously Omitted Contract and (B) serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 1.6. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with fifteen (15) Business Days to object, in writing to the Sellers and Purchaser, to the Cure Costs associated with the assumption of its Contract. If the counterparties, Sellers and Purchaser are able to reach a consensual resolution with respect to the objection, such Previously Omitted Contract shall be added to Schedule 1.1(b) and shall be an “Assigned Contract” for purposes of this Agreement. If the counterparties, Sellers, and Purchaser are unable to reach a consensual resolution with respect to the objection, the Sellers shall seek an expedited hearing before Bankruptcy Court to determine the Cure Costs and approve the assumption/assignment of the Previously Omitted Contract to the Purchaser; provided, that the Purchaser shall be under no obligation to accept the assignment of such Contract to Purchaser. If no objection is timely served on and received by the Sellers and Purchaser, Sellers shall obtain an order of the Bankruptcy Court approving the Cure Costs and assumption/assignment of the Previously Omitted Contract. The payment of the Cure Costs and all other costs associated with the process of assuming and assigning the Previously Omitted Contract shall be the responsibility of Purchaser (to the extent the Cure Cap is not exceeded) or the Seller (for all amounts in excess of the Cure Cap). If the Bankruptcy Court approves the assumption/assignment of the Previously Omitted Contract to the Purchaser and the Purchaser accepts such assignment, such Previously Omitted Contract shall be deemed added to Schedule 1.1(b) and shall be an “Assigned Contract” for purposes of this Agreement.
(c)    Removal of Assigned Contracts. If, prior to Closing, Purchaser desires, in its sole discretion, to remove any Contract from Schedule 1.1(b), then Purchaser shall provide Seller with notice of its desire to remove such Contract prior to the Closing and Schedule 1.1(b) hereof shall be deemed automatically amended to remove such Contract (such Contract, after removal, a “Removed Contract”). A Removed Contract shall not be considered an Assigned Contract or Purchased Asset and shall be deemed a Rejected Contract for which the Purchaser shall have no obligations (including, for the avoidance of doubt, any obligations with respect to Cure Costs).
(d)    Production of Contracts. Sellers shall promptly provide Purchasers with true and correct copies of the Contracts on Schedule 1.6(a), as well as any Previously Omitted Contract, upon request of Purchaser.
1.7    Disclaimer. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT OR ANY CERTIFICATE OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOREGOING LIMITATIONS SHALL NOT APPLY TO, AND NOTHING HEREIN SHALL LIMIT, THE PURCHASER’S REMEDIES IN THE EVENT OF FRAUD.
ARTICLE II.

CONSIDERATION
2.1    Consideration.
(a)    The aggregate consideration (collectively, the “Purchase Price”) to be paid for the purchase of the Purchased Assets shall be: (i) the assumption of Assumed Liabilities and (ii) US$23,000,000, in cash in immediately available funds (the “Cash Consideration”); provided, however, that Purchaser reserves the right to increase the Purchase Price, subject to the Bidding Procedures Order and applicable Law.
(b)    Limitation on Purchaser Liability. For the avoidance of doubt, Purchaser shall have no liability with respect to any costs, fees, or expenses of any nature incurred by the Sellers or, if different, the Debtors, following the Closing Date.
2.2    Withholding. Purchaser shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement all amounts that Purchaser may be required to deduct and withhold under any provision of applicable Law. To the extent such amounts are withheld and paid over to the applicable Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Purchaser will use reasonable efforts to reduce or eliminate any such withholding including by requesting any appropriate Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, from the applicable payee prior to withholding on any such payment.
2.3    Deposit. No later than two (2) Business Days following the entry of the Bidding Procedures Order, Purchaser will make an earnest money deposit in the amount of US$2,300,000 (the “Deposit”) to the Escrow Agent pursuant to the terms of the Escrow Agreement. If the Closing occurs, the Deposit shall be applied against payment of the Purchase Price on the Closing Date. If this Agreement is terminated pursuant to Sections 3.4(a)-(e) or Section 3.4(g) hereof, or in the event that any Person other than Purchaser purchases all or any material portion of the Purchased Assets, then the Deposit shall be returned to Purchaser promptly, and in no event later than two (2) Business Days after such termination, and the parties agree that they will promptly execute joint written instructions to the Escrow Agent pursuant to the Escrow Agreement to effect such return of the Deposit. If this Agreement shall be terminated by the Sellers pursuant to Section 3.4(f) hereof, then Seller shall retain the Deposit, and the parties agree that they will promptly execute joint written instructions to the Escrow Agent pursuant to the Escrow Agreement to effect such retention of the Deposit. The Parties agree that the Sellers’ right to retain the Deposit, as set forth herein, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Sellers for their respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Parties agree that if this Agreement is terminated under circumstances in which Sellers are entitled to the Deposit, the delivery of the Deposit is the sole and exclusive remedy available to Sellers with respect to this Agreement and the transactions contemplated hereby, and, upon delivery of the Deposit, none of the Purchaser or any of its former, current or future equity holders, directors, officers, Affiliates, agents or Representatives (collectively, the “Purchaser Releasees”) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
ARTICLE III.

CLOSING AND TERMINATION
3.1    Closing. Subject to the satisfaction or waiver by the appropriate Party of the conditions set forth in Article IX, the closing of the purchase and sale of the Purchased Assets, the payment of the Purchase Price, the assumption of the Assumed Liabilities, and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable following the satisfaction or waiver of all conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of DLA Piper LLP (US), 1201 North Market Street, Suite 2100, Wilmington, Delaware 19801, or at such other place as the Parties may agree). Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of each of the Sellers in the Purchased Assets to be acquired by Purchaser hereunder shall be deemed to have passed to Purchaser and the assumption of all of the Assumed Liabilities shall be deemed to have occurred as of 12:01 a.m. prevailing Eastern Time on the Closing Date.
3.2    Closing Deliveries by Sellers. At or prior to the Closing, the Sellers shall deliver to Purchaser:
(a)    a bill of sale in the form of Exhibit A or such other form as is agreed to by the Purchaser (the “Bill of Sale”) duly executed by the Sellers;
(b)    an assignment and assumption agreement in the form of Exhibit B or such other form as is agreed to by the Purchaser (the “Assignment and Assumption Agreement”) duly executed by the Sellers;
(c)    a certified copy of the Sale Order;
(d)    copies of all instruments, certificates, documents, and other filings (if applicable) necessary to release the Purchased Assets from all Encumbrances, all in a form reasonably satisfactory to Purchaser;
(e)    documentation satisfactory to the Purchaser evidencing any waivers, consents, and approvals necessary or required to (i) effect the transfer and assignment of the Purchased Assets and Assigned Contracts and (ii) operate the Business in the Ordinary Course of Business from and after the Closing;
(f)    an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of each of the Sellers certifying that the conditions set forth in Section 9.3 have been satisfied;
(g)    a copy of the resolutions adopted by the board of directors (or similar governing body) of each of the Sellers evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of such Seller;
(h)    an instrument of assumption and assignment of the Assumed Leased Real Property substantially in the form of Exhibit C (the “Assumption and Assignment of Leases”), duly executed by the Sellers, in form for recordation with the appropriate public land records, if necessary;
(i)    an Intellectual Property Assignment and Assumption Agreement substantially in the form of Exhibit D (the “IP Assignment and Assumption Agreement”), executed accordingly by the Sellers;
(j)    possession of the Purchased Assets and the Business;
(k)    such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser, as Purchaser may reasonably request to vest in Purchaser all of Sellers’ right, title and interest of Sellers in, to or under any or all the Purchased Assets;
(l)    evidence satisfactory to the Purchaser that Sellers paid all Cure Costs in excess of the Cure Cap to the Assigned Contract counterparties;
(m)    from each Seller, (A) a non‑foreign Person affidavit from such Seller dated as of the date hereof, sworn under penalties of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Code Section 1445 and (B) a duly completed and executed IRS Form W-9;
(n)    evidence satisfactory to the Purchaser that all 503(b)(9) Claims have been satisfied by the Sellers or will be satisfied by the Sellers; and
(o)    such other documents as Purchaser may reasonably request that are not inconsistent with the terms of this Agreement and customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.
3.3    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) the Company:
(a)    the Assignment and Assumption Agreement duly executed by Purchaser;
(b)    the Intellectual Property Assignment and Assumption Agreement, executed by Purchaser;
(c)    satisfactory evidence of payment of the Cure Costs up to the Cure Cap;
(d)    the Cash Consideration;
(e)    the Assumption and Assignment of Leases, duly executed by the Purchaser;
(f)    an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied;
(g)    all other certificates, agreements and other documents required by this Agreement (or as the Sellers may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement) to be delivered by Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement; and
(h)    any other agreements expressly required by the terms of this Agreement.
3.4    Termination of Agreement. This Agreement may be terminated only in accordance with this Section 3.4. This Agreement may be terminated at any time prior to the Closing, as follows:
(a)    by the mutual written consent of the Company and Purchaser;
(b)    by written notice of either the Company or the Purchaser to such other Party, if the Closing shall not have been consummated prior to May 9, 2020 (the “Outside Date”); provided, however, that the Outside Date may be extended by the mutual written consent of Sellers and Purchaser, for a period up to thirty (30) days to the extent that all conditions to Closing set forth in this Agreement are capable of being satisfied as of such time; provided further, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 3.4(b) if the failure of the Closing to occur prior to the Outside Date is as a result of the failure of the Party seeking to terminate this Agreement to materially perform any of its obligations or covenants under this Agreement required to be performed by it at or prior to the Closing;
(c)    by written notice from Purchaser to the Company, if (i) any Seller seeks to have the Bankruptcy Court enter an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Cases, appointing a chapter 11 trustee in the Bankruptcy Cases, or appointing a responsible officer or an examiner with enlarged power relating to the operation of the Business (beyond those set forth in section 1106(a)(3) or (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, or (ii) an order of dismissal, conversion, or appointment is entered for any reason and is not reversed or vacated within fourteen (14) days after entry thereof;
(d)    by written notice of either the Company or Purchaser, if any Seller has entered into any agreement or understanding with respect to or initiated proceedings regarding an Alternative Transaction or if proceedings related to an Alternative Transaction has otherwise been initiated;
(e)    automatically upon closing of an Alternative Transaction;
(f)    by written notice from the Company to Purchaser, if Purchaser shall have materially breached or failed to perform in any respect any representations, warranties or covenants of Purchaser contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 9.1 or 9.2, (ii) cannot be or has not been cured within ten (10) days following delivery of notice to Purchaser of such breach or failure to perform and (iii) has not been waived by the Company; or
(g)    by written notice from Purchaser to the Company, if any Seller shall have materially breached or failed to perform in any respect any of its representations, warranties, or covenants contained in this Agreement, any certificate delivered by a Seller pursuant to this Agreement or the Bidding Procedures Order or Sale Order and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.3, (ii) cannot be or has not been cured within ten (10) days following delivery of notice to the Company of such breach or failure to perform, and (iii) has not been waived by Purchaser.
Each condition set forth in this Section 3.4, pursuant to which this Agreement may be terminated shall be considered separate and distinct from each other such condition. If more than one of the termination conditions set forth in this Section 3.4 is applicable, the applicable Party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated. The Parties acknowledge and agree that no notice of termination or extension of the Outside Date provided pursuant to this Section 3.4 shall become effective upon receipt.
3.5    Procedures Upon Termination. In the event of termination and abandonment by Purchaser or Sellers, or both such Parties, pursuant to Section 3.4 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated pursuant to any of Sections 3.4(a)-(e) or Section 3.4(g) (regardless of simultaneous occurrence of any other condition set forth in Section 3.4), in addition to the return of the Deposit pursuant to procedures in Section 2.3, Sellers shall pay in cash to Purchaser the Expense Reimbursement and, only if this agreement is terminated pursuant to Section 3.4(d) (only to the extent no transaction of the type described herein with Purchaser is ultimately consummated) or Section 3.4(e), the Break-Up Fee in an aggregate amount equal to US$690,000 (the “Break-Up Fee” and, together with the Expense Reimbursement, the “Bid Protections”), and the Parties shall have no further obligations to one another except for any obligations that, by their terms, survive the termination of this Agreement, as described in Section 3.6.
3.6    Effect of Termination. In the event of termination of this Agreement pursuant to Section 3.4, this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided, however, that (a) this Section 3.6, Section 2.3, the Sellers’ obligation to pay the Bid Protections pursuant to Section 3.5 and Section 7.1, Article XII (Miscellaneous), and the Bidding Procedures Order (if entered) shall survive any such termination. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law. Each Party acknowledges that the agreements contained in this Section 3.6 and in Section 3.5 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 3.6 and Section 3.5 do not constitute a penalty.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Subject to the exceptions noted in the Disclosure Schedules delivered by the Sellers concurrently herewith, and except as publicly disclosed by the Company in its financial statements, or the notes thereto, filed with the U.S. Securities and Exchange Commission from December 31, 2017 through January 1, 2019 (provided, however, that such disclosure shall be deemed not to include any predictive, cautionary or forward looking disclosures or any similar general precautionary statements and any other disclosures in such financial statements or notes that are predictive, cautionary or forward looking in nature) the Sellers represent and warrant to Purchaser as follows as of the Agreement Date and as of the Closing Date:
4.1    Organization and Qualification. Each Seller is a legal entity duly incorporated or organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation. Such Seller has all requisite power and authority to own, lease, and operate its properties and to carry on its business (including the Business) as it is now being conducted, subject to the provisions of the Bankruptcy Code. Each Seller has previously delivered to Purchaser complete and correct copies of its Organizational Documents, as amended and in effect on the Agreement Date. None of the Sellers is in violation of any of the provisions of its Organizational Documents. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the Business or the nature of its properties makes such qualification or licensing necessary.
4.2    Authorization of Agreement. Subject to the entry of the Sale Order, each Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of each Seller. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution, and delivery by the other Parties, and the entry of the Sale Order) this Agreement constitutes, and each Ancillary Document to which it is a party when so executed and delivered (assuming the due authorization, execution and delivery by the other parties thereto) will constitute, legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with its terms. Subject to entry of the Sale Order, except (a)) for entry of the Sale Order, (b) for notices, filings and consents required in connection with the Bankruptcy Cases, and (c) for the notices, filings and consents set forth on Schedule 4.2(c) (if any), Sellers are not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Person (including any Governmental Body) in connection with the execution and delivery of this Agreement and each of the Ancillary Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.
4.3    Conflicts; Consents; Compliance with Law.
(a)    Except as set forth on Schedule 4.3(a), the execution, delivery, and performance by each Seller of this Agreement or any Ancillary Document to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Sellers of any other action contemplated hereby or thereby, do not and will not (with or without notice, or lapse of time or both): (i) contravene, violate or conflict with any term or provision of its respective Organizational Documents; (ii) conflict with or result in any breach or violation of or constitute a default or change of control under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Assigned Contract; (iii) result in the creation or imposition of any Encumbrance on any Purchased Asset; (iv) conflict with or violate any Order or Law applicable to any Seller or their respective properties, rights or assets, except in the case of the foregoing clauses (ii), (iii) and (iv), for breaches, violations, defaults, rights, creations or impositions that are excused by or unenforceable as a result of the entry or effectiveness of the Sale Order.
(b)    Except (i) for the entry of the Sale Order, and (ii) as set forth on Schedule 4.3(b), no filing with, notice to, or consent from any Person is required in connection with the execution, delivery and performance by each Seller of this Agreement or the Ancillary Documents to which it is a party, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by any Seller of any other action contemplated hereby or thereby.
(c)    Each Seller is in compliance, in all material respects with all applicable Orders and Laws. Except as set forth on Schedule 4.3(c), no Seller has received any outstanding written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply in any respect with, any Order or Law. No Seller is in default in any material respect of any order, writ, injunction, judgment, or decree applicable to the Business or the Purchased Assets.
(d)    Notwithstanding the foregoing, each Seller is in compliance, in all material respects, with all reporting requirements for medical device products under regulations promulgated by the FDA (the “Reporting Requirements”), as necessary to, in the Ordinary Course of Business, obtain and maintain Regulatory Approvals. Schedule 4.3(d) identifies each Regulatory Approval that is held by Seller and/or any Affiliate of any Seller that relates to or is used in the Business. Each such Regulatory Approval is valid and in full force and effect. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Regulatory Approval, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or negative modification of any Regulatory Approval.
(e)    Each Seller has filed, or a Representative on behalf of such Seller has filed, with the FDA or other appropriate Governmental Body all required notices, including any Medical Device Reports.
(f)    Neither Sellers nor, to the Knowledge of Seller, any of Sellers’ Representatives has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “Fraud Policy”) and any amendments thereto. Neither Sellers, nor to the Knowledge of Sellers, any Representative of any Seller has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar state Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Law. To the Knowledge of Sellers, no Seller is the subject of any pending or threatened investigation by the FDA pursuant to the Fraud Policy or by any Governmental Body pursuant to a comparable policy.
(g)    There are no investigations, suits, arbitrations, charges, complaints, claims, actions or proceedings against or affecting any Seller relating to or arising under the Federal Food, Drug, and Cosmetic Act, the FDA regulations adopted thereunder, or any other legislation or regulation promulgated by any other Governmental Body.
4.4    Brokers and Finders. Except as set forth on Schedule 4.4, no Person has acted, directly or indirectly, as a broker, finder, or financial advisor for Sellers in connection with the transactions contemplated by this Agreement. Purchaser is not or will not become obligated to pay any fee or commission or like payment to any broker, finder, or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Sellers.
4.5    Title to Purchased Assets. Except for Permitted Encumbrances, Sellers have good title to or, in the case of property leased by Sellers, a valid leasehold interest in or all rights to use all of the Purchased Assets and, at the Closing, Purchaser, pursuant to the Sale Order, shall acquire good and marketable title or, in the case of property leased by the Sellers, a valid leasehold interest, in, and under all of such Purchased Assets, in each case free and clear of all Claims, Liabilities and Encumbrances to the fullest extent permissible under sections 363(f) and 365 of the Bankruptcy Code and Bankruptcy Rules 6004 and 6006. The Purchased Assets (i) include all of the properties, rights and assets necessary or required to operate the Business in the Ordinary Course of Business and (ii) are sufficient for the continued conduct of the Business after the Closing in the Ordinary Course of Business and in substantially the same manner as conducted prior to the Closing. For the sake of clarity, the right to use any assets included in the Purchased Assets in which Sellers have leasehold or non-ownership rights to use shall be assigned to Purchaser only through the assumption and assignment of the Assigned Contracts in accordance with and subject to this Agreement.
4.6    Tangible Personal Property. Schedule 4.6 sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used by Sellers or to which any Seller is a party or by which the properties or assets of any Seller are bound, in each case relating to the Business. Each Seller has a valid and enforceable leasehold interest under each Personal Property Lease under which it is a lessee.
4.7    Intellectual Property. Schedule 4.7(a) sets forth an accurate and complete list of all Seller Registered Intellectual Property. Except as set forth on Schedule 4.7(b)(i), Sellers own all right, title, and interest to, or possess valid and binding licenses to use, the Seller Intellectual Property. Except as set forth on Schedule 4.7(b)(ii), Seller can convey the Seller Intellectual Property free and clear of Encumbrances pursuant to the Sale Order. No third party has brought any claim in any suit or action that has been served on any Seller related to the Seller Intellectual Property. To the Knowledge of Sellers, no Person is engaging in any activity that infringes any Seller Intellectual Property. No claim has been asserted to any Seller that the use of any Seller Intellectual Property or the operation of the Business infringes or violates the Intellectual Property of any third party. The Seller Intellectual Property and the rights under the Assigned Contracts include the rights to use all Intellectual Property required to operate the Business in the Ordinary Course of Business, as currently conducted and as currently proposed to be conducted.
4.8    Litigation. Except as set forth on Schedule 4.8 and other than the Bankruptcy Cases, there is no suit, action, litigation, arbitration proceeding, or governmental proceeding or audit, including appeals and applications for review, in progress, pending or, to the best of Sellers’ Knowledge, threatened, nor is there any judgment, decree, injunction, deficiency, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, (i) relates to any Seller, or any of the assets owned or used by the Sellers, including the Business, the Products, the Purchased Assets or the Assumed Liabilities, or any Person whose Liability the Sellers have or may have assumed, either contractually or by operation of law, or (ii) challenges, or would be reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement. Sellers have no Knowledge of any existing ground on which any such action, suit, litigation, audit or proceeding may be commenced with any reasonable likelihood of success.
4.9    Inventory.
(a)    No Inventory is materially damaged in any significant way, including, but not limited to, damage caused by water, except for any such damage which would not have a material and adverse effect on the Inventory taken as a whole.
(b)    The Inventory is not part of or subject to a current or past recall (including, to the Sellers’ Knowledge, any threatened recall), nor have any such recalls been pending at any time.
(c)    All Inventory was manufactured, and has been shipped, stored, and otherwise maintained in accordance with, to the extent applicable, Good Manufacturing Practice requirements of the FDA and any other applicable Law.
(d)    The Inventory is free of any defect or deficiency and is in working condition except for such failure to be in working condition which would not have a material and adverse effect on the Inventory taken as a whole.
(e)    Sellers do not hold any Inventory on consignment.
4.10    Contracts.
(a)    Schedule 4.10(a)(X) contains a complete and correct list, as of the date hereof, of each Contract that is material to the Seller Intellectual Property or the operation of the Business under which any Seller has any current or future rights, responsibilities, obligations or Liabilities (in each case, whether contingent or otherwise) or to which any Seller is a party or to which any of their respective properties or assets is subject (all Contracts of the type described in this Section 4.10(a), whether or not set forth on Schedule 4.10(a)(X), being referred to herein as the “Material Contracts”). Schedule 4.10(a)(Y) contains a complete and correct list, as of the date hereof, of each Contract that would otherwise be disclosed on Schedule 4.10(a)(X) but for the fact that the Contract has terminated or has not been renewed and the parties to such Contract are still performing, whether in whole or in part, in accordance with the terms of such Contract. Schedule 4.10(a)(Z) contains a complete and correct list (divided by subtypes) of each Contract listed on Schedule 4.10(a)(X) or 4.10(a)(Y):
(i)    relating to sales and distribution activities conducted by a third party wholesaler or distributor or any contract with a pharmacy benefit manager;
(ii)    relating to marketing and advertising of the Business, including the Products; or
(iii)    relating to the ongoing supply or manufacturing of clinical and commercial quantities of any of the Products.
(b)    True and complete copies of each Material Contract in effect as of the date hereof have been made available to the Purchaser. No Seller is in breach of or default under the terms of any Material Contract, except as would not have a material and adverse effect on the Business. To the Knowledge of the Sellers, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract. To the Knowledge of the Sellers, no event has occurred that would, with or without notice or lapse of time or both, result in any breach or violation of or constitute a default or give rise to any right of termination, acceleration, vesting, payment, exercise or revocation under any Material Contract. Each Material Contract is a valid, binding and enforceable obligation of the Seller party thereto and, to the Knowledge of the Sellers, of each other party thereto, and is in full force and effect.
(c)    Except as set forth on Schedule 4.10(c), Sellers have not, and, to Sellers’ Knowledge, no other party to any Assigned Contract has, commenced any action against any of the parties to any Assigned Contract or given or received any written notice of any default or violation under any Assigned Contract that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Costs. Assuming payment of the Cure Costs, each Assigned Contract is, or will be upon the Closing, valid, binding and in full force and effect in accordance with its terms.
4.11    Tax Returns; Taxes.
(a)    All Tax Returns required to have been filed by the Sellers with respect to the Purchased Assets or the Business have been duly and timely filed and are true, correct, and complete in all material respects and have been prepared in accordance with all applicable Law. Except as set forth on Schedule 4.11(a), no Seller is currently the beneficiary of any extension of time within which to file any Tax Return. True and correct copies of Sellers’ Tax Returns filed since December 31, 2015 with respect to the Purchased Assets or the Business have been delivered to Purchaser (or its representatives) prior to the Agreement Date.
(b)    The Sellers have timely paid all Taxes required to have been paid by them with respect to the Purchased Assets or the Business (whether or not shown on any Tax Returns), other than Taxes that are not yet due and payable. No deficiency for any Tax with respect to the Purchased Assets or the Business has been asserted or assessed by a Governmental Body against the Sellers which deficiency has not been paid in full.
(c)    The Sellers have timely collected, withheld and paid to the appropriate Governmental Body all Taxes with respect to the Purchased Assets or the Business required to have been collected, withheld and paid under applicable Law, including collections and withholdings with respect to amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party.
(d)    No written claim has ever been made by a Governmental Body in a jurisdiction where the Sellers do not file Tax Returns that a Seller is or may be subject to taxation or required to file Tax Returns in that jurisdiction with respect to the Purchased Assets or the Business. The Sellers are not subject to any Tax payment obligation or Tax Return filing obligation in any jurisdiction outside the United States with respect to the Purchased Assets or the Business.
(e)    Except as set forth on Schedule 4.11(e), no Tax Proceeding is being asserted in writing against any of the Sellers with respect to the Purchased Assets or the Business, nor to the Knowledge of the Sellers, has any claim with respect to Taxes relating to the Purchased Assets or the Business been threatened or asserted in writing.
(f)    There are no Encumbrances for Taxes on the Purchased Assets, other than Permitted Encumbrances.
(g)    None of the Sellers is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(h)    None of the Purchased Assets or the Business constitutes a direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for U.S. federal income Tax purposes.
(i)    None of the Purchased Assets are (i)  “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) subject to Section 168(g)(1)(A) of the Code, or (iv) subject to a “section 467 rental agreement” as defined in Section 467 of the Code.
4.12    Employees; Seller Benefit Plans.
(a)    Sellers have provided Purchaser with a true, complete, and correct list of the Employees as of the Agreement Date, specifying their position, FLSA classification, annual salary, target bonus opportunity, value of accrued but unused vacation time, date of hire and current leave status. The Sellers are in compliance in all material respects with all Laws relating to the employment, classification, and termination of employment of the Employees.
(b)    Except as set forth on Schedule 4.12(b), there are no Actions pending or, to the Knowledge of any Seller, threatened, against any Seller by any Employee, former employee, or current or former service provider of any Seller.
(c)    Set forth on Schedule 4.12(c) is a true and complete list of each Benefit Plan. As applicable with respect to each Benefit Plan, the Sellers have delivered to Purchaser true and complete copies of (i) each plan document, including all amendments thereto, and in the case of an unwritten plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, as applicable, (v) the most recent summary annual report, actuarial report, financial statement and trustee report and non-discrimination test results, and (vi) any material correspondence with a Governmental Body.
(d)    Each Benefit Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. Each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and heretofore been determined by the IRS to be so qualified and, nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any such Benefit Plan. All contributions and payments required to be made by the Sellers or any ERISA Affiliate to or with respect to any Benefit Plan have been timely paid.
(e)    There are no pending audits or investigations by any Governmental Body involving any Benefit Plan, and no pending or, to the Knowledge of the Sellers, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of the Sellers is there any reasonable basis for any such audit, investigation, claim, suit, or proceeding.
(f)    No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by law and neither the Sellers nor any ERISA Affiliate has made a written or oral representation promising the same.
(g)    No Seller or any ERISA Affiliate has ever maintained, sponsored, participated in, contributed to, or been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. No Seller nor any ERISA Affiliate has any actual or potential withdrawal liability for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
(h)    The Sellers’ execution of, and performance of the transactions contemplated by this Agreement could not reasonably be expected to, either alone or in connection with any other event(s), (I) result in any payment or benefit, result in the funding of any payment or benefit, or increase in payments or benefits or acceleration in the timing of payments or benefits becoming due to any current or former employee, director, officer, or independent contractor of any Seller, (II) limit the right to merge, amend, or terminate any Benefit Plan, (III) result in the payment or provision of an “excess parachute payment” under Section 280G of the Code, whether under a Benefit Plan or otherwise, (IV) directly or indirectly cause Sellers or any of their ERISA Affiliates to transfer or set aside any assets to fund or otherwise provide for the benefits under any Benefit Plan for any current or former employee, officer or director, or (V) result in any requirement to pay any Tax “gross-up” or similar “make whole” payment to any employee or officer of Sellers or any ERISA Affiliate.
(i)    Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to Tax under Section 409A of the Code.
(j)    The employment of each Employee of Sellers is at-will without required payment of severance or other consideration, except as set forth on Schedule 4.12(j).
(k)    No Benefit Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of the any jurisdiction outside of the United States.
4.13    Bank Accounts. Schedule 4.13 sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Sellers (the “Bank Accounts”).
4.14    Financial Statements.
(a)    The Sellers have timely filed all reports, schedules, forms, statements or other documents required to be filed by them under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be, since January 1, 2017 (collectively, the “Seller SEC Reports”). Each Seller SEC Report (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b)    The Sellers have made available to the Purchaser complete and accurate copies of the following financial statements (collectively the “Financial Statements”): (i) the audited consolidated balance sheet of the Sellers as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each fiscal year then ended; and (ii) the unaudited consolidated balance sheet of the Sellers as of September 30, 2019 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the nine (9) months then ended. Subject to the notes thereto, the Financial Statements were prepared in accordance with GAAP consistently applied during the periods involved and present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity (deficit) and cash flows of the Sellers as of the respective dates and for the respective periods referred to in the Financial Statements (in the case of quarterly Financial Statements, subject to normal year-end adjustments). There are no Liabilities of the Business (whether accrued, absolute, contingent or otherwise) required under GAAP to be reflected on the Financial Statements that are not reflected therein other than (i) Liabilities incurred in the Ordinary Course of Business since September 30, 2019 and (ii) Liabilities that are not, or would not reasonably be expected to be, individually or in the aggregate, material to the Business.
(c)    The Sellers established and maintain disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and which include policies and procedures that: (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Sellers, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Sellers and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Sellers that could have a material effect on the Financial Statements.
4.15    WARN Act. No Seller has, within the ninety (90) days immediately prior to the Closing Date, in whole or in part taken any action or actions which would, independent of the transaction contemplated hereby, result in a plant closing or mass layoff, temporary or otherwise, within the meaning of the WARN Act, or any similar Law.
4.16    Absence of Certain Changes.
(a)    Except as set forth on Schedule 4.16(a), since September 30, 2019, there has not been a Material Adverse Effect.
(b)    Except as set forth on Schedule 4.16(b) or as expressly required pursuant to this Agreement, from September 30, 2019 to the Agreement Date, Sellers have not:
(i)    except for executory contracts and unexpired leases rejected by Sellers pursuant to a Bankruptcy Court order with the prior written consent of Purchaser, terminated, modified, or amended any material Assigned Contract or taken any action which materially violates, materially conflicts with, or resulted in a material breach of any provision of, or constitutes a default under, or give rise to the right of any counterparty to accelerate the obligations under or modify the terms of, any Assigned Contract;
(ii)    purchased or otherwise acquired any material properties or assets (tangible or intangible) or sold, leased, transferred, or otherwise disposed of any Purchased Assets, except for purchases of materials and sales of Inventory in the Ordinary Course of Business, (i) permitted, allowed, or suffered any of the Purchased Assets to be subjected to any Encumbrance (other than Permitted Encumbrances), or (ii) removed any equipment or other material assets (other than Inventory) from the Leased Real Property other than in the Ordinary Course of Business;
(iii)    waived or released any claim or rights included in or related to the Purchased Assets or the Business, except for adjustments to the value of Inventory in the Ordinary Course of Business;
(iv)    entered into any material contractual relationship with any third party related to the Purchased Assets or the Business;
(v)    adopted, amended or terminated any Benefit Plan;
(vi)    except for consequences relating to the filing of the Bankruptcy Cases, conducted the Business outside the Ordinary Course of Business;
(vii)    changed in any way Sellers’ accounting methods, principles, or practices other than required by changes in GAAP;
(viii)    incurred any Indebtedness or paid, discharged, or satisfied any claims, Liabilities or obligations, other than the incurrence of Indebtedness under the DIP Financing Agreements and the payment, discharge, or satisfaction in the Ordinary Course of Business of Liabilities incurred in the Ordinary Course of Business;
(ix)    allowed any Permit held by any Seller to terminate, expire, or lapse relating to the Purchased Assets or the Business, except for any such damage as would not have a material and adverse effect on the Business;
(x)    made or changed any Tax election, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, incurred any liability for Taxes outside the ordinary course of business, failed to pay any Tax that became due and payable (including any estimated tax payments), prepared or filed any Tax Return in a manner inconsistent with past practice, or adopted or changed any accounting method in respect of Taxes; or
(xi)    agreed or committed to do any of the foregoing.
4.17    Real Property. No Seller owns any real property. Schedule 4.17 sets forth a complete and correct list of all Real Property Leases. Complete and correct copies of the Real Property Leases have been made available to the Purchaser prior to the date hereof. No Seller has subleased, licensed or otherwise granted any Person the right to use or occupy any real property or any portion thereof. Each Real Property Lease is valid, binding and in full force and effect, and no uncured default of a material nature on the part of any Seller or, to the Knowledge of the Sellers, the landlord thereunder exists with respect to any Real Property Lease. The Sellers have good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Real Property Lease, the Leased Real Property. As of the date hereof, no party, other than the Sellers, has any right to use or occupy the Leased Real Property or any portion thereof, whether as tenants, subtenants, trespassers or otherwise. The Leased Real Property is in good condition and repair (ordinary wear and tear excepted) and is sufficient for the operation of the Business in the Ordinary Course of Business and the uses in which such property is presently employed.
4.18    Environmental Matters. Each Seller is in material compliance with all applicable Environmental Laws. The Sellers possess all permits and approvals issued pursuant to any applicable Law relating to the protection of the environment or, as such relates to exposure to Hazardous Materials, to health and safety that are required to conduct the Business, and are in material compliance with all such permits and approvals. No Releases of Hazardous Materials have occurred at, on, from or under any real property currently or, to the Knowledge of the Sellers, formerly owned or operated by any Seller in a manner that would reasonably be expected to result in a Liability under any Environmental Laws. There is no Action currently pending or, to the Knowledge of the Sellers, threatened alleging that a Seller is or may be in violation of or liable under, any Environmental Law. No Seller has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
4.19    Insurance. Schedule 4.19 sets forth a complete and correct list, as of the date hereof, of all insurance policies maintained by any Seller with respect to the Business, the Products, the Purchased Assets or the Assumed Liabilities, including in respect of properties, buildings, equipment, fixtures, employees and operations. All such insurance policies (i) are, to the Knowledge of the Sellers, in full force and effect and all premiums thereon have been paid, and, to the Knowledge of the Sellers, the Sellers are otherwise in compliance in all material respects with the terms and provisions of such policies, (ii) such policies provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (iii) the Sellers are not in breach or default of such policies and have not taken any action or failed to take any action which, with notice, the lapse of time or the happening of any other event or condition, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Sellers’ Knowledge there are no pending notices of cancellation or non-renewal of any such insurance policy nor has the termination of any such insurance policy been threatened, and, to the Knowledge of the Seller, there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such insurance policies.
4.20    Healthcare Regulatory Matters. Each Seller is, and at all times has been, in material compliance with all applicable Healthcare Laws. Each Seller possesses all Permits required to conduct its operations, which are set forth on Schedule 4.20, is in material compliance with all such Permits, and has not received any notice of any revocation of, or modification to, any such Permit. Except as set forth on Schedule 4.20, Seller represents that each Permit is transferrable to Purchaser subject to making all appropriate filings with the applicable Governmental Bodies. In addition, each Seller maintains compliance plans that were created to reasonably assure that (1) any Person providing healthcare services to or on behalf of a Seller or (2) any employee or individual contractor of a Seller, in either case (1) or (2), is in compliance in all material respects with all applicable Healthcare Laws and are structured to account for the guidance issued by the U.S. Department of Health and Human Services regarding characteristics of effective corporate compliance programs. No Seller is a “covered entity” or “business associate” as such terms are defined under HIPAA and has not entered into a business associate agreement as described under HIPAA. No Seller has received any notice of any Action or third party notice alleging that any Seller product, operation or activity is in violation of any Healthcare Laws nor, to any Seller’s Knowledge, is any such Action been threatened. Each Seller has filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any healthcare Permit or Healthcare Laws in all material respects, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission). No Seller or any of their respective employees, officers, directors, or agents is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with, or imposed by, any Governmental Body. Neither the Sellers nor any of their respective employees, officers, directors, or agents have been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or is subject to a governmental inquiry, investigation, proceeding, or other similar action that would reasonably be expected to result in debarment, suspension, or exclusion therefrom.
4.21    No Other Representations or Warranties. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT OR ANY CERTIFICATE OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOREGOING LIMITATIONS SHALL NOT APPLY TO, AND NOTHING HEREIN SHALL LIMIT, THE PURCHASER’S REMEDIES IN THE EVENT OF FRAUD.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Subject to the exceptions noted in the schedules delivered by Purchaser concurrently herewith, Purchaser represents and warrants to the Sellers as follows as of the Agreement Date and as of the Closing Date:
5.1    Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated hereby.
5.2    Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to assume and perform the Assumed Liabilities. The execution and delivery of this Agreement by Purchaser and each of the Ancillary Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, the consummation of the transactions contemplated hereby and thereby, and the assumption and performance of the Assumed Liabilities have been duly and validly authorized by all necessary actions on the part of Purchaser. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Documents by the Sellers and subject to the effectiveness of the Sale Order, this Agreement constitutes, and each Ancillary Document to which Purchaser is a party when so executed and delivered will constitute, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.
5.3    No Inconsistent Obligations. Neither the execution and delivery of this Agreement or any other documents contemplated hereby, nor the consummation of the transactions contemplated herein or therein in accordance with the Sale Order, will, to Purchaser’s Knowledge, result in a violation or breach of, or constitute a default under, (a) the Organizational Documents of Purchaser, (b) any applicable ruling or order of any Governmental Body, (c) any term or provision of any contract or agreement to which Purchaser is a party (d) any writ, order, judgment, decree, law, rule, regulation, or ordinance, applicable to Purchaser or (e) any other commitment or restriction to which Purchaser is a party, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated hereby.
5.4    Conflicts; Consents.
(a)    The execution, delivery and performance by Purchaser of this Agreement or any Ancillary Document to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Purchaser of any other action contemplated hereby or thereby, do not and will not contravene, violate or conflict with any term or provision of its Organizational Documents, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated hereby.
(b)    Except as set forth on Schedule 5.4(b), no consent, waiver, approval, order or authorization of, or registration, qualification, designation or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Documents to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assumption and performance of the Assumed Liabilities, or the taking by Purchaser of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.
5.5    Brokers. Except as set forth on Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and Sellers are not and will not become obligated to pay any fee or commission or like payment to any broker, finder, or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser.
5.6    Adequate Assurances Regarding Assigned Contracts. As of the Closing, Purchaser will be capable of satisfying the adequate assurance of future performance conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts, subject to the fulfillment by the Sellers of the conditions set forth in Section 3.2(l) of this Agreement.
5.7    No Litigation. To Purchaser’s knowledge, there are no actions, suits, claims, investigations, hearings, or proceedings of any type pending (or, to the knowledge of Purchaser, threatened) instituted against Purchaser challenging the legality of the transactions contemplated in this Agreement (other than with respect to any objection which may be filed in connection with the Bankruptcy Cases), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated hereby.
5.8    Due Diligence. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT OR ANY CERTIFICATE OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOREGOING LIMITATIONS SHALL NOT APPLY TO, AND NOTHING HEREIN SHALL LIMIT, THE PURCHASER’S REMEDIES IN THE EVENT OF FRAUD.
ARTICLE VI.

EMPLOYEES
6.1    Employee Matters.
(a)    The Purchaser intends to extend offers of employment (which may be for employment with Purchaser or any of its Affiliates) to a majority of the Sellers’ Employees related to the Purchased Assets as of the Agreement Date who have not been terminated or otherwise left the employ of the Sellers prior to the Closing Date, which offers will be effective as of and contingent upon the Closing. Sellers will make available to Purchaser a correct and complete list of all their then current employees within five (5) days after the date of this Agreement, and again thirty (30) days prior to the Closing Date, ten (10) days prior to the Closing Date and also on the Closing Date. Consistent with applicable law, the Sellers shall provide Purchaser access to their personnel records and personnel files and shall provide such other information regarding their employees as Purchaser may reasonably request. All such Employees who accept such offers of employment, and commence such employment immediately after the Closing, with Purchaser or its Affiliates are hereinafter referred to as the “Transferred Employees”. Effective as of immediately before the Closing, each Seller shall terminate the employment of its respective employees who have accepted offers of employment with Purchaser or an Affiliate.
(b)    Subject to Purchaser’s right to terminate any Transferred Employees, Purchaser shall provide for a period of one (1) year from and after the Closing Date, each Transferred Employee with (i) base salary, medical, dental, hospital, pharmaceutical, and vision benefits, as well as target bonus opportunities that are, in the aggregate, substantially comparable to those provided to such Transferred Employees as of the date of this Agreement. For purposes of eligibility, vesting and participation (but not for purposes of benefits accrual, or for any purposes under any defined benefit plan, severance, equity or equity-like incentive compensation plan, program or arrangement) under any Purchaser plans and programs providing employee benefits to Transferred Employees after the Closing Date (the “Post-Closing Plans”), each Transferred Employee shall be credited with his or her years of service with Sellers before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under substantially similar employee benefit plans in which such Transferred Employees participated before the Closing Date, except to the extent such credit would result in a duplication of benefits and only to the extent that such service was relevant for such determination under the corresponding Benefit Plan. Notwithstanding the foregoing, Purchaser, or its applicable Affiliate, may permit or require the Transferred Employees to continue to participate in the Assumed Plans.
(c)    For purposes of each Post-Closing Plan providing medical, dental, hospital, pharmaceutical, or vision benefits to any Transferred Employee, to the extent permitted under the applicable Post-Closing Plan(s), Purchaser shall use commercially reasonable efforts to cause to be waived all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Benefit Plans). In addition, to the extent permitted under the applicable Post-Closing Plan(s), Purchaser shall use commercially reasonable efforts to cause any co-payments, deductible, and other eligible expenses actually incurred by such Transferred Employee and/or his or her covered dependents under any Benefit Plan providing, medical, dental, hospital, pharmaceutical, or vision benefits during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Post-Closing Plan in which he or she participates, and solely to the extent such amounts were credited for such purpose under the comparable Benefit Plan.
(d)    To the extent permitted by state and local Law, Purchaser shall assume and honor all vacation days and other paid-time-off accrued or earned, but not yet taken, by each Transferred Employee as of the Closing Date, a record of which shall be delivered by Sellers to Purchaser promptly following the Closing Date.
(e)    The Sellers shall be responsible for the payment of any severance payment or benefits that become due to any current or former employee, officer, director, member, partner, or independent contractor as a result of the termination of such individual by any Seller, including any such Employees that incur a termination of employment in connection with the Closing. The Sellers shall be responsible for all legally mandated health care continuation coverage for their current and former employees (and their qualified beneficiaries) who had or have a loss of coverage due to a “qualifying event” (within the meaning of Section 603 of ERISA) which occurred or occurs on or prior to the Closing Date including, without limitation, any loss of coverage that results directly or indirectly from the transactions contemplated by this Agreement. The Purchaser shall be responsible for any severance benefits for any Transferred Employee who terminates employment with the Purchaser after the Closing Date.
(f)    Purchaser shall assume the Assumed Plans. Purchaser shall deliver a list of the Assumed Plans to Company at least two (2) days prior to the Closing. Purchaser, on the one hand, and the Sellers, on the other, shall take such actions as are necessary and reasonably requested by the other Party to cause Purchaser to assume sponsorship of the Assumed Plans as of the Closing and to effect the transfer of all assets and benefit liabilities of the Assumed Plans together with all related trust, insurance policies, and administrative services agreements, effective as soon as practicable following the Closing; provided, however, that Purchaser is not assuming, nor shall it be responsible for, any Liabilities or obligations arising under an Assumed Plan that relate to any employee or former employee of the Sellers who does not become a Transferred Employee (except to cause payment for any claim appropriately covered by a transferred insurance policy), or with respect to any claims incurred under any such Assumed Plans prior to the Closing. For purposes of this Agreement, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, in the case of long-term disability benefits, when the disability occurs and, in the case of a hospital stay, when the employee first enters the hospital.
(g)    On or before the Closing Date, the Purchaser or one of its Affiliates shall have offered an employment agreement to each of the Key Employees (collectively, the “Employment Contracts”) with effectiveness as of and contingent upon the Closing.
(h)    On and following the Agreement Date, Sellers and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.1, including exchanging information and data relating to workers’ compensation, employee benefits, and employee benefit plan coverage, and in obtaining any governmental approvals required hereunder, except as would result in the violation of any applicable Law, including without limitation, any Law relating to the safeguarding of data privacy.
(i)    The provisions of this Section 6.1 are for the sole benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Purchaser or the Sellers or any of their Affiliates to amend, modify, or terminate any such employee benefit plan. In addition, nothing contained herein shall be construed to (i) prohibit any amendments to or termination of any employee benefit plans or (ii) prohibit the termination or change in terms of employment of any employee (including any Transferred Employee) as permitted under applicable Law. Nothing herein, expressed or implied, shall confer upon any employee (including any Transferred Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of any provision of this Agreement.
ARTICLE VII.

BANKRUPTCY COURT MATTERS
7.1    Approval of Bid Protections. Subject to the entry of the Bidding Procedures Order, in consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation hereof and the identification and quantification of assets of Sellers, Sellers shall pay the Bid Protections to Purchaser promptly upon the effective date of termination of this Agreement (and in no event later than three (3) Business Days after such termination) in accordance with, and only to the extent provided in, the provisions of Section 3.5, and the Bidding Procedures Order. The obligations of Seller to pay the Bid Protections (i) shall be entitled to super-priority administrative expense claim status under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, (ii) shall not be subordinated to any other administrative expense claim against the Sellers, other than any adequate protection order in existence at the time the Bid Protections are approved, and (iii) shall survive the termination of this Agreement in accordance with Section 3.6.
7.2    Competing Bid and Other Matters.
(a)    Within two (2) business days following the Petition Date, Seller shall file with the Bankruptcy Court an application or motion seeking approval of (i) the Bidding Procedures Order and (ii) the form of this Agreement (a true and complete copy of which shall be attached to such application or motion without schedules) and the Sellers’ authority to enter into this Agreement (the “Sale and Bidding Procedures Motion”); provided, that such application or motion and all exhibits thereto shall be in form and substance reasonably acceptable to Purchaser.
(b)    This Agreement and the transactions contemplated hereby are subject to Sellers’ right and ability to consider higher or otherwise better competing bids with respect to the Business and a material portion of the Purchased Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”).
(c)    If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”), Purchaser shall, if its bid is determined to be the next highest bid, serve as a back-up bidder (the “Back-up Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until 5:00 p.m. (prevailing Eastern time) on the date which is thirty (30) days after the date of the Sale Hearing (the “Outside Back-up Date”).
(d)    The Sellers shall promptly serve true and correct copies of the Sale and Bidding Procedures Motion and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the United States Bankruptcy Court for the District of Delaware and any other applicable order of the Bankruptcy Court.
7.3    Sale Order. The Sale Order shall be entered by the Bankruptcy Court. The Sale Order shall, among other things, (i) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery, and performance by Sellers of this Agreement, (B) the sale of the Purchased Assets to Purchaser on the terms set forth herein, free and clear of all Claims, Liabilities and Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (C) the performance by Sellers of their respective obligations under this Agreement; (ii) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts; and (iii) find that Purchaser is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code, not a successor to any Sellers and grant Purchaser the protections of section 363(m) of the Bankruptcy Code. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, and (b) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code.
7.4    Contracts. Sellers shall serve on all non-Seller counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contracts and shall notify such non-Seller counterparties of the deadline for objecting to the Cure Costs, if any.
7.5    Bankruptcy Filings. From and after the Agreement Date and until the Closing Date, Sellers shall deliver to Purchaser drafts of any and all pleadings, motions, notices, and all material statements, schedules, applications, reports, and other papers to be filed or submitted in connection with this Agreement for Purchaser’s prior review and comment. Sellers shall use commercially best efforts to ensure that such filings are delivered to Purchaser no later than two (2) Business Days prior to filing. Such filings shall be reasonably acceptable to Purchaser to the extent they relate to the DIP financing, Purchased Assets, any Assumed Liabilities or any of Purchaser’s obligations hereunder. Sellers agree to diligently prosecute the entry of the Bidding Procedures Order and the Sale Order. In the event the entry of the Bidding Procedures Order or the Sale Order shall be appealed, Sellers shall use their best efforts to defend such appeal. Sellers shall comply with all notice requirements (i) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice, or motion to be filed in connection herewith.
7.6    Sale Free and Clear. Sellers acknowledge and agree, and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities, Claims and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets. On the Closing Date, the Purchased Assets shall be transferred to Purchaser free and clear of all obligations, Claims, Liabilities, and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by section 363 of the Bankruptcy Code.
ARTICLE VIII.

COVENANTS AND AGREEMENTS
8.1    Conduct of Business of Sellers. During the Pre-Closing Period, Sellers shall use commercially reasonable efforts, except as otherwise required, authorized, or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, to operate the Business in the Ordinary Course of Business. Sellers shall use commercially reasonable efforts to (A) preserve intact their respective business organizations, (B) maintain the Business and the Purchased Assets (normal wear and tear excepted), (C) keep available the services of their respective officers and Employees, (D) maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, vendors, and others having business relationships with Sellers in connection with the operation of the Business (other than payment of pre-petition claims), (E) pay all of their respective post-petition obligations in the Ordinary Course of Business, and (F) continue to operate the Business and Purchased Assets in all material respects in compliance with all Orders and Laws applicable to the Business and Sellers. Without limiting the generality of the foregoing, and except (i) as otherwise expressly provided in or contemplated by this Agreement, or (ii) required, authorized, or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, on or prior to the Closing Date, Sellers may not, without the prior written consent of Purchaser, take any of the following actions with respect to the Business or the Purchased Assets:
(a)    except as set forth in Schedule 8.1(a), remove or permit to be removed from any building, facility, or real property any asset, equipment, machinery, or any Inventory (other than in connection with the sale of Inventory in the Ordinary Course of Business and the sale of fixtures, equipment and related assets in connection with the closing of facilities in an amount not to exceed $1,000);
(b)    sell, lease, or otherwise dispose of, mortgage, hypothecate, or otherwise encumber any asset (other than sales of Inventory in the Ordinary Course of Business and other than any liens provided for in the DIP Order);
(c)    enter into, amend, terminate or renew any Contract if such entry, amendment, termination or renewal would result in an obligation of any Seller in excess of $100,000;
(d)    fail to use commercially reasonable efforts to maintain the validity of Sellers’ rights in, to, or under any Seller Intellectual Property;
(e)    fail to use best efforts to maintain all material Permits of Sellers, used in the operation of the Business or the Purchased Assets;
(f)    make any unusual or extraordinary efforts to collect any outstanding Accounts Receivable or intercompany obligation, liability, or Indebtedness, give any discounts or concessions for early payment of such Accounts Receivable or intercompany obligation, Liability, or Indebtedness, other than discounts consistent with past practice and given by the Business in the Ordinary Course of Business and make any sales of, or other than liens provided for in the DIP Order, convey any interest in, any Accounts Receivable or intercompany obligation, Liability, or Indebtedness to any third party;
(g)    other than transactions pursuant to agreements or arrangements in effect on the Petition Date as set forth on Schedule 8.1(g), engage in any transaction with any Affiliate, subsidiary, shareholder, officer or director of any Seller, incur or assume any long term or short term debt with or on behalf of any such Person or guarantee, endorse or otherwise be liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any such Person;
(h)    make any change in their method of accounting, except as required by GAAP;
(i)    fail to maintain any insurance policy in effect on the Agreement Date or amend any such policy (other than extensions, replacements or amendments thereof in the Ordinary Course of Business);
(j)    accelerate the payment of any obligation, Liability or Indebtedness of any Seller;
(k)    make or change any Tax election, file any Tax Return (other than consistent with past practice and applicable Law), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, incur any liability for Taxes outside the Ordinary Course of Business, fail to pay any Tax that becomes due and payable (including any estimated tax payments), prepare or file any Tax Return in a manner inconsistent with past practice, or adopt or change any accounting method in respect of Taxes;
(l)    establish, enter into, terminate, adopt or amend any Benefit Plan (other than (i) amendments required by Law or to maintain the tax qualified status of any Benefit Plan under Section 401(a) of the Code and (ii) any Court-approved employee incentive or retention plan that constituted an Excluded Liability hereunder), or any other plan, trust, policy, agreement, program or arrangement for the benefit of any current or former employees or other service providers, including but not limited to, any change in control or severance agreement;
(m)    loan to, or enter into any other transaction (other than in the Ordinary Course of Business) with, any employee, officer, director, or independent contractor;
(n)    settle or agree to settle any pending or threatened Action or litigation;
(o)    agree, whether in writing or otherwise, to do any of the foregoing; or
(p)    amend, terminate or renew any Contract listed on Schedule 1.6(a);
(q)    take, or commit or otherwise obligate any Seller to take, any other action which would be required to be disclosed under Section 4.16 if such action had occurred prior to the date hereof.
8.2    Access to Information. Sellers agree that, between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, Purchaser shall be entitled, through its officers, employees, legal counsel, accountants, and other authorized representatives, agents, and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel, and operations of Sellers as Purchaser’s Representatives may reasonably request. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances. Each Seller shall use commercially reasonable efforts to cause its Representatives to cooperate reasonably with Purchaser and Purchaser’s Representatives in connection with such investigations and examinations, and Purchaser shall, and shall use its commercially reasonable efforts to cause its Representatives to, cooperate reasonably with the Sellers and their respective Representatives, and shall use its commercially reasonable efforts to minimize any disruption to the Business.
8.3    Assignability of Certain Contracts. To the extent that the assignment to Purchaser of any Assigned Contract pursuant to this Agreement is not permitted without the consent of a non-Seller counterparty and such restriction cannot be overridden effectively or canceled by the Sale Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Contract or any right or interest therein unless and until such consent is obtained; provided, however, that the Parties will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that, subject to Section 9.3, if any such consents are not obtained prior to the Closing Date, Sellers and Purchaser will, at the election of Purchaser, cooperate reasonably with each other in any lawful and feasible arrangement designed to provide Purchaser with the benefits and obligations of any such Contract.
8.4    Rejected Contracts. Sellers shall not reject any Assigned Contract in any bankruptcy proceeding following the Agreement Date without the prior written consent of Purchaser.
8.5    Reasonable Efforts; Cooperation.
(a)    Subject to the other provisions hereof, and unless this Agreement is terminated in accordance with its terms, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper, or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but, in any event, on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder.
(b)    In the event that any of the Parties to this Agreement discovers a Contract related to the Business, the Purchased Assets, or the Assumed Liabilities during the period from and after the Agreement Date, and such Contract (i) was unknown as of the Agreement Date, (ii) is a Contract that Purchaser wishes to assume the rights and obligations of, and (iii) such Contract is not a Rejected Contract, Purchaser and Seller shall execute, acknowledge, and deliver such other instruments and take such further actions as are reasonably practicable for Purchaser to assume the rights and obligations under such Contract at the Closing.
(c)    The obligations of Seller pursuant to this Section 8.5 shall be subject to any orders entered, or approvals or authorizations granted or required, by the Bankruptcy Court or under the Bankruptcy Code (including in connection with the Bankruptcy Cases), and each of Sellers’ obligations as a debtor in possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order or the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best offer for the Business as required by the Bankruptcy Code.
(d)    Purchaser shall make available to Sellers, without charge to Sellers, such information reasonably necessary to assist Sellers to wind up Sellers’ operations following the Closing, as needed, resolve the Bankruptcy Cases, and dissolve any or all of the Sellers. Any information obtained under this Section 8.5(d) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.
(e)    Sellers, on the one hand, and Purchaser, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Body concerning this Agreement, the transactions contemplated hereby, and any filing, notification, or request for approval and (ii) shall permit the other to review in advance, with a reasonable opportunity for comment thereon, any proposed written or material oral communication or information submitted to any such Governmental Body in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Body with respect to any filings, investigation, or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, unless prohibited by any such Governmental Body, gives the other Parties the opportunity to attend and participate, in each case to the maximum extent practicable. Subject to restrictions under any Order or Law, Purchaser, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondences, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Body or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or which refer to valuation of the Business), or any such filing, notification, or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration, or submissions of information to the Governmental Body in connection with this Agreement, the transactions contemplated hereby and any such filing, notification, or request for approval. Each Party shall be responsible for payment of its own respective costs and expenses (including attorneys’ fees and other legal fees and expenses) in respect of such actions.
(f)    Sellers shall assist the Purchaser, upon Purchaser’s request, in the Purchaser’s submission of all required filings, notifications, or applications to all applicable Governmental Bodies in connection with or arising from the transactions contemplated by this Agreement, including without limitation, the transfer of the Permits to the Purchaser or its designee.
8.6    Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at, or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. If, following the Closing, any Seller receives or becomes aware that it holds any asset, property or right which constitutes a Purchased Asset, then Sellers shall transfer such asset, property or right to the Purchaser and/or, as applicable, one or more designees of the Purchaser as promptly as practicable for no additional consideration. If, following the Closing, the Purchaser receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then the Purchaser shall transfer such asset, property or right to the Sellers as promptly as practicable for no additional consideration.
8.7    Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (i) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Documents is not likely to be obtained prior to Closing, (ii) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the Bidding Procedures Order or the Sale Order, and (iii) the status of matters relating to the completion of the transactions contemplated hereby, including furnishing promptly the other with copies of notices or other communications received by Sellers or Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.
8.8    Confidentiality.
(a)    Purchaser acknowledges that the confidential information provided in connection with this Agreement, including under Section 8.2, and the consummation of the transactions contemplated hereby, is subject to the terms and conditions of that certain Confidential Disclosure Agreement, dated as of December 22, 2019 (the “Confidentiality Agreement”). As of the Closing, the Purchaser’s obligations under the Confidentiality Agreement related to (i) non-use, non-disclosure and return or destruction of Evaluation Material (as defined in the Confidentiality Agreement) to the extent related to the Business, the Purchased Assets and the Assumed Liabilities shall terminate and (ii) non-solicitation of employees shall terminate with respect to the Transferred Employees; provided, that any action of Purchaser pursuant to Section 6.1 shall not constitute a violation of the Confidentiality Agreement. All other provisions of the Confidentiality Agreement shall remain in full force and effect in accordance with their terms.
(b)    Following the completion of the Auction, Sellers agree (A) not to disclose to any Person, or use or otherwise exploit for their benefit any confidential information regarding the Business, the Purchased Assets or the Assumed Liabilities or any of the discussions or negotiations conducted with Purchaser in connection with this Agreement and (B) to take all appropriate steps, to safeguard such confidential information and to protect it against disclosure, misuse, loss, or theft, provided, that obligations under (A) above shall not apply to information that becomes generally available to the public other than as a result of the breach of this Section 8.8(b) or information not otherwise known by the Sellers that becomes available to any Seller from a Person other than Purchaser without any breach of such Person’s confidentiality obligations to any other Person. Notwithstanding the foregoing, Sellers shall be entitled to disclose (i) any information required to be disclosed by Sellers to the Bankruptcy Court, the United States Trustee, parties in interest in the Bankruptcy Cases, other Persons bidding on assets of Sellers, (ii) any information required to be disclosed by Sellers pursuant to any applicable Law (including, without limitation, the Bankruptcy Code), legal proceeding, or Governmental Body, or (iii) any information to Sellers’ counsel and advisors; provided, that, in each case, (x) such disclosure shall be limited to the information that is so required to be disclosed and to the Person(s) to whom such disclosure is required, (y) such counsel and advisors have agreed not to disclose or use such confidential information except under the conditions that Sellers are permitted to disclose or use such information pursuant to this Section 8.8 and (z) if information is required to be disclosed pursuant to clauses (i) or (ii) above, Seller shall provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek at its own cost and expense an appropriate protective order. Notwithstanding anything in this Section 8.8 to the contrary, unless disclosure is required by applicable Law, the confidentiality of any trade secrets of the Business shall be maintained by Sellers and their Affiliates or Representatives for so long as such trade secrets continue to be entitled to protection as trade secrets of the Business.
8.9    Preservation of Records. Sellers (or any subsequently appointed bankruptcy estate representative, including, but not limited to, a trustee, a creditor trustee, or a plan administrator) and Purchaser agree that each of them shall preserve and keep the books and records held by it relating to the pre-Closing Business for the period commencing on the Agreement Date and ending on the earlier of (i) such date on which an orderly wind-down of the Sellers’ operations has occurred in the reasonable judgment of Purchaser and Sellers and (ii) the 36 month anniversary of the Agreement Date, and during such period each of Seller and Purchaser shall make such books and records available to the other Parties (and permit such other Party to make extracts and copies of such books and records at its own expense) as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings, or Tax audits against or governmental investigations of Sellers or Purchaser or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document, or instrument contemplated hereby or thereby. In the event any Party wishes to destroy such records during such 36-month period, such Party shall first provide ten (10) business days’ prior written notice to the other, and such other Party shall have the right, at its option and expense, to take possession of such records within five (5) business days after notice thereof.
8.10    Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole discretion of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser lists securities or in order to enforce a Party’s rights or remedies under this Agreement.
8.11    Material Adverse Effect. Sellers shall promptly inform Purchaser in writing of the occurrence of any event that has had, or is reasonably expected to have, a Material Adverse Effect.
8.12    Casualty Loss. Notwithstanding any provision of this Agreement to the contrary, if, before the Closing, all or any portion of the Purchased Assets is (a) condemned or taken by eminent domain, (b) is damaged, destroyed stolen or lost, Seller shall notify Purchaser promptly in writing of such fact, (i) in the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of damage, destruction, loss or theft, Seller shall assign the insurance proceeds therefrom to Purchaser at the Closing. Notwithstanding the foregoing, the provisions of this Section 8.12 shall not in any way modify Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, loss, theft, damage, or other destruction resulted in a Material Adverse Effect or otherwise pursuant to Section 3 hereof.
8.13    No Successor Liability. The Parties intend that, except where prohibited expressly under applicable Law, upon the Closing, Purchaser shall not be deemed to: (i) be the successor of Sellers, (ii) have, de facto or otherwise, merged with or into Sellers, (iii) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers, or (iv) be liable for any acts or omissions of Sellers in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Purchaser shall not be liable for any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances thereon) against Sellers or any of Sellers’ predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Purchased Assets, or any Liabilities of Sellers arising prior to the Closing Date.
8.14    Seller Assistance. Sellers agree to use commercially reasonable efforts to perform, at Purchaser’s expense, but without charge by Sellers, all acts reasonably necessary to assist Purchaser in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Patents included in the Purchased Assets (the “Transferred Patents”). Such acts may include (a) execution of documents, (b) assistance in the filing, registration, and/or enforcement of Transferred Patents or other legal proceedings relating thereto (including providing documents and materials in the possession or control of Sellers and testifying as a witness), and (c) assistance in contacting and securing the cooperation of relevant third parties (e.g., the inventor of the Transferred Patents), including obtaining such individuals' execution of documents and encouraging each such individual to appear as a witness if requested by the Purchaser. A portion of the Purchase Price is paid by Purchaser as consideration to ensure Sellers’ assistance as described in this Section 8.14.
ARTICLE IX.

CONDITIONS TO CLOSING
9.1    Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of the Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:
(a)    there shall not be in effect, enacted, enforced or entered by a Governmental Body any Law, Order, writ, injunction, judgment, decision or decree preventing, enjoining, restraining, making illegal, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 9.1(a) shall not be available to any Party whose breach of any of its representations, warranties, covenants or agreements contained herein results in such Order, writ, injunction, judgment, decision or decree, and (ii) the Party seeking to terminate this Agreement (and its Affiliates) shall have used reasonable best efforts to have such Law declared invalid or inapplicable or such Order, writ, injunction, judgment, decision or decree vacated.
(b)    the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order (as provided in Article VII) and each of such orders shall be a Final Order and in form and substance reasonably satisfactory to Sellers and Purchaser, which orders shall not have been reversed, modified, amended, or stayed; and
(c)    to the extent applicable, any waiting period (including any extension thereof) applicable to the purchase and sale of the Purchased Assets under any other applicable antitrust or competition Law shall have expired or been terminated.
9.2    Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Sellers in their sole discretion:
(a)    the representations and warranties made by Purchaser in this Agreement or in any Ancillary Document shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated hereby;
(b)    Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and
(c)    Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 3.3.
9.3    Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:
(a)    the representations and warranties made by the Sellers in this Agreement and in any Ancillary Document (A) that are not qualified by “Material Adverse Effect” or other materiality qualifiers shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), and (B) that are qualified by “Material Adverse Effect” or other materiality qualifiers shall be true and correct in all respects, in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date);
(b)    Sellers shall have delivered to Purchaser a certified copy of the Sale Order;
(c)    Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;
(d)    [Intentionally omitted]
(e)    Sellers shall have delivered, or caused to be delivered, to Purchaser, all of the items set forth in Section 3.2;
(f)    Sellers shall have complied with the sale process deadlines set forth in the Bidding Procedures Order in all material respects;
(g)    Sellers shall have delivered duly executed consents, in form and substance and on terms satisfactory to the Purchaser, to the extent necessary to effect the valid and effective assignment to the Purchaser of the Contracts set forth on Schedule 9.3(g);
(h)    Sellers shall have complied with all of Seller’s obligations under the patent license agreement with Roche Diabetes Care, Inc. dated 16 July 2019 (the “Roche License Agreement”), and no material breach of the terms of, or material default under, the Roche License Agreement (including, for the avoidance of doubt, the breach of any payment obligations thereunder, which shall be deemed material), shall have occurred and not been cured in accordance with the terms of the Roche License Agreement;
(i)    [Intentionally omitted]
(j)    the Permits listed on Schedule 9.3(j) shall be in full force and effect, and any application, maintenance or renewal costs with respect thereto shall have been fully paid as of the Closing;
(k)    the Permits listed on Schedule 9.3(k) shall have been validly transferred to the Purchaser or its designee and all applicable Governmental Bodies shall have provided all required approvals in connection with or arising from the transfer of such Permits;
(l)     (a) Sellers shall have provided to Purchaser, no later than 5:00 pm, Eastern Time, March 13, 2020 (the “Manufacturing Deadline”), lot release testing data for the first ten (10) lots utilizing the KIS Springs consisting of the four (4) V-Go 20 Lots and the six (6) V-Go 30 Lots (provided, that the Manufacturing Deadline may be extended by the mutual written consent of the Parties), and (b) at least three (3) of the V-Go 20 Lots and at least four (4) of the V-Go 30 Lots shall have passed the lot release specifications in the applicable 510(k) currently approved by the FDA;
(m)    Sellers shall have delivered duly executed amendments to such contracts listed on Schedule 4.10, reasonably requested by the Purchaser, to the extent necessary to prevent the occurrence of a Material Adverse Effect; and
(n)    Substantially all of the Employees to whom the Purchaser (or its designee) has offered employment to prior to the Closing (such Employees to whom offers are made, the “Offered Employees”), including each Key Employee and at least seventy-five percent (75%) of the Offered Employees, shall have accepted and not rescinded offers of employment with the Purchaser (or its designee) as of the Closing on terms reasonably satisfactory to the Purchaser.
ARTICLE X.

ADDITIONAL DEFINITIONS
10.1    Definitions. As used herein:
“503(b)(9) Claim” means any Claim asserted pursuant to section 503(b)(9) of the Bankruptcy Code.
“Accounts Receivable” shall have the meaning set forth in Section 1.1(c).
“Action” means any action, claim, complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, or investigation by or before any Governmental Body.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise or (ii) an officer, director, or any Person that has the power, directly or indirectly, to vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.
“Affiliate Agreement” means any agreement or contract between any director, officer, employee or greater than five percent (5%) stockholder of any Seller or Affiliate of any such Person, on one hand, and any Seller, on the other hand, related to the Business, including any contract providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the Ordinary Course of Business.
“Agreement” shall have the meaning set forth in the preamble.
“Agreement Date” shall have the meaning set forth in the preamble.
“Allocation” shall have the meaning set forth in Section 11.2.
“Alternative Transaction” means (i) the approval by the Bankruptcy Court of a sale or sales of a material portion of the Purchased Assets to a Person other than Purchaser, or (ii) the filing of a plan of reorganization that does not contemplate the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.
“Ancillary Documents” means any certificate, agreement, document or other instrument (other than this Agreement) to be executed and delivered by a Party in connection with the consummation of the transactions contemplated this Agreement.
“Assigned Contracts” shall have the meaning set forth in Section 1.1(b).
“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b).
“Assumed Leased Real Property” shall have the meaning set forth in Section 1.1(f).
“Assumed Liabilities” shall have the meaning set forth in Section 1.3.
“Assumed Plans” shall have the meaning set forth in Section 1.1(s).
“Assumption and Assignment of Leases” shall have the meaning set forth in Section 3.2(h).
“Auction” has that meaning ascribed to such term by the Bidding Procedures Order.
“Avoidance Actions” shall have the meaning set forth in Section 1.1(y).
“Back-up Bidder” shall have the meaning set forth in Section 7.2(c).
“Bankruptcy Cases” shall have the meaning set forth in the Recitals.
“Bankruptcy Code” shall have the meaning set forth in the Recitals.
“Bankruptcy Court” shall have the meaning set forth in the Recitals.
“Bankruptcy Rules” shall have the meaning set forth in the Recitals.
“Benefit Plan” means (i) all “employee benefit plans” (including, without limitation, as defined in Section 3(3) of ERISA) and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, fringe benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, equity-based, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) and (ii) all other employment, termination, bonus, severance, change in control, collective bargaining, or other similar plans, programs, policies, contracts, or arrangements (whether written or unwritten), in each case, adopted, sponsored by, entered into, maintained, contributed to, or required to be contributed to by any Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of any Seller, under or with respect to which any Seller or ERISA Affiliate has or reasonably could have any Liability.
“Bid Protections” shall have the meaning set forth in Section 3.5.
“Bidding Procedures Order” means an order substantially in the form attached hereto as Exhibit E and otherwise in form and substance reasonably satisfactory to Seller and Purchaser.
“Bill of Sale” shall have the meaning set forth in Section 3.2(a).
“Break-Up Fee” shall have the meaning set forth in Section 3.5.
“Business” shall have the meaning set forth in the Section 1.1.
“Business Day” means any day other than a Saturday, Sunday, or other day on which banks in New York City, New York are authorized or required by Law to be closed.
“Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received or in transit prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities, and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held (but specifically excluding any cash payable by Purchaser to Seller pursuant to this Agreement).
“Chapter 11 Petition” shall have the meaning set forth in the Recitals.
“Claim” has the meaning given that term in section 101(5) of the Bankruptcy Code and includes, inter alia, all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment right, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.
“Closing” shall have the meaning set forth in Section 3.1.
“Closing Date” means the date on which the Closing occurs.
“Code” means the United States Internal Revenue Code of 1986, as the same may be amended from time to time.
“Company” shall have the meaning set forth in the preamble.
“Competing Bid” shall have the meaning set forth in Section 7.2(b).
“Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, license, understanding, instrument or other agreement, arrangement or commitment that is binding upon a Person or its property, whether express or implied.
“Copyrights” means all copyrights and copyrightable subject matter.
“Cure Cap” shall have the meaning set forth in Section 1.3(c).
“Cure Costs” means costs that must be paid and obligations that must be satisfied under section 365 of the Bankruptcy Code in connection with the assumption and/or assignment of any Assigned Contracts as agreed to among the various counterparties or as determined by the Bankruptcy Court.
“Debtors” means Valeritas Holdings, Inc. and its direct and indirect subsidiaries, which all filed for relief under the Bankruptcy Code on February 9, 2020, in the United States Bankruptcy Court for the District of Delaware.
“Deposit” shall have the meaning set forth in Section 2.3.
“DIP Financing Agreements” means that certain Senior Secured Superpriority Priming Debtor-in-Possession Credit Facility Term Sheet, dated as of February 9, 2020, by and among HB Fund LLC, as lender, Debtors and the Prepetition Secured Parties (as defined therein).
“DIP Order” means the interim order (i) authorizing the Debtors to obtain postpetition financing, (ii) authorizing the Debtors to use cash collateral, (iii) granting liens and providing superpriority administrative expense status, (iv)  granting adequate protection, (v) modifying the automatic stay, (vi) scheduling a final hearing, and (vii) granting related relief  and any related final order (each as amended, modified or supplemented in accordance with the terms thereof).
“Disclosure Schedules” means the Schedules included with this Agreement pursuant to Article IV hereof.
“Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental plans and reports, data, Permits and Permit applications, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form relating to the Business.
“Employee” means an individual who, as of the applicable date, is employed by any Seller in connection with the Business.
“Employment Contracts” shall have the meaning set forth in Section 6.1(g).
“Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections, or defects of title or restrictions on transfer or use of any nature whatsoever.
“Environmental Law” means any federal, state or local law, statute, regulation, or ordinance relating to the protection of human health, safety, the environment, natural resources, or consumer products. “Environmental Liabilities and Obligations” means all Liabilities arising from any impairment, impact or damage to the environment, health or safety, or any failure to comply with Environmental Law in connection with the operation of the Business, the Purchased Assets, or the Assumed Leased Real Property or any other location where the Business is currently located or conducted, including Liabilities related to: (i) the transportation, storage, use, arrangement for disposal or disposal of, or exposure to, Hazardous Materials; (ii) the Release of Hazardous Materials, including migration onto or from the Assumed Leased Real Property; (iii) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (iv) any other obligations imposed under Environmental Law including pursuant to any applicable Permits issued pursuant to under any Environmental Law; (v) Orders, notices to comply, notices of violation, alleged non-compliance and inspection reports with respect to any Liabilities pursuant to Environmental Law; and (vi) all obligations with respect to personal injury, property damage, wrongful death and other damages and losses arising under applicable Environmental Law but only as a result of any of the matters identified in clauses (i)-(v) of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included any Seller.
“Escrow Agent” means a third-party entity approved by the Parties that has fiduciary obligations with respect to the transfer of funds in accordance with this Agreement and whose actions will be governed by the Escrow Agreement.
“Escrow Agreement” means the agreement substantially in the form attached hereto as Exhibit G.
“Excluded Assets” shall have the meaning set forth in Section 1.2.
“Excluded Contracts” shall have the meaning set forth in Section 1.1.
“Excluded Intellectual Property” shall have the meaning set forth in Section 1.2.
“Excluded Liabilities” shall have the meaning set forth in Section 1.4.
“Expense Reimbursement” shall mean the reasonable and documented out-of-pocket fees, costs, and expenses of the Purchaser (including attorneys’ costs and fees and the costs and fees of any other advisor to Purchaser), subject to a cap of US$1,000,000.
“Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Sellers’ Bankruptcy Cases or the docket of such other court, which has not been modified, amended, reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.
“Financial Statements” shall have the meaning set forth in Section 4.14.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether national, international, multi-national, supra-national, federal, state, or local, or any agency, branch, department, official, entity, instrumentality, or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.
“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, polychlorinated biphenyls and any material, waste or substance which is defined or identified as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under or subject to any provision of Environmental Law.
“Healthcare Laws” means (i) the Federal Food, Drug, and Cosmetic Act and the Public Health Service Act, and the regulations promulgated thereunder; (ii) all applicable federal, state, local and foreign health care fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), 18 U.S.C. Sections 286, 287, 1035, 1347, and 1349, the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the civil monetary penalties law (42 U.S.C. Section 1320a-7a), the exclusions law (42 U.S.C. Section 1320a-7), laws governing government funded or sponsored healthcare programs; (iii) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”) (42 U.S.C. Section 17921 et seq.); (iv) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including the Physician Payments Sunshine Act; (v) licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign Laws or Governing Bodies; and (vi) all other Laws relating to the regulation of the Sellers or the Sellers’ Business, and (vii) the directives and regulations promulgated pursuant to such statutes and any applicable state or non-U.S. counterpart thereof. “Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person with respect to any Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Intellectual Property” means all intellectual property and proprietary rights of any kind, including the following: (i) Trademarks, slogans, logos, designs, symbols, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, any fictitious names, d/b/a’s or similar filings related thereto, or any variant of any of them, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) Copyrights and copyrightable subject matter (including any registration and applications for any of the foregoing); (iii) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, intangibles, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, industrial property rights, and methodologies; (iv) computer software, computer programs, and databases (whether in source code, object code or other form); (v) Patents, and (vi) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.
“Inventory” means all inventory (including finished goods, supplies, raw materials, work in progress, spare, replacement, and component parts) related to the Business maintained or held by, stored by or on behalf of, or in transit to, any of the Sellers.
“IP Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(i).
“IRS” shall have the meaning set forth in Section 4.12(c).
“Key Employees” means the employees set forth on Schedule 9.3(n).
“Knowledge” or (“Knowledge of Seller” or “Seller Knowledge”) means the actual knowledge of a natural person, or, with respect to a Person that is not a natural person, the actual knowledge of the officers or management of any person, in each case, after due inquiry and including facts of which any such individual should be aware in the reasonably prudent exercise of his or her duties.
“Law” means any federal, state, local, municipal, multinational, or other law, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body, in each case as in effect as of the Closing Date.
“Lease” means any Personal Property Lease or Real Property Lease.
“Leased Real Property” means all of the real property leased, subleased, used, or occupied by any of the Sellers, together with all buildings, structures, fixtures, and improvements erected thereon, and any and all rights privileges, easements, licenses, hereditaments, and other appurtenances relating thereto, and used, or held for use, in connection with the operation of the Business.
“Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.
“Locations” shall mean the locations set forth on Schedule 1.1(f).
“Material Adverse Effect” means any event, change, occurrence or state of facts that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the (i) Purchased Assets, Assumed Liabilities, or Business, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (a) changes in the U.S. economy or capital markets in general but that do not have a disproportionate effect on the Sellers relative to other participants in the industry in which the Sellers conduct the Business, (b) changes that affect generally the industry in which the Sellers operate but that do not have a disproportionate effect on the Business relative to other participants in the industry in which the Sellers conduct the Business, (c) changes after the Agreement Date in any applicable Law or GAAP or (d) the commencement of the Bankruptcy Cases; or (ii) the ability of Sellers to consummate the transactions contemplated hereby pursuant to the terms of this Agreement.
“Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, mandate, precept, command, directive, consent, approval, award, decree or similar determination, or finding entered, issued, made, or rendered by any Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice.
“Organizational Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, and (vi) all amendments or supplements to any of the foregoing.
“Outside Back-up Date” shall have the meaning set forth in Section 7.2(c).
“Outside Date” shall have the meaning set forth in Section 3.4(b).
“Party” shall have the meaning set forth in the preamble.
“Patent” means any patents and patent applications in any country in the world, together with any patents that may issue therefrom and any future patent filings claiming priority to existing patents or patent applications in any country in the world, including any and all extensions, renewals, continuations, continuations-in-part, divisionals, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing and any patents based on applications that claim priority from any of the foregoing, and the right to claim priority to any of the foregoing.
“Permits” means to the fullest extent permitted under applicable law, all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules, and other similar documents and authorizations issued by any Governmental Body to any of the Sellers and used, or held for use, in connection with the operation of the Business or applicable to the Purchased Assets or the Assumed Liabilities.
“Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable; (ii) easements, rights of way, restrictive covenants, encroachments, and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the operation of the Business and, in the case of the Leased Real Property, which do not, individually or in the aggregate, adversely affect the use or occupancy of such Leased Real Property as it relates to the operation of the Business or materially detract from the value of the Leased Real Property, (iii) applicable zoning Laws, building codes, land use restrictions, and other similar restrictions imposed by Law, and (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business, (v) licenses granted on a nonexclusive basis in the Ordinary Course of Business and (vi) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, materially and adversely affect the operation of the Business.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body, or other entity or group.
“Personal Property Leases” shall have the meaning set forth in Section 4.6.
“Petition Date” means the date on which the Sellers commenced the Bankruptcy Cases.
“Post-Closing Plans” shall have the meaning set forth in Section 6.1(b).
“Pre-Closing Period” means the period commencing on the Agreement Date and ending on the earlier of the date upon which this Agreement is terminated pursuant to Section 3.4 or the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Prevailing Bidder” shall have the meaning set forth in Section 7.2(c).
“Previously Omitted Contract” shall have the meaning set forth in Section 1.6(b)(i).
“Previously Omitted Contract Designation” shall have the meaning set forth in Section 1.6(b)(i).
“Previously Omitted Contract Notice” shall have the meaning set forth in Section 1.6(b)(ii).
“Products” means the products researched, developed, tested, commercialized, manufactured, sold, licensed or distributed by or on behalf of any of the Sellers in connection with the Business.
“Purchase Price” shall have the meaning set forth in Section 2.1(a).
“Purchased Assets” shall have the meaning set forth in Section 1.1.
“Purchaser” shall have the meaning set forth in the preamble.
“Real Property Lease” shall have the meaning set forth in Section 1.6(a).
“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property that have been registered or filed with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and internet domain name registrations.
“Regulatory Approvals” means any consents, waivers, clearances, approvals, orders, Permits, or authorizations of any Governmental Body, including, but not limited to, the U.S. Food and Drug Administration (“FDA”), and required in connection with the execution, delivery and performance of this Agreement of any Ancillary Document and the consummation of the transactions contemplated hereby and thereby.
“Rejected Contracts” shall have the meaning set forth in Section 1.6(a)(i).
“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or including migration to or from a property, including but not limited to any Leased Real Property.
“Reporting Requirements” shall have the meaning set forth in Section 4.3(d).
“Representatives” shall have the meaning set forth in Section 8.2.
“Sale and Bidding Procedures Motion” shall have the meaning set forth in Section 7.2(a).
“Sale Hearing” means the hearing to approve this Agreement and seeking entry of the Sale Order.
“Sale Order” means an order substantially in the form attached hereto as Exhibit F.
“Sellers” shall have the meaning set forth in the preamble.
“Seller Intellectual Property” means all Intellectual Property owned or purported to be owned by any Seller, other than Intellectual Property that is Excluded Intellectual Property.
“Seller Registered Intellectual Property” means all Registered Intellectual Property included in the Seller Intellectual Property.
“Straddle Period” shall have the meaning set forth in Section 11.1(b).
“Tax” and “Taxes” mean any federal, state, provincial, local, or other income, gross receipts, sales, value added, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat windfall profits, capital, production, recapture, net worth, surplus, customs, duties, levies, surtaxes or other taxes, fees, assessments, reassessments or charges of any kind whatsoever, whether disputed or not, together with any interest, additions, installments or penalties with respect thereto and any interest in respect of such additions or penalties, in each case, imposed by a Governmental Body, and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Proceeding” means any action, suit, investigation, audit, Claim, investigation, or other action or proceeding with respect to Taxes.
“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.
“Trademarks” means unregistered and registered trademarks, trade names, service marks, trade dress, design rights, common law trademarks and service marks, and other similar designations of origin, together with the goodwill symbolized by any of the foregoing, and any renewals and extensions of the foregoing.
“Transferred Employee” shall have the meaning set forth in Section 6.1(a).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed, or temporary form), as the same may be amended from time to time.
“V-Go 20 Lots” means the V-Go lots containing KIS springs and represented by the following lot numbers: (i) VG220003B, (ii) VG220006B, (iii) VG220008B and (iv) VG220012B.
“V-Go 30 Lots” means the V-Go lots containing KIS springs and represented by the following lot numbers: (i) VG320004B, (ii) VG320005B, (iii) VG320007B, (iv) VG320009B, (v) VG320010B and (vi) VG320011B.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.
ARTICLE XI.

TAXES
11.1    Certain Taxes.
(a)    Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary, use or other Taxes and recording charges which may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby, and that are not exempt under Section 1146(a) of the Bankruptcy Code (“Transfer Taxes”), shall be payable one-half by Purchaser and one-half by Sellers. The Sellers shall, at their own expense, timely file any Tax Return or other document required to be filed with respect to such Taxes, and Purchaser shall join in the execution of any such Tax Return if required by Law. Purchaser and Sellers agree to use their best efforts to obtain any certificate, include a resale certificate, or other documents from any Governmental Body as may be necessary to mitigate, reduce, or eliminate any Transfer Tax.
(b)    In the case of any taxable period that begins on or before, and ends after, the Closing Date (a “Straddle Period”), any real property, personal property, ad valorem and similar Taxes allocable to the portion of such Straddle Period ending with the end of the day on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, which amount shall be an Excluded Liability.
11.2    Allocation of Purchase Price. As soon as reasonably practicable after the Closing Date, the Purchaser shall determine the (i) allocation of the Purchase Price, plus (ii) the Assumed Liabilities, plus (iii) all other items required to be treated as consideration for federal income Tax purposes, among the Purchased Assets and the agreements provided herein, for all purposes (including financial, accounting and Tax) (the “Allocation”) and deliver the Allocation to the Sellers. The Purchaser and Sellers shall each report the federal, state and local income and other Tax consequences of the transactions contemplated hereby in a manner consistent with the Allocation unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code. The Sellers shall provide the Purchaser, and the Purchaser shall provide the Sellers, with a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060. Each Party shall notify the other Party if it receives notice that the IRS or other Governmental Body proposes any allocation different than that set forth in the Allocation.
11.3    Cooperation on Tax Matters. The Purchaser and the Sellers agree to provide each other with such information and assistance as is reasonably necessary, including access to records, Tax Returns and personnel, for the preparation and filing of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with a Tax Proceeding or otherwise, in each case related to the Purchased Assets. Any information obtained under this Section 11.3 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.
11.4    Tax Reporting of Contingent Liabilities. Purchaser and each Seller agree that the assumption of any deferred revenue obligations with respect to the Purchased Assets or the Business shall be treated for U.S. federal income tax purposes as an assumption by Purchaser from the applicable Seller of a contingent liability and neither Purchaser nor Seller shall take any position for Tax purposes inconsistent therewith.
ARTICLE XII.

MISCELLANEOUS
12.1    Payment of Expenses. Except as otherwise provided in this Agreement (including, but not limited to, Section 3.5 and Section 7.1) and whether or not the transactions contemplated hereby are consummated, Sellers and the Purchaser shall bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
12.2    Survival of Representations and Warranties; Survival of Confidentiality. The Parties agree that the representations and warranties contained in this Agreement shall expire upon the Closing Date. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.
12.3    Entire Agreement; Amendments, and Waivers. This Agreement, together with the Ancillary Documents, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented, or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification, or waiver is sought; provided, that, notwithstanding the foregoing, the Schedules hereto may be amended in accordance with Section 1.6. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, condition, covenant, or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.
12.4    Execution of Agreement; Counterparts; Electronic Signatures.
(a)    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.
(b)    The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
12.5    Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (EXCEPT FOR ANY LAWS OF THAT STATE WHICH WOULD RENDER SUCH CHOICE OF LAWS INEFFECTIVE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE.
12.6    Jurisdiction, Waiver of Jury Trial.
(a)    THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.
(b)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.7    Notices. Unless otherwise set forth herein, any notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail, in each case, if sent during the normal business hours of the recipient, with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in the case of each of clauses (a) and (b), to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or person as a Party may designate by notice to the other Parties):
If to Seller, to:
Valeritas, Inc.
Attn: John E Timberlake, President & Chief Executive Officer
750 Route 202 South, Suite 600
Bridgewater, NJ 08807
jetimberlake@valeritas.com
With a copy (which shall not constitute effective notice) to:
DLA Piper LLP (US)
Rachel Ehrlich Albanese
1251 Avenue of the Americas
New York, NY 10020
Rachel.albanese@us.dlapiper.com

If to Purchaser, to:

Zealand Pharma A/S
Attn: Ravinder Singh Chahil
Sydmarken 11
DK-2860 Søborg
Denmark
rsc@zealandpharma.com

With a copy (which shall not constitute effective notice) to:
Cooley LLP
Attn: Marc Recht
500 Boylston St.
Boston, MA 02116
mrecht@cooley.com

12.8    Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, upon Sellers, and shall inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor chapter 7 case. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement except the Purchaser Releasees pursuant to Section 2.3. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such required consents shall be void.
12.9    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction and in lieu of such invalid, illegal, or unenforceable provision or portion of any provision, there will be added automatically as a part of this Agreement a valid legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.
12.10    Bulk Sales Laws. Each Party hereby waives compliance by the other Parties with the “bulk sales,” “bulk transfers” or similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement or any Ancillary Document.
12.11    Certain Interpretive Matters. The information contained in the Schedules is disclosed solely for the purposes of this Agreement and may include items or information not required to be disclosed under this Agreement. No information contained in any Schedule shall be deemed to (i) be an admission by any party hereto to any third Person of any matter whatsoever, including an admission of any violation of any Laws or breach of any agreement, (ii) be deemed to be material (whether individually or in the aggregate) to the business, assets, liabilities, financial position, operations, or results of operations of the Sellers, or (iii) give rise to circumstances which may result in a Material Adverse Effect solely by reason of it being disclosed. Information contained in a Section, subsection or individual Schedule (or expressly incorporated therein) of the Disclosure Schedules shall (A) qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of Article IV of this Agreement and all other representations and warranties made in any other Section, subsection, or Schedule of Article IV to the extent its applicability to such Section, subsection or Schedule is reasonably apparent on its face, (B) references to agreements in the Disclosure Schedules are not intended to be a full description of such agreements, and all such disclosed agreements should be read in their entirety, and (C) nothing disclosed in any Disclosure Schedule is intended to broaden any representation or warranty contained in Articles IV or V.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
SELLERS:

VALERITAS, INC.

By:_s/ John E. Timberlake___________
Name: John E. Timberlake
Title: Chief Executive Officer

VALERITAS HOLDINGS, INC.

By:_s/ John E. Timberlake___________
Name: John E. Timberlake
Title: Chief Executive Officer

PURCHASER:

ZEALAND PHARMA A/S

By: s/ Emmanuel Dulac___________
Name: Emmanuel Dulac
Title: Chief Executive Officer

By:_s/ Martin Nicklasson___________
Name: Martin Nicklasson
Title: Chairman of the Board of Directors

[Signature Page to Asset Purchase Agreement]
EXHIBIT A
[FORM OF] BILL OF SALE
This Bill of Sale is entered into as of [_________], 2020 by Valeritas, Inc., a Delaware corporation and Valeritas Holdings, Inc., a Delaware corporation, ( collectively, the “Sellers”), in favor of [_________] (“Purchaser”) and its permitted assignee. This Bill of Sale is made pursuant to the Asset Purchase Agreement (the “Agreement”) dated February 9, 2020 by and between Sellers and Purchaser, to transfer the Purchased Assets, as fully defined herein. Any capitalized term used but not defined in this Bill of Sale shall have the meaning set forth in the Agreement.
1.Conveyance. For good and valuable consideration in the amount paid under Section 2.1 of the Agreement, the receipt and adequacy of which Sellers hereby acknowledge, Sellers hereby irrevocably sell, convey, assign and transfer to Purchaser, all of their right, title, and interest in and to the Purchased Assets (“Purchased Assets”), all in accordance with the Agreement, the IP Assumption and Assignment Agreement, the Assumption and Assignment of Lease and the Assignment and Assumption Agreement.
2.    Representations and Warranties. The terms of the Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Purchased Assets are incorporated herein by reference. Sellers represent and warrant that (1) Sellers are conveying good and valid title to all Purchased Assets, free and clear of all Claims, Liabilities and Encumbrances; and (2) Sellers have the right to sell the Purchased Assets to Purchaser and shall warrant and defend the right against the lawful claims and demands of all persons in accordance with the terms and conditions of the Agreement.
3.    Disclaimer of Warranties. Section 1.7 of the Agreement is incorporated herein by reference.
4.    Further Assurances. Sellers, for themselves and their successors and assigns, hereby covenant and agree that, at any time and from time to time on Purchaser’s written request, Sellers will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by Purchaser in order to assign, transfer, set over, convey, assure, and confirm unto and vest in Purchaser and its successors and assigns title to the assets sold, conveyed, and transferred by this Bill of Sale.
5.    Governing Law. This Bill of Sale is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.
6.    Incorporation of Agreement. This Bill of Sale incorporates by reference all of the terms of the Agreement, including but not limited to Sellers’ representations, warranties, covenants, and agreements relating to the Purchased Assets, as if each term was fully set forth herein. In the event of conflict between the terms of the Agreement and the terms of this Bill of Sale, the terms of the Agreement govern and control.
7.    Counterparts. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Bill of Sale delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Bill of Sale.
8.    Binding Effect; Benefit; Assignment. This Bill of Sale will inure to the benefit of and bind the parties and their respective successors and permitted assigns. Nothing in this Bill of Sale, express or implied, may be construed to give any person other than the parties hereto and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Bill of Sale. This Bill of Sale and the rights and obligations hereunder shall not be assignable by Sellers without the prior written consent of Purchaser, and any such purported assignment without such consent shall be void. This Bill of Sale and the rights and obligations hereunder shall be assignable by Purchaser without the written consent of Sellers.
9.    Amendment. This Bill of Sale may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

10.    [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Sellers and Purchaser have each duly executed and delivered this Bill of Sale as of the date first written above.

SELLERS:

VALERITAS, INC.

By:_________________________________
Name:
Title:

VALERITAS HOLDINGS, INC.

By:_________________________________
Name:
Title:

PURCHASER:
[_____]

By:_________________________________
Name:
Title:

EXHIBIT B

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (the “Agreement”), effective as of [______], 2020 (the “Effective Date”), is by and Valeritas, Inc., a Delaware corporation and Valeritas Holdings, Inc., a Delaware corporation (collectively, “Sellers”), and [_____] (“Purchaser”).

WHEREAS, Sellers and Purchaser have entered into that certain Asset Purchase Agreement, dated as of February 9, 2020 (the “Purchase Agreement”), pursuant to which, among other things, Sellers have agreed to assign all of their rights, title and interest in, and Purchaser has agreed to assume all of Sellers’ duties and obligations under, the Assigned Contracts.
NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
11.    Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.
12.    Assignment and Assumption. Sellers hereby sell, assign, grant, convey and transfer to Purchaser all of Sellers’ right, title and interest in and to the Assigned Contracts. Purchaser hereby accepts such assignment and assumes all of Sellers’ duties and obligations under the Assigned Contracts and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assigned Contracts accruing on and after the later of the Effective Date and (ii) the date a Contract becomes an “Assigned Contract” pursuant to the terms of Section 1.6 of the Purchase Agreement.
13.    Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assigned Contracts are incorporated herein by reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.
14.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
16.    Binding Effect; Benefit; Assignment. This Agreement will inure to the benefit of and bind the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any person other than the parties hereto and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and the rights and obligations hereunder shall not be assignable by Sellers without the prior written consent of Purchaser, and any such purported assignment without such consent shall be void. This Agreement and the rights and obligations hereunder shall be assignable by Purchaser without the written consent of Sellers.
17.    Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.
18.    Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.
SELLERS:

VALERITAS, INC.

By:_________________________________
Name:
Title:

VALERITAS HOLDINGS, INC.

By:_________________________________
Name:
Title:

PURCHASER:

[____]

By:_________________________________
Name:
Title:

EXHIBIT C

[FORM OF] ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made and entered into effective as of [_________], 2020, by and between Valeritas, Inc., a Delaware corporation (“Assignor”), and [_________] (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is the tenant under that certain Office Lease Agreement, dated May 10, 2017, by and between RFP Lincoln 293, LLC and Assignor, as amended by that certain First Amendment to Lease, dated February 11, 2019, by and between BPR 293 Equity Partners, LLC and Assignor (the “Lease”), for the demised premises described therein as set forth on Exhibit A attached hereto (the “Premises”); and

WHEREAS, in connection with that certain Asset Purchase Agreement, dated as of February 9, 2020, by and between Assignor and Valeritas Holdings, Inc., a Delaware corporation and Assignee (the “Purchase Agreement”), Assignor has agreed to assign all of its right, title and interest in and to the Lease to Assignee, and Assignee has agreed to accept such assignment and assume and perform Assignor’s liabilities and obligations arising under the Lease from and after the assignment hereunder, all in accordance with this Assignment and the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.    Assignment. Assignor hereby assigns, transfers and delivers to Assignee all of Assignor’s right, title and interest as lessee or tenant in and to the Lease and all of the rights, benefits and privileges of the lessee or tenant thereunder, together with all security and other deposits and advance rent, if any, paid by Assignor under the Lease, to the extent provided under the Purchase Agreement.
2.    Assumption. Assignee hereby assumes all liabilities and obligations of Assignor under the Lease (arising on and after the assignment hereunder) and agrees to perform all obligations of Assignor under the Lease, to the extent provided under the Purchase Agreement.
3.     Governing Law. This Assignment will be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

4.    Further Assurances. Assignor covenants with Assignee and Assignee covenants with Assignor that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.

5.    Counterparts. This Assignment may be executed by the parties in counterparts (including by means of facsimile or PDF signature pages delivered electronically), in which event the signature pages thereof shall be combined in order to constitute a single original document.
6.    Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns. Nothing in this Agreement, express or implied, may be construed to give any person other than the parties hereto and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Assignment. This Assignment and the rights and obligations hereunder shall not be assignable by Sellers without the prior written consent of Assignee, and any such purported assignment without such consent shall be void. This Agreement and the rights and obligations hereunder shall be assignable by Assignee without the written consent of Sellers.
7.    Amendment. This Assignment may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.
8.    Terms of the Purchase Agreement. The terms of the Purchase Agreement are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement will govern.
[The remainder of this page intentionally left blank]
IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first set forth above.
ASSIGNOR:
VALERITAS, INC.

By:__________________________
Name:
Title:

ASSIGNEE:
[__________]

By:__________________________
Name:
Title:

EXHIBIT A
Description of Premises
[INCLUDE LEGAL DESCRIPTION FROM LEASE]

EXHIBIT D
[FORM OF] IP ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS IP ASSIGNMENT AND ASSUMPTION AGREEMENT (this “IP Assignment”) is made and entered into as of [______], 2020 by and among [_____] (“Purchaser”) [and one or more other persons designated by the Purchaser], and Valeritas, Inc., a Delaware corporation and Valeritas Holdings, Inc., a Delaware corporation (collectively, the “Sellers”). Purchaser and Sellers are collectively referred to herein as the “Parties” and individually as a “Party.”
WHEREAS, Sellers have agreed to sell to Purchaser and Purchaser has agreed to purchase from Sellers various assets, including without limitation, all intellectual property assets included within the meaning of Seller Intellectual Property and Seller Registered Intellectual Property (collectively, the “Intellectual Property”) as such terms are defined in that certain Asset Purchase Agreement, dated as of February [9], 2020, by and between Purchaser and Sellers (the “Asset Purchase Agreement”), along with the goodwill of the business associated therewith; and
WHEREAS, Purchaser desires to acquire Sellers’ entire right, title and interest in and to such Intellectual Property.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Defined Terms. All capitalized terms not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.
Assignment. Sellers hereby irrevocably and unconditionally sell, assign, transfer, deliver, and convey to Purchaser all of Sellers’ right, title and interest in and to the Intellectual Property, including the Seller Intellectual Property and Seller Registered Intellectual Property and the goodwill and all rights associated therewith, and all other corresponding rights that are or may be secured under the laws of the United States, any jurisdiction thereof, any foreign country or any multinational jurisdiction now or hereafter in effect, the same to be held by Purchaser for Purchaser’s own use and enjoyment, and for the use and enjoyment of Purchaser’s successors and assigns and other legal representatives, together with all rights to income, royalties and license fees deriving from the Intellectual Property, all claims for damages by reason of past, present and future infringements or unauthorized uses of the Intellectual Property and the right to sue for and collect such damages, as permitted under the applicable laws of any jurisdiction or country in which such claims may be asserted for the use and benefit of Purchaser and each of Purchaser’s successors, assigns and other legal representatives.
Assistance. Subject to Section 5, Sellers and Purchaser shall execute and deliver such instruments and take such other actions as may reasonably be required in order to carry out the intent of this IP Assignment and to evidence and effectuate the transactions contemplated herein.
Relation to Asset Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.
Severability; Amendment. Any provision in this IP Assignment which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof. This IP Assignment may not be amended except by execution and delivery of an instrument in writing signed by officers of Sellers and Purchaser on behalf of Sellers and Purchaser.
Entire Agreement; No Third-Party Beneficiaries. This IP Assignment, including the Asset Purchase Agreement and the other documents attached or referred to herein, which form a part hereof, embodies the entire agreement and understanding of the Parties, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) between the Parties, in respect to the subject matter contained herein. This IP Assignment and the obligations hereunder are not intended to confer any rights or remedies to any third party and are not intended to operate, in anyway, as an agreement for the benefit of any third party.
Successors and Assigns. This IP Assignment shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This IP Assignment and the rights and obligations hereunder shall not be assignable by Sellers without the prior written consent of Purchaser, and any such purported assignment without such consent shall be void. This IP Assignment and the rights and obligations hereunder shall be assignable by Purchaser without the written consent of Sellers.
Governing Law. This IP Assignment shall be governed and construed in accordance with federal bankruptcy and federal intellectual property law, to the extent applicable, and where state law is implicated, the laws of the State of Delaware (without giving reference to the principles of conflicts of law).
Counterparts. This IP Assignment may be executed in any number of counterparts, all of which, taken together, shall constitute one document. Counterparts of this IP Assignment (or applicable signature pages hereof) that are manually signed and delivered by facsimile or other electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner.
[Remainder of page intentionally left blank]
IN WITNESS WHEREOF, the undersigned parties have caused this IP Assignment to be executed and delivered as of the date first above written.

SELLERS:

VALERITAS, INC.

By:__________________________
Name:
Title:

VALERITAS HOLDINGS, INC.

By:__________________________
Name:
Title:

PURCHASER:

[ ]

By:__________________________
Name:
Title:

5

EXHIBIT E

[FORM OF] BIDDING PROCEDURES ORDER

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

--------------------------------------------------------------- In re: VALERITAS HOLDINGS, INC., et al., Debtors. ---------------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 20-______ (___) (Jointly Administered) Re: D.I. ____
ORDER (A) ESTABLISHING BIDDING PROCEDURES; (B) APPROVING BID PROTECTIONS; (C) ESTABLISHING PROCEDURES RELATING TO ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES, INCLUDING NOTICE OF PROPOSED CURE AMOUNTS; (D) APPROVING FORM AND MANNER OF NOTICE; (E) SCHEDULING A HEARING TO CONSIDER ANY PROPOSED SALE; AND (F) GRANTING CERTAIN RELATED RELIEF
This matter coming before the court upon the Motion of Debtors for Entry of Orders (I)(A) Establishing Bidding Procedures; (B) Approving Bid Protections; (C) Establishing Procedures Relating to Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, Including Notice of Proposed Cure Amounts; (D) Approving Form and Manner of Notice; (E) Scheduling a Hearing to Consider any Proposed Sale; and (F) Granting Certain Related Relief; and (II)(A) Approving a Sale; (B) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases in Connection with the Sale; and (C) Granting Related Relief (the “Motion”), filed by the above‑captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Order”) (a) authorizing and approving the bidding procedures attached hereto as Exhibit 1 (the “Bidding Procedures”) in connection with a Sale, (b) approving the Bid Protections, (c) approving the form and manner of notice of any Auction and any Sale Hearing, (d) scheduling the Sale Hearing, if applicable, and setting other related dates and deadlines, attached hereto as Exhibit 2, (e) establishing procedures for the assumption and assignment of contracts and noticing of related Cure Amounts, and (f) granting related relief all as further described in the Motion; and upon consideration of the First Day Declaration, the Murphy Declaration, and the record of these Chapter 11 Cases; and this Court having found that (i) this Court has jurisdiction over the Debtors, their estates, property of their estates and to consider the Motion and the relief requested therein under 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012, (ii) this Court may enter a final order consistent with Article III of the United States Constitution, (iii) and the matter being a core proceeding within the meaning of 28 U.S.C. § 157(b)(2), (iv) venue of this Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409, and (v) no further or other notice of the Motion is required under the circumstances; and this Court having reviewed the Motion and having heard the statements in support of the relief requested in the Motion at a hearing before this Court; and having determined that the legal and factual bases set forth in the Motion, the First Day Declaration, and the Bock Declaration establish just cause for the relief granted in this Order; and this Court having found and determined that the relief sought in the Motion is in the best interests of the Debtors’ estates, their creditors and other parties in interest; and after due deliberation and sufficient cause appearing therefor,
IT IS HEREBY ORDERED THAT:
A.Bidding Procedures. The Debtors have articulated good and sufficient reasons for authorizing and approving the Bidding Procedures attached hereto as Exhibit 1, which are fair, reasonable, and appropriate under the circumstances and designed to achieve the highest or otherwise best offer and to maximize the value of the Debtors’ estates. The Bidding Procedures shall govern the submission, receipt, and analysis of all bids relating to the Sale and any party desiring to submit a bid shall do so strictly in accordance with the terms of the Bidding Procedures and this Order.
B.Sale Notice. The notice, substantially in the form attached hereto as Exhibit 3, provided by the Debtors regarding the Sale, the Auction, and the Sale Hearing (the “Sale Notice”) is reasonably calculated to provide all interested parties with timely and proper notice of the proposed Sale, including: (i) the date, time, and place of the Auction (if one is held); (ii) the Bidding Procedures and certain dates and deadlines related thereto; (iii) the objection deadline for the Motion and the date, time, and place of the Sale Hearing; (iv) reasonably specific identification of the assets subject to any Sale; (v) instructions for promptly obtaining a copy of the form APA; (vi) representations describing any Sale as being free and clear of liens, claims, interests, and other encumbrances, with all such liens, claims, interests, and other encumbrances attaching with the same validity and priority to the sale proceeds; (vii) notice of the proposed assumption of the Designated Contracts by the Debtors and assignment to, the Successful Bidder, and the right, procedures, and deadlines for objecting thereto, and no other or further notice of any Sale shall be required.
C.Assumption and Assignment Procedures. The Motion and the Contract Assumption Notice (as defined herein) are reasonably calculated to provide counterparties to the Designated Contracts with proper notice of the intended assumption and assignment of their executory contracts, any Cure Amounts (as defined herein), and the Assumption Procedures (as defined herein), and are appropriate.
D.Other Findings. The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the findings of fact herein constitute conclusions of law, they are adopted as such. To the extent any of the conclusions of law herein constitute findings of fact, they are adopted as such.
NOW, THEREFORE, IT IS ORDERED, ADJUDGED, AND DECREED THAT:

1.	The Motion is GRANTED as set forth herein.
I.Important Dates and Deadlines
1.    Sale Hearing. The Sale Hearing will commence on March [20], 2020, at [♦].m., EDT, before the Honorable Laurie Selber Silverstein of the United States Bankruptcy Court for the District of Delaware, 824 Market St. N., 6th Floor, Courtroom #2, Wilmington, Delaware 19801. The Sale Hearing may be adjourned by the Debtors without further notice other than by announcement in open Court, on the Court’s calendar, or in the applicable hearing agenda.
3.Sale Objection Deadline. Objections, if any, to the Motion and the sale of the Assets to a Successful Bidder, except objections solely related to the identity of the Successful Bidder, any changes to the Form APA, and adequate assurance of future performance by a Successful Bidder other than the Stalking Horse Bidder (“Initial Objections”), must be made by March [12], 2020, at 4:00 p.m., EDT (the “Sale Objection Deadline”). Objections solely to the conduct of the Auction, the identity of the Successful Bidder, changes to the form APA, and adequate assurance of future performance by a Successful Bidder other than the Stalking Horse Bidder must be made by 4:00 p.m., EDT on March [19], 2020. In each case, all objections must: (a) be in writing; (b) conform to the applicable provisions of the Bankruptcy Rules, the Local Rules, and any orders of the Court; (c) state with particularity the legal and factual bases for the objection and the specific grounds therefor; and (d) be filed with the Court no later than the Sale Objection Deadline and served on (i) the proposed counsel to the Debtors and (ii) counsel to the Stalking Horse Bidder.
4.Response Deadline. Responses or replies, if any, to (a) Initial Objections must be filed by March [19], 2020, at 12:00 p.m., EDT or (b) an objection to the (i) conduct of the Auction, (ii) the proposed Sale to the Successful Bidder, and (iii) the ability of the Successful Bidder to provide adequate assurance of future performance, or the proposed form of adequate assurance of future performance, with respect to the assumption and assignment of any Designated Contracts, must be filed by 4:00 p.m., EDT on March [19], 2020; provided that such deadlines may be extended by agreement of the Debtors and the affected objecting party.

5.	Competitive Bidding. The following dates and deadlines regarding competitive bidding are hereby established:

a)
Bid Deadline: March [12], 2020, at 4:00 p.m., EDT, the deadline by which all Qualified Bids (as defined in the Bidding Procedures) must be actually received in writing in electronic format by the parties specified in the Bidding Procedures (the “Bid Deadline”); and

b)
Auction: March [17], 2020, at 10:00 a.m., EDT, is the date and time the Auction, if one is needed; the Auction will be held at the offices of proposed counsel to the Debtors: DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020, or such other place and time as the Debtors shall notify all Qualified Bidders that have submitted Qualified Bids (which shall be deemed to include the Stalking Horse Bidder).

I.    Bidding Procedures and Related Relief
1.    The Bidding Procedures, substantially in the form attached hereto as Exhibit 1 and incorporated by reference as though fully set forth herein, are hereby approved in their entirety. The Bidding Procedures shall govern the submission, receipt, and analysis of all Bids relating to any proposed Sale, and any party desiring to submit a higher or better offer for the Assets must comply with the terms of the Bidding Procedures and this Order. The Bidding Procedures shall also govern the terms on which the Debtors will proceed with the Auction, the Sale pursuant to the modified APA, and/or the selection of the Stalking Horse Bidder as the Successful Bidder. The Debtors are authorized to take any and all actions reasonably necessary or appropriate to implement the Bidding Procedures.

7.
The failure to specifically include or reference any particular provision, section, or article of the Bidding Procedures in this Order shall not diminish or impair the effectiveness of such provision, section, or article, it being the intent of this Court that the Bidding Procedures are authorized in their entirety.

II.    Auction

8.	The Debtors are authorized, subject to the terms of this Order and the Bidding Procedures, to take actions reasonably necessary, in the discretion of the Debtors, to conduct and implement the Auction.
9.Any party in interest may attend (but not participate in) the Auction if any such party in interest provides the Debtors with written notice of its intention to attend the Auction on or before the Bid Deadline, which written notice shall be sent to proposed counsel for the Debtors via electronic mail, to Maris J. Kandestin, Esq., at maris.kandestin@us.dlapiper.com. For the avoidance of doubt, only Qualified Bidders (including the Stalking Horse Bidder, which shall be deemed a Qualified Bidder at all times) will be entitled to make any Bids at the Auction. For the avoidance of doubt, the Consultation Parties may attend the Auction without sending prior written notice of their intention to do so.
10.The Debtors shall maintain a written transcript of all Bids made and announced at the Auction, including the Baseline Bid, all Overbids, and the Successful Bid. Other than as expressly set forth in this Order or the Bidding Procedures, the Debtors may conduct the Auction in the manner they reasonably determine will result in the highest or otherwise best Qualified Bid.
11.Each Qualified Bidder participating at the Auction will be required to confirm on the record at the Auction that (i) it has not engaged in any collusion with respect to the bidding, (ii) its Qualified Bid is a good-faith bona fide offer, and (iii) it intends to consummate the proposed Sale if selected as the Successful Bidder.
12.Other than as expressly set forth in this Order or the Bidding Procedures, the Debtors (in consultation with the Consultation Parties) reserve the right as they may reasonably determine to be in the best interest of their estates and in the exercise of their fiduciary duties to: (a) determine which bidders are Qualified Bidders; (b) determine which Bids are Qualified Bids; (c) determine which Qualified Bid is the highest or otherwise best proposal and which is the next highest or otherwise best proposal; (d) reject any Bid that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bidding Procedures or the requirements of the Bankruptcy Code or (iii) contrary to the best interests of the Debtors and their estates; (e) impose additional terms and conditions with respect to all potential bidders (other than the Stalking Horse Bidder); (f) extend the deadlines set forth herein or in the Bidding Procedures; and (g) continue or cancel the Auction and/or Sale Hearing, including by announcement in open court without further notice.
1.    In recognition of the considerable time, energy, and resources that the Stalking Horse Bidder has expended in connection with the Stalking Horse Transaction, the Debtors have agreed that if the Stalking Horse Bidder is not the Successful Bidder (or if the Debtors consummate any plan or sale of all or substantially all of the Debtors’ Assets other than the Stalking Horse Transaction), the Stalking Horse Bidder shall be entitled to the Bid Protections, including a Break-Up Fee of 3% of the Purchase Price and an Expense Reimbursement of up to $1,000,000. The Bid Protections shall be deemed allowed administrative expenses under Bankruptcy Code sections 503(b) and 507(a)(2) and shall be paid in accordance with the provisions of the Stalking Horse APA in the event that the Stalking Horse Bidder is not the Successful Bidder.
III.    Sale Hearing Notice and Related Relief

14.
The Sale Notice is hereby approved. Within three (3) business days following the entry of this Order, or as soon as reasonably practicable thereafter (the “Service Date”), the Debtors will cause the Sale Notice to be served in accordance with the Local Rules on: (a) the Office of the United States Trustee; (b) the Securities & Exchange Commission; (c) the Internal Revenue Service; (d) the Delaware State Treasury; (e) the Delaware Secretary of State; (f) counsel to the Unsecured Creditors’ Committee; (g) counsel to the DIP Lender; (h) the United States Attorney’s Office for the District of Delaware; (i) any party known or reasonably believed to have asserted any lien, claim, or encumbrance or other interest in the Assets; (j) any party known or reasonably believed to have expressed an interest in acquiring some or substantially all of the Assets; (k) any parties that have requested notice in these Cases pursuant to Bankruptcy Rule 2002; (l) all taxing authorities; and (m) to the extent not covered by (a) through (l), all known creditors and parties in interest of the Debtors. The Debtors shall also post the Sale Notice and the Order on the website of the Debtors’ claims and noticing agent located at http://www.kccllc.net/valeritas.

15.Additionally, on the Service Date or as soon as practicable thereafter, the Debtors shall publish notice of the proposed Sale, substantially in the form of the Sale Notice (the “Publication Notice”), once in the national edition of The Wall Street Journal, The New York Times, USA Today, or another publication of similar circulation. Publication of the Publication Notice shall be sufficient and proper notice of any Sale to any other interested parties whose identities are unknown to the Debtors.
IV.    Assumption Procedures

16.
The procedures set forth below regarding the assumption and assignment of the executory contracts and/or executory leases proposed to be assumed and assigned by the Debtors pursuant to section 365(b) and (f) of the Bankruptcy Code in connection with the Sale (the “Assumption Procedures”), substantially in the form attached hereto as Exhibit 4 and incorporated by referenced, are hereby approved.

17.The Assumption Procedures shall govern the assumption and assignment of all of the Debtors’ executory contracts and unexpired leases to be assumed and assigned in connection with the Sale (each, a “Designated Contract” and, collectively, the “Designated Contracts”), subject to the payment of any amounts necessary to cure any defaults arising under any Designated Contract (the “Cure Amount”).
18.Except as provided in the applicable modified APA, the Debtors shall have no liability or obligation with respect to defaults relating to the Designated Contracts arising, accruing, or relating to a period on or after the effective date of assignment.

20.	The Contract Assumption Notice, substantially the form attached hereto as Exhibit 5, is hereby approved.
V.    Other Related Relief
1.    Any objections to the entry of this Order and the relief granted herein that have not been withdrawn, waived, resolved, or settled, and all reservations of rights included therein, are hereby overruled on the merits.
1.    Notwithstanding Bankruptcy Rule 6004(h), this Order shall be effective and enforceable immediately upon entry hereof.

23.	To the extent the provisions of this Order are inconsistent with the provisions of any exhibits referenced herein or with the Motion, the provisions of this Order shall control.
24.The Debtors are authorized and empowered to take all actions they deem necessary to implement the relief granted in this Order.
25.This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation, interpretation, or enforcement of this Order.

EAST\171589786.12

Exhibit 1

Bidding Procedures

EAST\171589786.9

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

--------------------------------------------------------------- In re: VALERITAS HOLDINGS, INC., et al., Debtors. ---------------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 20-10290 (LSS) (Jointly Administered)
BIDDING PROCEDURES
Valeritas Holdings, Inc., a Delaware corporation, and its wholly owned subsidiary debtors and debtors in possession in the above-captioned Chapter 11 Cases (collectively, the “Debtors”) have executed that certain Asset Purchase Agreement (together with all exhibits, schedules, and attachments thereto, the “Stalking Horse APA”), dated as of February 9, 2020, with Zealand Pharma A/S (“Zealand”), by which Zealand or a designee of Zealand as permitted pursuant to the Stalking Horse APA (collectively, the “Stalking Horse Bidder”) proposes to purchase substantially all of the Debtors’ assets (the “Assets”), for a purchase price in the aggregate amount of $23 million in cash plus the assumption of certain liabilities, pursuant to a sale pursuant to section 363 of the Bankruptcy Code. The Stalking Horse Bidder’s proposal to acquire the Debtors’ Assets in accordance with the Stalking Horse APA is referred to as the “Stalking Horse Transaction.”
On February [●], 2020, the Bankruptcy Court entered an order [D.I. [●]] (the “Order”) approving these bidding procedures (the “Bidding Procedures”). The Bidding Procedures set forth the process by which the Debtors, in consultation with the Consultation Parties (as defined and set forth below), will solicit and evaluate higher or otherwise better Bids for the acquisition of the Debtors’ business and Assets. If the Debtors receive one or more Qualified Bids, in addition to the Stalking Horse Transaction, the Debtors will conduct an auction (the “Auction”) among such Qualified Bidders in accordance with these Bidding Procedures. If the Debtors do not receive a Qualified Bid (other than that of the Stalking Horse Bidder), the Debtors will not conduct an Auction and shall designate the Stalking Horse Bidder as the Successful Bidder.
The Debtors will consider Bids that are structured as an offer to purchase the Assets in a sale under section 363 of the Bankruptcy Code (a “Sale”).

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KEY SALE PROCESS DATES
Subject to the Debtors’ rights set forth herein, the proposed key dates for the sale process are as follows:

March 2, 2020, at [●]:[●][●].m. (EST)	Proposed hearing to consider entry of the Order approving the Bidding Procedures
March 3, 2020, at 11:59 p.m. (EST)
Deadline for Debtors to provide non-debtor parties with (i) a list of Designated Contracts, and (ii) notice of the proposed Cure Amounts for the Designated Contracts (the “Assumption and Assignment Service Deadline”)

March 12, 2020, at 4:00 p.m. (EDT)	Deadline to object to the Debtors’ proposed assumption and assignment of Designated Contracts and related Cure Amounts
March 12, 2020, at 4:00 p.m. (EDT)	Deadline to object (“Sale Objection Deadline”) to Sale (“Sale Objections”)
March 12, 2020, at 4:00 p.m. (EDT)	Bid Deadline
March 16, 2020, at 10:00 a.m. (EDT)	Deadline for Debtors to notify bidders of whether their Bids are Qualified Bids
March 17, 2020, at 10:00 a.m. (EDT)	Auction to be held (if necessary)
March 18, 2020, at 10:00 a.m. (EDT)	Deadline for Debtors to (i) file with the Court the Notice of Successful Bidder and (ii) provide notice to non-Debtor parties of any Designated Contracts
March 19, 2020, at 10:00 a.m. (EDT)
Deadline to object to (i) conduct of the Auction, (ii) the proposed Sale to the Successful Bidder, and (iii) the ability of the Successful Bidder to provide adequate assurance of future performance, or the proposed form of adequate assurance of future performance, with respect to the assumption and assignment of any Designated Contracts

March 19, 2020, at 4:00 p.m. (EDT)	Deadline for Debtors and other parties to file responses to Sale Objections
March 20, 2020, at [●]:[●][●].m. (EDT)	Date of a proposed Sale Hearing to consider entry of the Sale Order
April 2, 2020	Closing

Marketing Process

I.	Contact Parties
The Debtors, in consultation with their investment banker Lincoln International (“Lincoln”), developed a list of parties whom they believe may be interested in, and whom the Debtors reasonably believe would have the financial resources to consummate, a transaction (a “Transaction”). The list of parties includes both strategic investors and financial investors (collectively, the “Contact Parties”). The Contact Parties include parties whom the Debtors or their advisors previously contacted regarding a Transaction, regardless of whether such parties expressed any interest at such time in pursuing a Transaction.

3

The Debtors will continue to discuss and may supplement the list of Contact Parties throughout the marketing process, as appropriate.
The Debtors may distribute (to the extent not already distributed) to each Contact Party and any other interested party or potential bidder (each, a “Potential Bidder”) an “Information Package” consisting of: (i) a copy of the Bidding Procedures, the Order, and the Motion; (ii) a form confidentiality agreement (a “Confidentiality Agreement”), which shall include typical agreements by the Contact Party not to solicit employees of the Debtors; and (iii) such other materials as may be appropriate under the circumstances.

II.	Participation Requirements
To receive due diligence information, including full access to the Debtors’ electronic data room and to additional non-public information regarding the Debtors, a Potential Bidder, other than the Stalking Horse, must deliver the following documents (collectively, the “Preliminary Bid Documents”) by email to each of: (i) proposed counsel for the Debtors, DLA Piper LLP (US), 1201 North Market Street, Suite 2100 Wilmington, Delaware 19801 (Attn: Maris J. Kandestin, Esq., Maris.Kandestin@us.dlapiper.com), and 1251 Avenue of the Americas, New York, New York 10020 (Attn: Rachel Ehrlich Albanese, Esq., Rachel.Albanese@us.dlapiper.com); (ii) proposed investment banker to the Debtors, Lincoln International, 500 West Madison Street, Suite 3900, Chicago, Illinois 60661 (Attn: Brendan J. Murphy, BMurphy@lincolninternational.com, Brian Bock, bbock@lincolninternational.com, and Jeremy Klein, JKlein@lincolninternational.com); (iii) counsel to the DIP Lender, Landis Rath & Cobb LLP, 919 Market Street, Suite 1800, Wilmington, Delaware 19899 (Attn: Adam G. Landis, landis@lrclaw.com, and Kerri Mumford, mumford@lrclaw.com), and Proskauer Rose LLP, Eleven Times Square, New York, New York 10036 (Attn: Peter Antozsyk, Esq., pantoszyk@proskauer.com and Lucy F. Kweskin, Esq., lkweskin@proskauer.com); and (iv) counsel to the official committee of unsecured creditors, if any (the “Committee”) (collectively, the “Bid Recipients”):

a.	an executed Confidentiality Agreement on terms acceptable to the Debtors, to the extent not already executed; and

b.
evidence by the Potential Bidder of its financial capacity to close a proposed transaction, which may include financial statements of, or verified financial commitments obtained by, the Potential Bidder (or, if the Potential Bidder is an entity formed for the purpose of acquiring the Assets, the party that will bear liability for a breach).

Promptly after a Potential Bidder delivers Preliminary Bid Documents to the Bid Recipients, the Debtors, in consultation with the Consultation Parties, will assess the adequacy of the evidence of its financial capacity and notify the Potential Bidder whether such Potential Bidder has submitted acceptable Preliminary Bid Documents so that the Potential Bidder may proceed to conduct due diligence and ultimately submit a Bid and participate in the Auction, as applicable. Only those Potential Bidders that have submitted acceptable Preliminary Bid Documents (each, a “Bidder”) may submit Bids.
As soon as reasonably practicable after the Debtors, in consultation with the Consultation Parties, determine that a Potential Bidder is a Bidder, the Debtors will provide such Bidder with access to an electronic data room and reasonable due diligence information as requested by such Bidder (to the extent such Bidder has not already been provided such access and information). All due diligence requests must be directed to Lincoln. Lincoln will work to facilitate meetings between any interested Bidder and the Debtors’ management team. For all Potential Bidders (except for the Stalking Horse Bidder), the due

4

diligence period will end on the Bid Deadline, and after the Bid Deadline, the Debtors will have no obligation to furnish any due diligence information.
The Debtors and their advisors will coordinate all reasonable requests from Bidders for additional information and due diligence access. The Debtors, in consultation with the Consultation Parties, may decline to provide such information to Bidders who, in the Debtors’ business judgment and in consultation with the Consultation Parties, have not established, or who have raised doubt, that such Bidder intends in good faith or has the capacity to consummate a Transaction.
For any Bidder who is a competitor of the Debtors or is affiliated with any competitor of the Debtors, the Debtors reserve the right to withhold, in consultation with the Consultation Parties, any diligence materials that the Debtors determine are business-sensitive or otherwise inappropriate for disclosure to such Bidder at such time.
Each Bidder shall comply with all reasonable requests for additional information and due diligence access by the Debtors or their advisors regarding such Bidder and its contemplated Transaction.
Stalking Horse Bid Deadline and Bid Protections
The Stalking Horse Bidder shall be deemed to be a Qualified Bidder at all times. Likewise, the Stalking Horse APA shall at all times be deemed a Qualified Bid (as defined herein). The Stalking Horse is not required to provide any Deposit other than the deposit set forth in the Stalking Horse APA.
In recognition of the considerable time, energy, and resources that the Stalking Horse Bidder has expended in connection with the Stalking Horse Transaction, the Debtors have agreed that if the Stalking Horse Bidder is not the Successful Bidder (or if the Debtors consummate any sale of all or substantially all of the Debtors’ Assets other than the Stalking Horse Transaction), the Stalking Horse Bidder shall be entitled to the following Bid Protections: (1) a Break-Up Fee of 3% of the Purchase Price, and (2) Expense Reimbursement of up to $1,000,000.
The Bid Protections are payable pursuant to the terms and conditions of, and under certain circumstances as set forth in, the Stalking Horse APA. Payment of the Bid Protections shall be governed by the Stalking Horse APA and the Order. The Bid Protections will be an allowed super-priority administrative expense claim in accordance with the terms of the Stalking Horse APA and pursuant to the Order, senior to all other administrative expense claims against the Debtors’ estates but junior to the DIP Obligations (as defined in the Interim DIP Order).
The Stalking Horse Bidder shall have standing to appear and be heard on all issues related to the Auction, the Sale, and related matters, including the right to object to the conduct of the Auction and interpretation of these Bidding Procedures.
Auction Process
I.Bid Deadline
A Bidder that desires to make a proposal, solicitation, or offer (each, a “Bid”) shall transmit such proposal, solicitation, or offer via email to each of the Bid Recipients so as to be actually received by them on or before March 12, 2020 at 4:00 p.m. (EDT) (the “Bid Deadline”).

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II.Bid Requirements
Each Bid by a Bidder must be submitted in writing and satisfy the following requirements (collectively, the “Bid Requirements”):

a.	Purpose: Each Bid must state that it includes an offer by the Bidder to purchase substantially all of the Assets.

b.
Purchase Price: Each Bid must clearly set forth the terms of any proposed Transaction, including and identifying separately any cash and non-cash components of the proposed Transaction consideration, such as certain liabilities to be assumed by the Bidder as part of the Transaction, for example (the “Purchase Price”).

c.
Deposit: Each Bid must be accompanied by a cash deposit in an amount equal to 10% of the aggregate value of the cash and non-cash consideration of the Bid to be held in an escrow account to be identified and established by the Debtors (the “Deposit”).

d.
Marked Agreement: Each Bid must include, at a minimum, a draft asset purchase agreement (the “APA”), together with a redline version of the revised APA against the Stalking Horse APA, including the exhibits and schedules related thereto and any related Transaction documents or other material documents integral to such Bid, pursuant to which the Bidder proposes to effectuate the Transaction (collectively, the “Transaction Documents”). Each Bidder’s APA must provide (i) a commitment to close within two business days after all closing conditions are met and in any event no later than April 2, 2020, and (ii) a representation that the Bidder will use its reasonable best efforts to satisfy all applicable regulatory conditions.

e.
Committed Financing: To the extent that a Bid is not accompanied by evidence of the Bidder’s capacity to consummate the Transaction set forth in its Bid with cash on hand, each Bid must include evidence of committed financing that demonstrates that the Bidder has received sufficient debt and/or equity funding commitments to satisfy the Bidder’s Purchase Price and other obligations under its Bid. Such funding commitments or other financing acceptable to the Debtors (in consultation with the Consultation Parties) and must be unconditional and not be subject to any internal approvals, syndication requirements, diligence, or credit committee approvals, and shall have covenants and conditions acceptable to the Debtors (in consultation with the Consultation Parties).

f.
Contingencies; No Financing or Diligence Outs: A Bid shall not be conditioned on a Bidder obtaining, or the sufficiency of, financing or any internal approval, or on the outcome or review of due diligence, but may

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be subject to the accuracy at the closing of specified representations and warranties or the satisfaction at the closing of specified conditions.

g.
Identity: Each Bid must fully disclose the identity of each entity that will be bidding or otherwise participating in connection with such Bid (including each equity holder or other financial backer of the Bidder if such Bidder is an entity formed for the purpose of consummating the proposed Transaction contemplated by such Bid), and the complete terms of any such participation. Under no circumstances shall any undisclosed principals, equity holders, or financial backers be associated with any Bid. Each Bid must also include contact information for the specific person(s) and counsel whom the Debtors’ advisors should contact regarding such Bid.

h.
Authorization: Each Bid must contain evidence that the Bidder has obtained authorization or approval from its board of directors (or a comparable governing body acceptable to the Debtors) with respect to the submission of its Bid and the consummation of the Transactions contemplated in such Bid.

i.	Substantial Contribution Waiver. Each Bid must contain an express waiver, effective upon submission of the Bid, of any substantial contribution claims by the Bidder.

j.
As-Is, Where-Is: Each Bid must include a written acknowledgement and representation that the Bidder: (1) has had an opportunity to conduct any and all due diligence regarding the Assets prior to making its offer; (2) has relied solely upon its own independent review, investigation, and/or inspection of any documents and/or the Assets in making its Bid; and (3) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied by operation of law, or otherwise, regarding the Assets or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in the Bidder’s Transaction Documents.

k.
Same or Better Terms. Each Bid shall be based on the Stalking Horse Bid and must be on terms that are not more burdensome than the terms of the Stalking Horse Bid, as determined by the Debtors, in consultation with the Consultation Parties, and considering, among other factors, the scope and manner of the proposed transaction. Each Bid must include duly executed, non-contingent transaction documents necessary to effectuate the Sale and shall include a schedule of assumed contracts to the extent applicable to the Bid, and a copy of the Stalking Horse APA clearly marked to show all changes requested by the Potential Bidder, including those related to the respective Purchase Price and Assets to be acquired by such Qualified Bidder, as well as all other material documents integral to such Bid.

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l.
Expenses; Disclaimer of Fees. Each Bid (other than that set forth in the Stalking Horse APA) must disclaim any right to receive a break-up fee, expense reimbursement, termination fee, or any other similar form of compensation. For the avoidance of doubt, no Potential Bidder (other than the Stalking Horse Bidder) will be permitted to request, nor be granted by the Debtors, at any time, whether as part of the Auction or otherwise, a break-up fee, expense reimbursement, termination fee, or any other similar form of compensation, and by submitting a Bid any Potential Bidder is waiving any assertion or request for reimbursement on any basis, including under section 503(b) of the Bankruptcy Code.

By submitting its Bid, each Bidder is agreeing, and shall be deemed to have agreed, to abide by and honor the terms of the Bidding Procedures and to refrain from submitting a Bid or seeking to reopen the Auction after conclusion of the Auction. The submission of a Bid shall constitute a binding and irrevocable offer to acquire the Assets reflected in such Bid.
III.Designation of Qualified Bidders
A Bid will be considered a “Qualified Bid,” and each Bidder that submits a Qualified Bid will be considered a “Qualified Bidder,” if the Debtors, in consultation with the Consultation Parties, determine that such Bid:

a.	satisfies the Bid Requirements;

b.
is reasonably likely (based on availability of financing, antitrust, or other regulatory issues, experience, and other considerations) to be consummated, if selected as the Successful Bid (as defined below), within a time frame acceptable to the Debtors (in consultation with the Consultation Parties); and

c.
Within two (2) business days after the Bid Deadline, the Debtors (after consulting with the Consultation Parties) will notify each Qualified Bidder whether such party is a Qualified Bidder and shall provide the Notice Parties (as defined below), as well as the Stalking Horse Bidder with a copy of each Qualified Bid.

If any Bid is determined not to be a Qualified Bid, the Debtors will refund such Bidder’s Deposit promptly after the Bid Deadline.
Between the date that the Debtors notify a Bidder that it is a Qualified Bidder and the Auction date, the Debtors may (in consultation with the Consultation Parties) discuss, negotiate, or seek clarification of any Qualified Bid from a Qualified Bidder. Without the prior written consent of the Debtors (in consultation with the Consultation Parties), a Qualified Bidder may not modify, amend, or withdraw its Qualified Bid, except for proposed amendments to increase its Purchase Price, or otherwise improve the terms of, the Qualified Bid, during the period that such Qualified Bid remains binding as specified in these Bidding Procedures; provided that any Qualified Bid may be improved at the Auction as set forth herein. Any improved Qualified Bid must continue to comply with the requirements for Qualified Bids set forth

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in these Bidding Procedures. As stated above, the Stalking Horse shall be deemed a Qualified Bidder at all times, and the Stalking Horse APA shall be a Qualified Bid.
IV.DIP Lender
The DIP Lender shall automatically be deemed a Qualified Bidder and shall have the right to credit bid on a dollar-for-dollar basis all or a portion of the outstanding DIP Obligations in accordance with section 363(k) of the Bankruptcy Code and applicable law.
Nothing in these Bidding Procedures shall be deemed to provide the consent of the DIP Lender (including under 363(f) or otherwise) to the sale of the assets or entry of the Sale Order. Subject to the DIP Order, each of the DIP Lender and the Prepetition Lenders expressly reserves all rights to object or otherwise contest any such sale or aspects thereof including valuation of non-cash consideration and the Debtors’ determination of highest and best bids; provided that until the indefeasible payment of the DIP Obligations in full and termination of the DIP Facility, the Prepetition Lenders shall take no such action if the DIP Lender consents to the Successful Bid or otherwise objects to the Prepetition Lender taking such action.
V.The Auction
If necessary, the Auction shall take place on March 17, 2020, at 10:00 a.m. (EDT) at the offices of proposed counsel for the Debtors, DLA Piper LLP (US), 1251 Avenue of the Americas New York, New York 10020, or such other place and time as the Debtors shall notify all Qualified Bidders that have submitted Qualified Bids (including the Stalking Horse Bidder).
No later than March 16, 2020 at 4:00 p.m. (EDT), the Debtors will notify all Qualified Bidders of the highest or otherwise best Qualified Bid (the “Baseline Bid”) and provide copies of the documents supporting the Baseline Bid to all Qualified Bidders. The determination of which Qualified Bid constitutes the Baseline Bid and which Qualified Bid constitutes the Successful Bid shall take into account any factors the Debtors (in consultation with the Consultation Parties) deem relevant to the value of the Qualified Bid to the Debtors’ estates, including, among other things: (a) the type and amount of Assets sought to be purchased in the Bid; (b) the amount and nature of the total consideration; (c) the likelihood of the Bidder’s ability to close a transaction and the timing thereof including any terms or consideration of such Qualified Bid; (d) the net economic effect of any changes to the value to be received by the Debtors’ estates from the transaction contemplated by the Baseline Bid; and (e) the tax consequences of such Qualified Bid (collectively, the “Bid Assessment Criteria”).
The Auction shall be conducted according to the following procedures:
a.The Debtors Shall Preside Over the Auction; Participation and Attendance at the Auction
The Debtors and their professionals shall direct and preside over the Auction. At the start of the Auction, the Debtors shall describe the terms of the Baseline Bid. All incremental Bids made thereafter shall be Overbids (as defined herein) and shall be made and received on an open basis, and all material terms of each Overbid shall be fully disclosed to all other Qualified Bidders. The Debtors shall maintain a written transcript of all Bids made and announced at the Auction, including the Baseline Bid, all Overbids, and the Successful Bid.

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Only Qualified Bidders that have submitted Qualified Bids by the Bid Deadline are eligible to participate in the Auction, subject to the terms of these Bidding Procedures and other limitations as may reasonably be imposed by the Debtors. Qualified Bidders participating in the Auction must appear at the Auction in person or through a duly authorized representative.
Any party in interest may attend (but not participate in) the Auction if any such party in interest provides the Debtors with written notice of its intention to attend the Auction on or before the Bid Deadline, which written notice shall be sent to proposed counsel for the Debtors via electronic mail, to Maris J. Kandestin, Esq., at maris.kandestin@us.dlapiper.com. For the avoidance of doubt, only Qualified Bidders (including the Stalking Horse Bidder) will be entitled to make any Bids at the Auction. For the avoidance of doubt, the Consultation Parties may attend the Auction without sending prior written notice of their intention to do so.
b.Terms of Overbids
“Overbid” means any bid made at the Auction by a Qualified Bidder after the Debtors’ announcement of the Baseline Bid. Each Overbid must comply with the following conditions:

(i)	Minimum Initial Overbid. Any Overbid following the Baseline Bid shall be no less than the value of the Bid Protections, plus a value equal to $750,000.

(ii)	Minimum Overbid Increment. Any Overbid to a Prevailing Highest Bid (as defined below) shall be in increments of no less than $250,000.

(iii)
Conclusion of Each Overbid Round. Upon the solicitation of each round of Overbids, the Debtors may announce a deadline (the “Overbid Round Deadline”), subject to extension by the Debtors, by which time any Overbids must be submitted to the Debtors.

(iv)
Overbid Alterations. An Overbid may contain alterations, modifications, additions, or deletions of any terms of the Bid no less favorable to the Debtors’ estates than any prior Qualified Bid or Overbid and shall otherwise comply with the terms of these Bidding Procedures.

(v)
Announcing Highest Bid. After each Overbid Round Deadline, the Debtors shall determine, in consultation with the Consultation Parties and taking into account the Bid Assessment Criteria, whether an Overbid is higher or otherwise better than the Baseline Bid in the initial Overbid round or, in subsequent rounds, the Overbid previously designated by the Debtors as the prevailing highest or otherwise best Bid (the “Prevailing Highest Bid”). The Debtors shall announce and describe to all Qualified Bidders present at the Auction the material terms of any new Overbid designated by the Debtors as the Prevailing Highest Bid, the identity of the bidder with the Prevailing Highest Bid, as well as the value attributable by the Debtors to such Prevailing Highest Bid based on, among other things, the Bid Assessment Criteria.

c.Consideration of Overbids
The Debtors, in consultation with the Consultation Parties, reserve the right to adjourn the Auction as necessary to (i) facilitate discussions between the Debtors and Qualified Bidders, (ii) provide Qualified

10

Bidders with additional time to consider how they wish to proceed, and (iii) provide Qualified Bidders the opportunity to offer such additional evidence as the Debtors may require, such as with respect to financial capacity or sufficient funding or financing, in order to consummate the proposed Transaction at the prevailing Overbid amount.
d.Closing the Auction
The Auction shall continue until there is only one Qualified Bid that the Debtors determine, after consultation with the Consultation Parties, and taking into account the Bid Assessment Criteria, to be the highest or otherwise best Qualified Bid for the Assets. Such Qualified Bid shall be declared the “Successful Bid,” and such Qualified Bidder, the “Successful Bidder,” and the Auction will be closed. Such acceptance by the Debtors of the Successful Bid (to be made in accordance with the terms of this section V(d) of the Bidding Procedures) is conditioned upon approval by the Court of the Successful Bid. Following the closing of the Auction or termination of the Stalking Horse APA, whichever occurs first, the Debtors shall not initiate contact with, solicit, or encourage proposals from any person or entity with respect to the Assets.
e.No Collusion; Good-Faith Bona Fide Offer
Each Qualified Bidder participating at the Auction will be required to confirm on the record at the Auction that (i) it has not engaged in any collusion with respect to the bidding, (ii) its Qualified Bid is a good-faith bona fide offer, and (iii) it intends to consummate the proposed Transaction if selected as the Successful Bidder.
VI.Backup Bidder

a.
Notwithstanding anything in these Bidding Procedures to the contrary, if an Auction is conducted, the Qualified Bidder with the next-highest or otherwise second-best Qualified Bid at the Auction for the Assets shall be required to serve as a backup bidder (the “Backup Bidder”) until such time that the Sale to the Successful Bidder is consummated, but no later than thirty (30) days past the Sale Hearing, and each Qualified Bidder shall agree and be deemed to agree to be the Backup Bidder if so designated by the Debtors.

b.
The identity of the Backup Bidder and the amount and material terms of the Qualified Bid of the Backup Bidder shall be announced by the Debtors, after consultation with the Consultation Parties, at the conclusion of the Auction at the same time the Debtors announce the identity of the Successful Bidder. The Backup Bidder shall be required to keep its Qualified Bid (or if the Backup Bidder submits one or more Overbids at the Auction, its final Overbid) open and irrevocable until such time that the Transaction is consummated. The Backup Bidder’s Deposit shall be held in escrow pending consummation of the Sale to the Successful Bidder.

c.
If a Successful Bidder fails to consummate the approved Transaction contemplated by its Successful Bid, the Debtors may select the Backup Bidder as the Successful Bidder, and such Backup Bidder shall be deemed a Successful Bidder for all purposes. The Debtors will be authorized, but not required, to consummate all transactions contemplated by the Bid of such Backup Bidder without further order of the Court or notice to any party. In such case, the defaulting Successful Bidder’s Deposit shall be forfeited to the Debtors,

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and the Debtors specifically reserve the right to seek all available remedies against the defaulting Successful Bidder, including with respect to specific performance.
VII.Notice and Consultation Parties
Information that must be provided to the “Notice Parties” under these Bidding Procedures must be provided to the following parties: (a) counsel to the DIP Lender, Landis Rath & Cobb LLP, 919 Market Street, Suite 1800, Wilmington, Delaware 19899 (Attn: Adam G. Landis, landis@lrclaw.com, and Kerri Mumford, mumford@lrclaw.com), and Proskauer Rose LLP, Eleven Times Square, New York, New York 10036 (Attn: Peter Antozsyk, Esq., pantoszyk@proskauer.com and Lucy F. Kweskin, Esq., lkweskin@proskauer.com); (b) Venable LLP (Attn: Jeffrey S. Sabin, Esq., jssabin@venable.com), 1270 Avenue of the Americas, 24th Fl., New York, New York 10020, as counsel to the Prepetition Lender; and (c) counsel to the Committee, if any.
The term “Consultation Parties” shall mean: (a) the Committee, if any, (b) the DIP Lender, to the extent it does not intend to participate as a Qualified Bidder at the Auction, and (c) the Prepetition Lender, as it does not intend to submit a credit bid for the Assets under section 363(k) of the Bankruptcy Code, and the advisors for each of the foregoing.
X.Reservation of Rights
Without prejudice to the rights of the Stalking Horse Bidder under the terms of the Stalking Horse APA, the Debtors reserve their rights to modify these Bidding Procedures, after consultation with the Consultation Parties, in any manner that they reasonably determine will best promote the goals of these Bidding Procedures, or impose, at or prior to the Auction, additional customary terms and conditions in connection with a Sale, including, without limitation: (a) extending the deadlines set forth in these Bidding Procedures; (b) adjourning the Auction at the Auction; (c) adding procedural rules that are reasonably necessary or advisable under the circumstances for conducting the Auction; (d) canceling the Auction; and (e) rejecting any or all Bids or Qualified Bids.
For the avoidance of doubt, nothing in these Bidding Procedures shall prevent the Debtors from exercising their respective fiduciary duties under applicable law.
XI.Consent to Jurisdiction
All Qualified Bidders at the Auction shall be deemed to have consented to the jurisdiction of the Court and waived any right to a jury trial in connection with any disputes relating to the Auction or the construction and enforcement of these Bidding Procedures.
XII.Sale Hearing / Confirmation Hearing
A hearing to consider approval of the Successful Bid (or to approve the Stalking Horse APA, as applicable, if no Auction is held) (the “Sale Hearing”) is proposed to take place on March 20, 2020, at [●] [●].m., EST, at the Court. At the Sale Hearing, the Debtors will present such Successful Bid to the Court for approval.

XIII.Return of Deposit

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The Deposit of the Successful Bidder shall be applied to the purchase price of such transaction at closing. The Deposits for each Qualified Bidder shall be held in one or more escrow accounts on terms acceptable to the Debtors in their sole discretion and shall be returned (other than with respect to the Successful Bidder and the Backup Bidder) promptly after the Auction.
If a Successful Bidder fails to consummate a proposed transaction because of a breach by such Successful Bidder, the Debtors will not have any obligation to return the Deposit deposited by such Successful Bidder, which may be retained by the Debtors as liquidated damages, in addition to any and all rights, remedies, or causes of action that may be available to the Debtors, and the Debtors shall be free to consummate the proposed transaction with the applicable Backup Bidder without the need for an additional hearing or order of the Court.
XIV.No Modification of Bidding Procedures
These Bidding Procedures may not be modified except with the express prior written consent of the Debtors and the DIP Lender.

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Exhibit 2
Key Sale Process Dates

March 2, 2020, at [●]:[●][●].m. (EST)	Proposed hearing to consider entry of the order approving the Bidding Procedures
March 3, 2020, at 11:59 p.m. (EST)
Deadline for Debtors to provide non-debtor parties with (i) a list of Designated Contracts, and (ii) notice of the proposed Cure Amounts for the Designated Contracts (the “Assumption and Assignment Service Deadline”)

March 12, 2020, at 4:00 p.m. (EDT)	Deadline to object to the Debtors’ proposed assumption and assignment of Designated Contracts and related Cure Amounts
March 12, 2020, at 4:00 p.m. (EDT)	Deadline to object (“Sale Objection Deadline”) to Sale (“Sale Objections”)
March 12, 2020, at 4:00 p.m. (EDT)	Bid Deadline
March 16, 2020, at 10:00 a.m. (EDT)	Deadline for Debtors to notify bidders of whether their Bids are Qualified Bids
March 17, 2020, at 9:00 a.m. (EDT)	Auction to be held (if necessary)
March 18, 2020, at 10:00 a.m. (EDT)	Deadline for Debtors to (i) file with the Court the Notice of Successful Bidder and (ii) provide notice to non-Debtor parties of any Designated Contracts
March 19, 2020, at 10:00 a.m. (EDT)
Deadline to object to (i) conduct of the Auction, (ii) the proposed Sale to the Successful Bidder, and (iii) the ability of the Successful Bidder to provide adequate assurance of future performance, or the proposed form of adequate assurance of future performance, with respect to the assumption and assignment of any Designated Contracts

March 19, 2020, at 4:00 p.m. (EDT)	Deadline for Debtors and other parties to file responses to Sale Objections
March 20, 2020, at [●]:[●][●].m. (EDT)	Date of a proposed Sale Hearing to consider entry of the Sale Order
April 2, 2020	Closing

Exhibit 3

Sale Notice

Exhibit 4

Assumption Procedures
Exhibit 5

Contract Assumption Notice

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EXHIBIT F

[FORM OF] SALE ORDER

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

--------------------------------------------------------------- In re: VALERITAS HOLDINGS, INC., et al., Debtors. ---------------------------------------------------------------	x : : : : : : x	Chapter 11 Case No. 20-______ (___) (Jointly Administered)
ORDER (I) AUTHORIZING THE SALE OF SUBSTANTIALLY ALL OF THE DEBTORS’ ASSETS FREE AND CLEAR OF LIENS, CLAIMS, ENCUMBRANCES, AND INTERESTS, (II) APPROVING THE AGREEMENT, (III) AUTHORIZING THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES, AND (IV) GRANTING RELATED RELIEF
Upon the Motion (the “Sale Motion”) of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of an order (this “Sale Order”): (a) authorizing and approving the sale of the Assets free and clear of liens, claims, encumbrances, and other interests to the extent set forth in that certain Asset Purchase Agreement (the “Agreement”) attached to this Sale Order as Exhibit 1, (b) approving the Agreement, (c) authorizing the assumption and assignment of the Assumed Contracts to [______________________] (the “Purchaser”), and (d) granting related relief; and this Court having entered an order on February [__], 2020 (the “Bid Procedures Order”) [ECF No. [●]] approving, among other things, the proposed form of notice of the Sale Hearing; and the Debtors having determined, after an extensive marketing process, that the Purchaser has submitted the highest or otherwise best bid for the Assets; and the Debtors having

EAST\171589786.9

submitted the Declaration of Brendan J. Murphy (the “Murphy Declaration”) of Lincoln International, the Debtors’ investment banker, in support of the Sale; and upon adequate and sufficient notice of the Sale Motion, the Agreement, and all other related transactions contemplated thereunder and in this Sale Order; and all interested parties having been afforded an opportunity to be heard with respect to the Sale Motion and all relief related thereto; and the Court having reviewed and considered the Sale Motion and any objections thereto; and upon the Murphy Declaration and the full record in support of the relief requested by the Debtors in the Sale Motion; and this Court having found that (i) this Court has jurisdiction over the Debtors, their estates, and property of their estates and to consider the Motion and the relief requested therein under 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012, (ii) this Court may enter a final order consistent with Article III of the United States Constitution, (iii) this is a core proceeding under 28 U.S.C § 157(b)(2)(A), (iv) venue of the Sale Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409; and it further appearing that the legal and factual bases set forth in the Sale Motion and at the Sale Hearing establish just cause for the relief granted herein; and it appearing that the relief requested in the Sale Motion is in the best interests of the Debtors, their estates, their creditors, and all other parties in interest; and upon the full record of these Chapter 11 Cases and all other pleadings and proceedings, including the Sale Motion, and after due deliberation thereon, and good and sufficient cause appearing therefor,

THE COURT HEREBY FINDS THAT:
Jurisdiction, Final Order, and Statutory Predicates.
This Court has jurisdiction to hear and determine the Sale Motion pursuant to 28 U.S.C. §§ 157(b)(1) and 1334(a). Venue is proper in this District and in this Court pursuant to 28 U.S.C. §§ 1408 and 1409.
The statutory predicates for the relief requested in the Sale Motion are sections 105(a), 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, 9007, and 9014.
This Sale Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding the provisions of Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Sale Order, waives any stay, and expressly directs entry of judgment as set forth herein.
Notice of the Sale Motion and Cure Amounts.
Notice of the Sale Hearing and the Sale was timely, proper, and reasonably calculated to provide interested parties with timely and proper notice of the Sale and the Sale Hearing, and no other or further notice of the Sale Motion, the Sale, or the Sale Hearing is, or shall be, required. The requirements of Bankruptcy Rule 6004(a) and all applicable Local Rules are satisfied by such notice.
A reasonable opportunity to object and be heard with respect to the Sale and the Sale Motion and the relief requested therein has been afforded to all interested persons and entities, including the Notice Parties.

Good Faith of Purchaser.
The Agreement was negotiated, proposed, and entered into by the Debtors and the Purchaser without collusion, in good faith, and from arm’s-length bargaining positions.
Neither the Debtors nor the Purchaser has engaged in any conduct that would cause or permit the Agreement or the Sale to be avoided, consummation of the Sale to be avoided, or costs or damages to be imposed, under section 363(n) of the Bankruptcy Code. All payments to be made by the Purchaser and other agreements or arrangements entered into by the Purchaser in connection with the Sale have been disclosed. The Purchaser is purchasing the Assets in good faith and is a good-faith buyer within the meaning of section 363(m) of the Bankruptcy Code. The Purchaser is not an “insider” of any Debtor (as defined under section 101(31) of the Bankruptcy Code). The Purchaser is therefore entitled to all of the protections afforded under section 363(m) of the Bankruptcy Code.
Highest or Otherwise Best Offer.
The Debtors’ marketing and Auction process, including the Debtors’ prepetition marketing process, afforded a full, fair, and reasonable opportunity for any person or entity to make a higher or otherwise better offer to purchase the Assets. The Agreement constitutes the highest or otherwise best offer for the Assets, and the Debtors’ determination that the Agreement constitutes the highest or otherwise best offer for the Assets constitutes a valid and sound exercise of the Debtors’ business judgment.
Approval of the Sale Motion and the Agreement, and consummation of the transactions contemplated thereby, are in the best interests of the Debtors’ chapter 11 estates, the Debtors’ creditors, and other parties in interest.

No Merger.
The Purchaser is not a mere continuation of the Debtors or their estates and there is no continuity of enterprise between the Purchaser and the Debtors. The Purchaser is not holding itself out to the public as a continuation of the Debtors, including, but not limited to, any warranty or similar obligations. The Purchaser is not a successor to the Debtors or their estates by reason of any theory of law or equity, and the Sale does not amount to a consolidation, merger, or de facto merger of Purchaser and the Debtors.
Validity of Transfer.
The Agreement was not entered into for the purpose of hindering, delaying, or defrauding creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession, or the District of Columbia. Neither the Debtors nor the Purchaser is entering into the transactions contemplated by the Agreement fraudulently under applicable federal and state fraudulent conveyance and fraudulent transfer laws.
The Debtors are the sole and lawful owners of the Assets. The Assets constitute property of the Debtors’ estates and title to the Assets is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code. Subject to section 363(f) of the Bankruptcy Code, the transfer of each of the Assets to the Purchaser will be, as of the Closing Date, a legal, valid, and effective transfer of the Assets, which transfer vests or will vest the Purchaser with all right, title, and interest of the Debtors to the Assets free and clear of (a) all liens (including any liens as that term is defined in section 101(37) of the Bankruptcy Code) and encumbrances relating to, accruing, or arising at any time prior to the Closing Date (collectively, the “Liens”) and (b) all debts arising under, relating to, or in connection with any act of the Debtors or claims (as that term is defined in section 101(5) of the Bankruptcy Code), liabilities, obligations, demands, guaranties, options in favor of third parties, rights, contractual commitments, restrictions, interests, mortgages, hypothecations, charges, indentures, loan agreements, instruments, collective bargaining agreements, leases, licenses, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, judgments, claims for reimbursement, contribution, indemnity, exoneration, infringement, products liability, alter-ego, and matters of any kind and nature, whether arising prior to or subsequent to the commencement of these cases, and whether imposed by agreement, understanding, law, equity, or otherwise, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto (i) that purport to give to any party a right of setoff or recoupment against, or a right or option to effect any forfeiture, modification, profit sharing interest, right of first refusal, purchase or repurchase right or option, or termination of, any of the Debtors’ or the Purchaser’s interests in the Assets, or any similar rights, or (ii) in respect of taxes, restrictions, rights of first refusal, charges of interests of any kind or nature, if any, including, without limitation, any restriction of use, voting, transfer, receipt of income or other exercise of any attributes of ownership) (collectively, as defined in this clause (b), “Claims”), relating to, accruing or arising at any time prior to entry of this Sale Order, with the exception of any such Liens or Claims that are expressly assumed by Purchaser or otherwise permitted under the Agreement (the “Permitted Encumbrances”), including, for the avoidance of doubt, Cure Costs up to the Cure Cap or any other obligations arising under the Assumed Contracts to the extent set forth in the Agreement.
Section 363(f) Is Satisfied.
The conditions of section 363(f) of the Bankruptcy Code have been satisfied in full; therefore, the Debtors may sell the Assets free and clear of any interest in the property other than the Permitted Encumbrances.

The Purchaser would not have entered into the Agreement and would not consummate the transactions contemplated thereby if the sale of the Assets to the Purchaser were not free and clear of all Liens and Claims, other than Permitted Encumbrances, or if the Purchaser would, or in the future could, be liable for any of such Liens and Claims (other than the Permitted Encumbrances).
The Debtors may sell the Assets free and clear of all Liens and Claims against the Debtors, their estates, or any of the Assets (except the Permitted Encumbrances) because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Those holders of Liens or Claims against the Debtors, their estates, or any of the Assets who did not object, who withdrew their objections, or whose objections were overruled, to the Sale or the Sale Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code. All other holders of Liens or Claims (except to the extent that such Liens or Claims are Permitted Encumbrances) are adequately protected by having their Liens or Claims, if any, in each instance against the Debtors, their estates, or any of the Assets, attach to the net cash proceeds of the Sale ultimately attributable to the Assets in which such creditor alleges a Lien or Claims, in the same order of priority, with the same validity, force, and effect that such Liens or Claims had prior to the Sale, subject to any claims and defenses the Debtors and their estates may possess with respect thereto.
Cure Costs and Adequate Assurance of Future Performance.
The assumption and assignment of the Executory Contracts listed in the Agreement (the “Assumed Contracts”) pursuant to the terms of this Sale Order is integral to the Agreement and is in the best interests of the Debtors and their estates, their creditors, and all other parties in interest, and represents the reasonable exercise of sound and prudent business judgment by the Debtors. Subject to the terms and conditions of the Agreement, the Purchaser shall: (a) to the extent necessary, cure or provide adequate assurance of cure, of any default existing prior to the date hereof with respect to the Assumed Contracts, within the meaning of sections 365(b)(1)(A) and 365(f)(2)(A) of the Bankruptcy Code, and (b) to the extent necessary and subject to the Cure Cap, provide compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof with respect to the Assumed Contracts, within the meaning of sections 365(b)(1)(B) and 365(f)(2)(A) of the Bankruptcy Code. The Purchaser’s obligation under the Agreement to pay the Cure Amounts up to the Cure Cap (with the Debtors responsible for any Cure Amounts in excess of the Cure Cap) and to perform the obligations under the Assumed Contracts shall constitute adequate assurance of future performance within the meaning of sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code.
Compelling Circumstances for an Immediate Sale.
Good and sufficient reasons for approval of the Agreement and the Sale have been articulated. The relief requested in the Sale Motion is in the best interests of the Debtors, their estates, their creditors, and other parties in interest. The Debtors have demonstrated both (a) good, sufficient, and sound business purposes and justifications for approving the Agreement and (b) compelling circumstances for consummating the Sale outside the ordinary course of business, pursuant to section 363(b) of the Bankruptcy Code before, and outside of, a plan of reorganization, in that, among other things, the immediate consummation of the Sale to the Purchaser is necessary and appropriate to maximize the value of the Debtors’ estates and the Sale will permit the Debtors to maximize distributions to creditors.

THE COURT HEREBY ORDERS THAT:
General Provisions.
The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to these Chapter 11 Cases pursuant to Bankruptcy Rule 9014. To the extent that any findings of fact constitute conclusions of law, they are adopted as such. To the extent any conclusions of law constitute findings of fact, they are adopted as such.
The relief requested in the Sale Motion, and the transactions contemplated thereby and by the Agreement, are approved as set forth in this Sale Order and on the record of the Sale Hearing, which is incorporated herein as if set forth fully in this Sale Order, and the Sale contemplated by the Agreement is approved.
All objections to the Sale Motion or the relief requested therein that have not been withdrawn, waived, or settled as announced to the Court at the Sale Hearing or by stipulation filed with the Court, and all reservations of rights included in such objections or otherwise, are hereby denied and overruled on the merits with prejudice. Those parties who did not object or withdrew their objections to the Sale Motion are deemed to have consented to the Sale under to section 363(f)(2) of the Bankruptcy Code.
Approval of the Agreement.
The Agreement and all other ancillary documents, and all of the terms and conditions thereof, are hereby approved.
Pursuant to sections 363(b) and (f) of the Bankruptcy Code, the Debtors are authorized and empowered to take any and all actions necessary or appropriate to (a) consummate the Sale pursuant to and in accordance with the terms and conditions of the Agreement, (b) close the Sale as contemplated in the Agreement and this Sale Order, and (c) execute and deliver, perform under, consummate, implement, and fully close the Agreement, including the assumption and assignment to the Purchaser of the Assumed Contracts, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Agreement and the Sale.
The terms and provisions of the Agreement and this Sale Order shall be binding in all respects upon the Debtors, their estates, all creditors of and holders of equity interests in any Debtor, any holders of Liens, Claims, or other interests (whether known or unknown) in, against, or on all or any portion of the Assets, all counterparties to any executory contract or unexpired lease of the Debtors, the Purchaser and all successors and assigns of the Purchaser, and any trustees, if any, subsequently appointed in any of the Debtors’ Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code of any of the Debtors’ cases. This Sale Order and the Agreement shall inure to the benefit of the Debtors, their estates and creditors, the Purchaser, and the respective successors and assigns of each of the foregoing.
Transfer of the Assets.
Pursuant to sections 105(a), 363(b), 363(f), 365(b), and 365(f) of the Bankruptcy Code, the Debtors are authorized to transfer the Assets to the Purchaser in accordance with the terms of the Agreement, and such transfer shall constitute a legal, valid, binding, and effective transfer of such Assets. Such transfer shall vest Purchaser with title to the Assets and, other than the Permitted Encumbrances, shall be free and clear of all Liens, Claims, and other interests of any kind or nature whatsoever, with all such Liens, Claims, or other interests to attach to the net cash proceeds ultimately attributable to the property against or in which such Liens, Claims, or other interests are asserted, subject to the terms thereof, with the same validity, force, and effect, and in the same order of priority, which such Liens, Claims, or other interests had prior to the Sale, subject to any rights, claims, and defenses the Debtors or their estates, as applicable, may possess with respect thereto.
The Debtors are hereby authorized to take any and all actions they deem necessary to consummate the Agreement, including any actions that otherwise would require further approval by shareholders, members, or their boards of directors, as the case may be, without the need to obtain such approvals.
The transfer of the Assets to the Purchaser under the Agreement does not require any consents other than as specifically provided for in the Agreement. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary or appropriate to consummate the transactions contemplated by the Agreement. A certified copy of this Sale Order may be filed with the appropriate clerk or recorded with the recorder of any state, county, or local authority to act to cancel any of the Liens, Claims, and other encumbrances of record, except those assumed as Permitted Encumbrances.
If any person or entity that has filed statements or other documents or agreements evidencing Claims or Liens on, or interests in, all or any portion of the Assets (other than statements or documents with respect to Permitted Encumbrances) shall not have delivered to the Debtors, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all Claims, Liens, or interests which the person or entity has or may assert with respect to all or any portion of the Assets, the Debtors are hereby authorized, and the Purchaser is hereby authorized, on behalf of the Debtors and the Debtors’ creditors, to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to the Assets. The Debtors and Purchaser are each authorized to file a copy of this Sale Order, which, upon filing, shall be conclusive evidence of the release and termination of such Claim, Lien, or interest.
This Sale Order is and shall be binding upon and govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing persons and entities is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreement.
All persons and entities that are presently, or on the Closing may be, in possession of some or all of the Assets to be sold, transferred or conveyed to the Purchaser under the Agreement are hereby directed to surrender possession of the Assets to the Purchaser on the Closing Date. Subject to the terms, conditions, and provisions of this Sale Order, all persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer the Assets to the Purchaser in accordance with the terms of the Agreement and this Sale Order.
Assumption and Assignment of Assumed Contracts.
The Debtors are hereby authorized and directed in accordance with sections 105(a), 363, and 365 of the Bankruptcy Code to (a) assume and assign to Purchaser, in accordance with the terms of the Agreement, the Assumed Contracts free and clear of all Liens, Claims, and other interests of any kind or nature whatsoever (other than the Permitted Encumbrances), and (b) execute and deliver to Purchaser such documents or other instruments as Purchaser deems necessary to assign and transfer the Assumed Contracts to Purchaser.
With respect to the Assumed Contracts: (a) the Debtors may assume each of the Assumed Contracts in accordance with section 365 of the Bankruptcy Code; (b) the Debtors may assign each Assumed Contract in accordance with sections 363 and 365 of the Bankruptcy Code, and any provisions in any Assumed Contract that prohibit or condition the assignment of such Assumed Contract or allow the party to such Assumed Contract to terminate, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon the assignment of such Contract, constitute unenforceable anti-assignment provisions which are void and of no force and effect; and (c) all other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to Purchaser of each Assumed Contract have been satisfied. The Assumed Contracts shall be transferred and assigned to, and following the Closing of the Sale remain in full force and effect for the benefit of, Purchaser, notwithstanding any provision in any such Assumed Contract (including those of the type described in sections 365(c) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Assumed Contracts after such assumption and assignment to Purchaser.
All defaults or other obligations of the Debtors under the Assumed Contracts arising or accruing prior to the closing of the Sale or required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts, shall be cured by the Purchaser, subject to the Cure Cap. For the avoidance of doubt, the Debtors shall be responsible for any Cure Amounts in excess of the Cure Cap.

Upon the Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, the Purchaser shall be fully and irrevocably vested in all right, title and interest of each Assumed Contract. To the extent provided in the Agreement, the Debtors shall cooperate with, and take all actions reasonably requested by, the Purchaser to effectuate the foregoing.
Each Assumed Contract counterparty is deemed to have consented to assumption and assignment, and the Purchaser shall be deemed to have demonstrated adequate assurance of future performance with respect to such Assumed Contract pursuant to sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code.
Upon the Debtors’ assignment of the Assumed Contracts to the Purchaser under the provisions of this Sale Order, any additional orders of this Court, and the payment of any Cure Amounts pursuant to the terms hereof or the Agreement, no default shall exist under any Assumed Contract, and no counterparty to any Assumed Contract shall be permitted (a) to declare a default by the Purchaser under such Assumed Contract or (b) to otherwise take action against the Purchaser as a result of any Debtors’ financial condition, bankruptcy, or failure to perform any of its obligations under the relevant Assumed Contract. Each non-Debtor party to an Assumed Contract hereby is also forever barred, estopped, and permanently enjoined from (i) asserting against the Debtors or Purchaser, or the property of any of them, any default or Claim arising out of any indemnity obligation or warranties for acts or occurrences arising prior to or existing as of the closing of the Sale, or, against Purchaser, any counterclaim, defense, setoff, or any other Claim asserted or assertable against the Debtors and (ii) imposing or charging against Purchaser or its affiliates any rent accelerations, assignment fees, increases, or any other fees as a result of the Debtors’ assumption and assignments to Purchaser of the Assumed Contracts.

The Purchaser shall be deemed to be substituted for the Debtors as a party to the applicable Assumed Contracts and the Debtors shall be relieved, pursuant to section 365(k) of the Bankruptcy Code, from any further liability under the Assumed Contracts.
All non-Debtor counterparties to the Assumed Contracts shall cooperate and expeditiously execute and deliver, upon the reasonable requests of the Purchaser, and shall not charge the Debtors or the Purchaser for any instruments, applications, consents, or other documents that may be required or requested by any public authority or other party or entity to effectuate the applicable transfers in connection with the sale of the Assets.
Prohibition of Actions Against the Purchaser.
Except for the Permitted Encumbrances, or as otherwise expressly provided for in this Sale Order or the Agreement, the Purchaser shall not have any liability or other obligation of the Debtors arising under or related to any of the Assets. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein or in the Agreement, the Purchaser shall not be liable for any Claims or Liens against the Debtors or any of their predecessors or affiliates, and the Purchaser shall have no successor or vicarious liabilities of any kind or character, including, but not limited to, under any theory of antitrust, environmental, successor, or transferee liability, labor law, de facto merger, mere continuation, or substantial continuity, whether known or unknown, now existing or hereafter arising, whether fixed or contingent, whether asserted or unasserted, whether legal or equitable, whether liquidated or unliquidated, including, but not limited to, liabilities on account of warranties, intercompany loans, and receivables among the Debtors, and any taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of any of the Assets prior to the closing of the Sale. The Purchaser has given substantial consideration under the Agreement for the benefit of the holders of any Liens or Claims. The consideration to be paid by the Purchaser shall constitute valid and valuable consideration for the releases of any potential claims of successor liability against the Purchaser, which releases shall be deemed to have been given in favor of the Purchaser by all holders of Liens or Claims against or interests in the Debtors or any of the Assets.
Except with respect to Permitted Encumbrances, or as otherwise permitted by the Agreement or this Sale Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax and regulatory authorities, lenders, trade creditors, litigation claimants, and other creditors, holding Liens, Claims, or other interests of any kind or nature whatsoever against or in all or any portion of the Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, senior or subordinate), arising under or out of, in connection with, or in any way relating to the Debtors, the Assets, the operation of the Debtors’ business prior to the Closing of the Sale, or the transfer of the Assets to the Purchaser, hereby are forever barred, estopped and permanently enjoined from asserting against the Purchaser, any of the Purchaser’s affiliates, successors, or assigns, their property or the Assets, such persons’ or entities’ Liens, Claims, or interests in and to the Assets, including, without limitation, the following actions: (a) commencing or continuing in any manner any action or other proceeding against the Purchaser, its affiliates, its successors, assets or properties; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Purchaser, its affiliates, its successors, assets, or properties; (c) creating, perfecting, or enforcing any Lien or other Claim against the Purchaser, its affiliates, its successors, assets, or properties; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Purchaser, its affiliates or its successors; (e) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this

Sale Order or other orders of the Court, or the agreements or actions contemplated or taken in respect thereof; or (f) revoking, terminating or failing or refusing to transfer or renew any license, permit or authorization to operate any of the Assets or conduct any of the businesses operated with the Assets.
All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer the Assets to the Purchaser in accordance with the terms of the Agreement and this Sale Order.
Mutual Releases
Except with respect to the obligations under this Sale Order and the Agreement, upon payment of the Purchase Price, Purchaser, its affiliates, subsidiaries, and successors, and all of their past, present and future shareholders, partners, members, board of directors and/or supervisors, managers, officers, employees, agents, representatives and advisors (the “Purchaser Entities”), shall irrevocably and unconditionally release, remise, and forever discharge Seller, its affiliates, and all of their past, present and future shareholders, partners, members, board of directors and/or supervisors, managers, officers, employees, agents, representatives and advisors (the “Seller Entities”) from any and all suits, legal or administrative proceedings, Claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever at law or in equity, known or unknown, which Purchaser Entities might now or subsequently may have, based on, relating to or arising out of the Agreement, the Sale, the ownership or use of the Assets, including breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or its affiliates.
Except with respect to the obligations under this Sale Order and the Agreement, upon receipt of payment of the Purchase Price, the Seller Entities shall irrevocably and unconditionally release,

remise, and forever discharge the Purchaser Entities from any and all suits, legal or administrative proceedings, Claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever at law or in equity, known or unknown, which Seller Entities might now or subsequently may have, based on, relating to or arising out of the Agreement, the Sale, the ownership or use of the Assets, including breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Purchaser or its affiliates.
Other Provisions.
Within one business day of the closing of the Sale, cash proceeds of the Sale in an amount of the outstanding DIP Obligations shall be indefeasibly paid directly to the DIP Lender in satisfaction of the DIP Obligations and shall not be subject to disgorgement for any reason.
The consideration provided by the Purchaser to the Debtors pursuant to the Agreement constitutes reasonably equivalent value and fair consideration for the Assets under the Bankruptcy Code, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, and other applicable law within the meaning of 11 U.S.C. § 544(b), under the laws of the United States, any state, territory, possession, or the District of Columbia.
The transactions contemplated by the Agreement are undertaken by the Purchaser without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and, accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale, or the assumption and assignment of the Assumed Contracts, unless such authorization and such Sale are duly stayed pending such appeal. The Purchaser is a good faith buyer within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of section 363(m) of the Bankruptcy Code.

For cause shown, pursuant to Bankruptcy Rules 6004(h) and 7062(g), this Sale Order shall not be stayed, shall be effective immediately upon entry, and the Debtors and Purchaser are authorized to close the Sale immediately upon entry of this Sale Order.
The failure to specifically include any particular provision of the Agreement in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Agreement be authorized and approved in its entirety; provided that this Sale Order shall govern if there is any inconsistency between the Agreement (including all ancillary documents executed in connection therewith) and this Sale Order.
The Agreement and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto and in accordance with the terms thereof, without further order of the Court.
The Court shall retain exclusive jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Sale Order and the Agreement, all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith to which any Debtor is a party or which has been assigned by the Debtors to the Purchaser, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Sale, including, but not limited to, retaining jurisdiction to: (a) compel delivery of the Assets to the Purchaser; (b) interpret, implement, and enforce the provisions of this Sale Order; (c) protect Purchaser against any Liens, Claims, or other interest in or against the Sellers or the Assets of any kind or nature whatsoever, attaching to the proceeds of the Sale; and (d) enter any orders under sections 363 and 365 of the Bankruptcy Code with respect to the Assumed Contracts.
Subject to the sales proceeds provisions contained in the Final DIP Order, and, if and when entered by this Court, the 9019 Order, to the extent that this Sale Order is inconsistent with any prior order or pleading related to the Sale in these Chapter 11 Cases, the terms of this Sale Order shall govern.

EXHIBIT G

[FORM OF] ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective this [•] day of [•], 2020, by and among Acquiom Clearinghouse LLC (the “Escrow Agent”), Zealand Pharma A/S (“Purchaser”) and Valeritas, Inc. (the “Seller” and together with the Purchaser, the “Parties”).

WHEREAS,

Purchaser and Seller have entered into that certain Asset Purchase Agreement, dated as of February 9, 2020 (the “Acquisition Agreement”), by and among Purchaser, Seller and [Subsidiaries or Affiliates].

Purchaser and Seller desire for the Escrow Agent to act as escrow agent of the Escrow Funds (defined below), and Escrow Agent is willing to act in such capacity subject to the terms and conditions hereof.

Schedule I to this Agreement sets forth the wire transfer instructions for the Purchaser and the Seller and the Escrow Agent.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.    Terms and Conditions

1.1.    Purchaser and Seller hereby appoint the Escrow Agent as their escrow agent, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein and agrees to perform its duties as provided herein.

1.2    In accordance with Section 2.3 of the Acquisition Agreement, Purchaser shall deposit, or cause to be deposited, US$2,300,000.00 in immediately available funds (the “Escrow Funds”) to an account designated by the Escrow Agent (the “Escrow Account”), to be held, disbursed and invested as provided in this Escrow Agreement.

1.3.    Within two Business Days (except as provided below) of receipt of written instructions (“Joint Instructions”), signed by an authorized representative of each of Purchaser and Seller (a list of whom are provided in Exhibit A-1 and Exhibit A-2), the Escrow Agent shall disburse funds held in the Escrow Account as provided in such Joint Instructions and this Section 1.3, but only to the extent that funds are collected and available. The Joint Instructions shall include the amount to be disbursed and shall identify the party to whom the disbursement shall be made. Disbursements shall be made in accordance with the payment instructions set forth in such Joint Instructions. Disbursements to the Purchaser or the Seller pursuant to Joint Instructions shall be transferred by the Escrow Agent into the account designated in Schedule I hereto. For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 4.4 is authorized or required by law or executive order to remain closed.

1.4    In the event that Purchaser or Seller provides a formal notice to the other regarding a claim against funds in the Escrow Funds, the party delivering such notice shall simultaneously deliver a copy of such notice to Escrow Agent; provided, however, that Escrow Agent shall have no duty to act upon any such notice and shall be considered informational only with respect to Escrow Agent.

II.    Provisions as to the Escrow Agent

2.1.    This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except to the extent the Escrow Agent’s willful misconduct, bad faith or gross negligence was finally adjudicated to have been the direct cause of any direct loss to either Party. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time, including without limitation call-back procedures. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to such security procedure may result in a delay in accomplishing such funds transfer and agree that the Escrow Agent shall not be liable for any loss caused by any such delay. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

2.2.    This Escrow Agreement constitutes the entire agreement between the Escrow Agent and Purchaser and Seller in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Purchaser and Seller, or either of them, including, without limitation, the Acquisition Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

2.3.    The Escrow Agent shall be protected in acting upon any written instruction, notice, request or instrument delivered by the Parties which the Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

2.4.    The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

2.5.    In the event of any disagreement between Purchaser and Seller, or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent shall promptly notify the Parties of such uncertainty and may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of Purchaser and Seller and all other interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among Purchaser and Seller and all other interested parties, and the Escrow Agent shall have been notified thereof in writing signed by Purchaser and Seller. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies and it shall not be liable to any of the Parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

2.6.    Purchaser and Seller jointly and severally agree to defend, indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims made by any Party or any other person or entity, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been directly caused by such Indemnified Party’s gross negligence, bad faith or willful misconduct. Notwithstanding anything to the contrary herein, Purchaser and Seller agree, solely as between themselves, that any obligation for indemnification under this Section 2.6 shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the Losses for which the Indemnified Party is entitled to indemnification or, if no such determination is made, then one-half by Purchaser and one-half by Seller. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.7.    Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.8.    The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing thirty (30) calendar days prior written notice to Purchaser and Seller. Similarly, the Escrow Agent may be removed at any time, with or without cause, by the Parties by providing thirty (30) calendar days prior written notice, signed by an authorized representative of each of Purchaser and Seller, to the Escrow Agent of such removal. In either event, such resignation or removal shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) calendar days after such written notice has been furnished, and the Escrow Agent shall have no further obligation thereafter except to hold the Escrow Funds as depository and cooperate reasonably in the transfer of the Escrow Funds to a successor escrow agent. Purchaser and Seller shall promptly appoint a successor escrow agent. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all Escrow Funds delivered hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

III.    Compensation of the Escrow Agent

3.1.    Purchaser and Seller shall equally pay the fees for the services provided by the Escrow Agent hereunder in accordance with invoices, consistent with the fees set forth on Exhibit B delivered to Purchaser and Seller. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Fund with respect to its unpaid fees and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees and unsatisfied indemnification rights from the Escrow Fund that remain unpaid for a period of thirty (30) days after providing the Purchaser and Seller with an invoice for such amounts.

IV.    Miscellaneous

4.1.    During the term of this Escrow Agreement, the Escrow Fund shall be held at an account designated by the Escrow Agent at Citizens Bank, that will not earn interest. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment. Any interest that may accrue on Escrow Fund deposits beginning the day immediately following the day Escrow Fund deposits are received, based on the daily average balances of Escrow Funds so held in the Escrow Account. Any interest that may accrue will be credited monthly and become part of the Escrow Fund. Deposits into the Escrow Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. Escrow Agent or its affiliates may receive compensation from third parties based on balances deposited in the Escrow Account.

4.2    Purchaser and Seller agree that, subject to the terms and conditions of this Escrow Agreement and until dispersed from the Escrow Account, the owner of the Escrow Funds is the Seller and all interest and income from the investment of the funds shall be reported as having been earned by Purchaser as of the end of the calendar year in which it was earned, whether or not such income was disbursed during such calendar year, to the extent required by the United States Internal Revenue Service (“IRS”). The Escrow Agent shall be deemed a payor of any interest or other income paid upon investment of the Escrow Account for purposes of performing tax reporting. With respect to any other payments made under this Escrow Agreement, the Escrow Agent shall not be deemed a payor and shall have no responsibility for performing tax reporting. The Escrow Agent’s function of making such payments is solely ministerial and upon express direction of the Parties. On or before the execution and delivery of this Escrow Agreement, each of Purchaser and Seller shall provide to the Escrow Agent a correct, duly completed, dated and executed current IRS Form W-9 or Form W-8, whichever is appropriate or any successor forms thereto, in a form and substance satisfactory to the Escrow Agent including appropriate supporting documentation and/or any other form, document, and/or certificate required or reasonably requested by the Escrow Agent to validate the form provided. Notwithstanding anything to the contrary herein provided, except for the delivery and filing of tax information reporting forms required pursuant to the Internal Revenue Code of 1986, as amended, to be delivered and filed with the IRS by the Escrow Agent, as escrow agent hereunder, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. Purchaser and Seller, jointly and severally, agree to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds deposited under this Escrow Agreement or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence, bad faith or willful misconduct of the Escrow Agent. The indemnification provided in this section is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

4.3    The Escrow Agent shall provide monthly reports of transactions and balances to the Parties as of the end of each month, until the disbursement of all Escrow Funds. This Escrow Agreement shall terminate upon the final disbursement of all Escrow Funds.

4.4.    Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

If to the Escrow Agent:

Acquiom Clearinghouse LLC
10 South Riverside Plaza, Suite 875
Chicago, IL 60606
Attn: Timothy P. Martin
Facsimile: (312) 474-6099
Email: tmartin@srsacquiom.com

With a mandatory copy to:

Acquiom Clearinghouse LLC
950 17th Street, Suite 1400
Denver, CO 80202
Facsimile: (720) 554-7828
Email: escrowagent@srsacquiom.com

If to Purchaser:

Zealand Pharma A/S
Attn: Ravinder Singh Chahil
Sydmarken 11
DK-2860 Søborg
Denmark
rsc@zealandpharma.com

With a copy to:

Cooley LLP
Attn: Marc Recht
500 Boylston St.
Boston, MA 02116
mrecht@cooley.com

If to Seller:

Valeritas, Inc.
Attn: John E Timberlake, President & Chief Executive Officer
750 Route 202 South, Suite 600
Bridgewater, NJ 08807
jetimberlake@valeritas.com

With a copy to:

DLA Piper LLP (US)
Rachel Ehrlich Albanese
1251 Avenue of the Americas
New York, NY 10020
Rachel.albanese@us.dlapiper.com

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

4.5.    This Escrow Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to principles of conflicts of law. The parties hereto consent to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and consent to personal jurisdiction of and venue in such courts with respect to any and all matters or disputes arising out of this Escrow Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.6.    Except as permitted in Section 2.7, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

4.7.    The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto.

4.8.    If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.9.    This Escrow Agreement is for the sole benefit of the Indemnified Parties, Purchaser, Seller and the Escrow Agent, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through its affiliates, agents, attorneys, custodians or nominees.

4.10.    No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

4.11.    Following the public announcement of the transactions contemplated in the Acquisition Agreement, Escrow Agent may reference the parties as clients and disclose that it is serving as the escrow agent in connection herewith.

4.12.    All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.13.    This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement and in any Joint Instruction or other instruction, instrument or notice delivered hereunder may be transmitted by facsimile (including PDF) or email, and such transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

4.13. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the parties to this Escrow Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and A-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

ACQUIOM CLEARINGHOUSE LLC, as the Escrow Agent

By:
Name: Timothy P. Martin
Title: Senior Director

PURCHASER

ZEALAND PHARMA A/S

By:
Name:
Title:

SELLER

VALERITAS, INC.

By:
Name:
Title:

SCHEDULE I
WIRE TRANSFER INSTRUCTIONS

Purchaser:
Bank Name:
ABA #:
Account Name:
Account #:

Seller:
Bank Name:
ABA #:
Account Name:
Account #:

Escrow Agent:

Bank Name: Citizens Bank
ABA #: 011-500-120
Account Name: Citizens Bank NA fbo Acquiom Clearinghouse Escrow Clients
Account : #1339477782
For further credit: Zealand Pharma/Valeritas Escrow
Attn: Tim Martin

EXHIBIT A-1

Certificate of Incumbency
(List of Authorized Representatives)

Client Name: Zealand Pharma A/S

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signer for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number	Secondary Contact Number	Email

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

.
Date

By:
Name:
Title:

EXHIBIT A-2

Certificate of Incumbency
(List of Authorized Representatives)

Client Name: Valeritas, Inc.

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signer for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number	Secondary Contact Number	Email

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

.
Date

By:
Name:
Title:

EXHIBIT B

SCHEDULE OF ESCROW AGENT FEES

Acceptance Fee:	Waived
Initial Fees as they relate to Acquiom Clearinghouse LLC acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Annual Administration Fee	3,500
For ordinary administrative services by Escrow Agent – includes daily routine account management; interest tracking; monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and delivery of trust account statements to all applicable parties. These fees cover a full year, or any part thereof, and thus are not pro-rated in the year of termination. The annual fee is billed in advance and payable prior to that years’ service.
Acquiom Clearinghouse LLC’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1)

•	Estimated Term: [TBD]

•	Amount of Escrow: $2,300,000

•	Estimated number of disbursements: 6

•	Investment in an account at Citizens Bank that will remain un-invested

Out-of-Pocket Expenses:	Billed At Cost